Exhibit T3C.2

YPG FINANCING INC.

and

BNY TRUST COMPANY OF CANADA

as Canadian Debenture Trustee

and

THE BANK OF NEW YORK MELLON

as U.S. Debenture Trustee

and

EACH OF THE GUARANTORS

TRUST INDENTURE

providing for the issue of

Senior Subordinated Exchangeable Debentures Due 2022

DATED AS OF DECEMBER 20, 2012

3.4	NO NOTICE OF TRUSTS	49

3.5	REGISTERS OPEN FOR INSPECTION	49

3.6	EXCHANGES OF DEBENTURES	49

3.7	CLOSING OF REGISTERS	50

3.8	CHARGES FOR REGISTRATION, TRANSFER AND EXCHANGE	51

3.9	OWNERSHIP OF DEBENTURES	51

ARTICLE 4 REDEMPTION AND REPURCHASE OF DEBENTURES		52

4.1	OPTIONAL REDEMPTION	52

4.2	NOTICE OF OPTIONAL REDEMPTION	52

4.3	SELECTION OF DEBENTURES TO BE REDEEMED	53

4.4	DEBENTURES DUE ON REDEMPTION DATES	53

4.5	DEPOSIT OF REDEMPTION PRICE	53

4.6	OTHER ACQUISITIONS OF DEBENTURES	54

4.7	DEBENTURES REDEEMED OR ACQUIRED IN PART	54

4.8	CANCELLATION OF DEBENTURES	54

ARTICLE 5 PIK INTEREST PAYMENT		54

5.1	PIK ELECTION	54

ARTICLE 6 EXCHANGE OF DEBENTURES		56

6.1	EXCHANGE PRIVILEGE	56

6.2	NOTICE OF EXPIRY OF EXCHANGE PRIVILEGE	56

6.3	REVIVAL OF RIGHT TO EXCHANGE	56

6.4	MANNER OF EXERCISE OF RIGHT TO EXCHANGE	56

6.5	ADJUSTMENT OF EXCHANGE PRICE	58

6.6	NO REQUIREMENT TO ISSUE FRACTIONAL COMMON SHARES	62

6.7	CANCELLATION OF EXCHANGED DEBENTURES	63

6.8	CERTIFICATE AS TO ADJUSTMENT	63

6.9	PROTECTION OF DEBENTURE TRUSTEES	63

6.10	LEGEND ON COMMON SHARES	64

6.11	EXCHANGE BY U.S. PERSONS	64

ARTICLE 7 SUBORDINATION		64

7.1	AGREEMENT TO SUBORDINATE	64

7.2	LIQUIDATION; DISSOLUTION; BANKRUPTCY	65

(ii)

7.3	NO PAYMENTS IF DEFAULT UNDER SENIOR INDEBTEDNESS	65

7.4	ACCELERATION OF DEBENTURE INDEBTEDNESS	66

7.5	WHEN DISTRIBUTION MUST BE PAID OVER	66

7.6	NOTICE BY THE ISSUER	66

7.7	SUBROGATION	66

7.8	RELATIVE RIGHTS	67

7.9	SUBORDINATION NOT TO BE IMPAIRED	67

7.10	DISTRIBUTION OR NOTICE	67

7.11	RIGHTS OF DEBENTURE TRUSTEES AND PAYING AGENT	67

7.12	AUTHORIZATION TO EFFECT SUBORDINATION	68

7.13	PAYMENTS OF DEBENTURES PERMITTED	68

7.14	DEBENTURE TRUSTEES NOT FIDUCIARIES FOR HOLDERS OF SENIOR INDEBTEDNESS	68

7.15	DEBENTURE TRUSTEES MAY HOLD SENIOR INDEBTEDNESS	68

7.16	ALTERING THE SENIOR INDEBTEDNESS	69

7.17	AMENDMENTS TO ARTICLE 7	69

ARTICLE 8 COVENANTS OF THE CORPORATION		69

8.1	POSITIVE COVENANTS	69

8.2	OFFICE FOR NOTICES, PAYMENTS AND REGISTRATION OF TRANSFER, ETC.	70

8.3	PAYMENT OF DEBENTURES	71

8.4	REPORTING AND NOTICE OF DEFAULT	71

8.5	PROVISION OF FINANCIAL INFORMATION	71

8.6	RESTRICTED PAYMENTS	72

8.7	INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK	76

8.8	ASSET SALES	81

8.9	OFFER TO REPURCHASE UPON CHANGE OF CONTROL	84

8.10	LIENS	87

8.11	LIMITATION ON SALE AND LEASEBACK TRANSACTIONS	87

8.12	DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES	87

8.13	MERGER, CONSOLIDATION, OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS	90

8.14	TRANSACTIONS WITH AFFILIATES	91

8.15	BUSINESS ACTIVITIES	94

8.16	ADDITIONAL DEBENTURE GUARANTEES	94

(iii)

8.17	LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN WHOLLY-OWNED RESTRICTED SUBSIDIARIES	94

8.18	DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES	95

8.19	GUARANTORS	96

8.20	PAYMENTS FOR CONSENTS	96

8.21	NO ADDITIONAL AMOUNTS	96

8.22	LISTING	97

8.23	CORPORATION TO RESERVE COMMON SHARES	97

ARTICLE 9 DEFAULTS AND ENFORCEMENT		97

9.1	EVENTS OF DEFAULT	97

9.2	ACCELERATION OF MATURITY	99

9.3	COLLECTION OF INDEBTEDNESS AND SUITS FOR ENFORCEMENT BY DEBENTURE TRUSTEES	99

9.4	DEBENTURE TRUSTEES MAY FILE PROOFS OF CLAIM	100

9.5	DEBENTURE TRUSTEES MAY ENFORCE CLAIMS WITHOUT POSSESSION OF DEBENTURES	101

9.6	APPLICATION OF MONIES BY DEBENTURE TRUSTEES	101

9.7	NO SUITS BY HOLDERS OF DEBENTURES	102

9.8	RESTORATION OF RIGHTS AND REMEDIES	103

9.9	RIGHTS AND REMEDIES CUMULATIVE	103

9.10	DELAY OR OMISSION NOT WAIVER	103

9.11	CONTROL BY HOLDERS OF DEBENTURES	103

9.12	NOTICE OF EVENT OF DEFAULT AND CURE	104

9.13	WAIVER OF DEFAULT	104

9.14	RESCISSION	104

9.15	UNDERTAKING FOR COSTS	105

9.16	JUDGMENT AGAINST THE ISSUER	105

9.17	NOTICE OF PAYMENT BY DEBENTURE TRUSTEES	105

9.18	DEBENTURE TRUSTEES MAY DEMAND PRODUCTION OF DEBENTURES	106

9.19	IMMUNITY OF DIRECTORS AND OFFICERS	106

ARTICLE 10 AMENDMENT, SUPPLEMENT AND WAIVER		106

10.1	WITH CONSENT OF HOLDERS	106

10.2	CONSENT OF EACH AFFECTED HOLDER	106

10.3	WITHOUT CONSENT OF HOLDERS	108

(iv)

10.4	COMPLIANCE WITH TRUST INDENTURE ACT	109

10.5	FORM OF ANY PROPOSED AMENDMENT, SUPPLEMENT OR WAIVER	109

10.6	CONSENT OF ISSUER; DEBENTURE TRUSTEES TO SIGN AMENDMENTS	109

10.7	NOTICE OF AMENDMENT, SUPPLEMENT OR WAIVER	109

ARTICLE 11 DEBENTURE GUARANTEES		109

11.1	GUARANTEE	109

11.2	INDEMNITY	112

11.3	LIMITATION ON GUARANTOR LIABILITY	112

11.4	WAIVER	113

11.5	EXECUTION AND DELIVERY OF DEBENTURE GUARANTEE	113

11.6	MERGER, CONSOLIDATION OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS OF A GUARANTOR	113

11.7	RELEASES	115

11.8	SUBORDINATION OF INTERCOMPANY INDEBTEDNESS	116

11.9	RECOURSE AGAINST THE ISSUER	116

11.10	ADDITIONAL SECURITY	116

11.11	FURTHER ASSURANCES	117

11.12	SETTLEMENT OF ACCOUNTS	117

11.13	JUDGMENT CURRENCY PROVISIONS	117

11.14	GUARANTEED PARTIES	117

ARTICLE 12 SATISFACTION AND DISCHARGE		118

12.1	SATISFACTION AND DISCHARGE	118

12.2	APPLICATION OF TRUST MONEY	119

12.3	NON-PRESENTATION OF DEBENTURES	119

12.4	REPAYMENT OF UNCLAIMED MONIES	120

ARTICLE 13 MEETINGS OF HOLDERS OF DEBENTURES		120

13.1	PURPOSE, EFFECT AND CONVENTION OF MEETINGS	120

13.2	NOTICES OF MEETINGS	121

13.3	CHAIRMAN	121

13.4	QUORUM	121

13.5	POWER TO ADJOURN	121

13.6	SHOW OF HANDS	121

(v)

13.7	POLL	122

13.8	VOTING	122

13.9	REGULATIONS	122

13.10	ISSUER AND DEBENTURE TRUSTEES MAY BE REPRESENTED	123

13.11	POWERS CUMULATIVE	123

13.12	MINUTES	123

13.13	FORM OF CONSENT, WAIVER, NOTICE, AUTHORIZATION OR RESOLUTION	124

13.14	BINDING EFFECT OF RESOLUTIONS	124

13.15	RECORD DATES	124

ARTICLE 14 COMPULSORY ACQUISITION		125

14.1	DEFINITIONS	125

14.2	OFFER FOR DEBENTURES	125

14.3	OFFEROR'S NOTICE TO DISSENTING HOLDERS	126

14.4	DELIVERY OF DEBENTURE CERTIFICATES	126

14.5	PAYMENT OF CONSIDERATION TO DEBENTURE TRUSTEES	127

14.6	CONSIDERATION TO BE HELD IN TRUST	127

14.7	COMPLETION OF TRANSFER OF DEBENTURES TO OFFEROR	127

14.8	DEMAND FOR PAYMENT OF FAIR VALUE	128

14.9	COMMUNICATION OF OFFER TO THE ISSUER	129

14.10	AGREEMENT WITH THE DEBENTURE TRUSTEES	129

ARTICLE 15 NOTICES		129

15.1	NOTICE TO THE ISSUER	129

15.2	NOTICE TO HOLDERS	130

15.3	NOTICE TO THE DEBENTURE TRUSTEES	130

15.4	WHEN PUBLICATION NOT REQUIRED	131

15.5	WAIVER OF NOTICE	131

15.6	EXECUTION OF DOCUMENTS BY HOLDERS	131

ARTICLE 16 CONCERNING THE DEBENTURE TRUSTEE		131

16.1	INDENTURE LEGISLATION	131

16.2	CORPORATE TRUSTEE REQUIRED ELIGIBILITY	131

16.3	CERTAIN DUTIES AND RESPONSIBILITIES OF DEBENTURE TRUSTEES	132

16.4	NO CONFLICT OF INTEREST	133

(vi)

16.5	CONDITIONS PRECEDENT TO DEBENTURE TRUSTEES’ OBLIGATION TO ACT	133

16.6	REPLACEMENT OF DEBENTURE TRUSTEE	133

16.7	ACCEPTANCE OF APPOINTMENT BY SUCCESSOR	134

16.8	DEBENTURE TRUSTEES MAY DEAL IN DEBENTURES	135

16.9	INVESTMENT OF MONIES HELD BY DEBENTURE TRUSTEES	135

16.10	DEBENTURE TRUSTEES NOT REQUIRED TO GIVE SECURITY	135

16.11	DEBENTURE TRUSTEES NOT REQUIRED TO POSSESS DEBENTURES	135

16.12	FINANCIAL STATEMENTS	136

16.13	EVIDENCE OF COMPLIANCE	136

16.14	FORM OF EVIDENCE	137

16.15	CERTAIN RIGHTS OF DEBENTURE TRUSTEES	137

16.16	MERGER, CONSOLIDATION OR SUCCESSION TO BUSINESS	139

16.17	ACTION BY DEBENTURE TRUSTEES TO PROTECT INTERESTS	139

16.18	COMPENSATION AND INDEMNITY	139

16.19	AUTHORITY TO CARRY ON BUSINESS	140

16.20	DEBENTURE TRUSTEES NOT LIABLE IN RESPECT OF DEPOSITORY	140

16.21	DEBENTURE TRUSTEES APPOINTED ATTORNEY	140

16.22	ACCEPTANCE OF TRUSTS	141

16.23	NO LIABILITY FOR CERTAIN DEPOSITED MONIES	141

16.24	NO LIABILITY FOR BREACH BY ISSUER	141

16.25	NO LIABILITY FOR STATEMENTS OF FACT	141

16.26	NO LIABILITY WHEN IN GOOD FAITH	141

16.27	PRIVACY LAWS	142

16.28	INITIAL APPOINTMENT OF DEBENTURE TRUSTEES	142

16.29	REPORTS BY THE DEBENTURE TRUSTEES	142

ARTICLE 17 SUPPLEMENTAL INDENTURES AND CORRECTIONS		143

17.1	SUPPLEMENTAL INDENTURES	143

17.2	CORRECTIONS	143

17.3	EFFECT OF SUPPLEMENTAL INDENTURES	143

17.4	EXECUTION OF SUPPLEMENTAL INDENTURES	144

ARTICLE 18 MISCELLANEOUS		144

18.1	COMMUNICATION BY HOLDERS WITH OTHER HOLDERS	144

(vii)

18.2	COUNTERPARTS AND FORMAL DATE	144

18.3	NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SECURITYHOLDERS	144

18.4	GOVERNING LAW	145

18.5	CERTIFICATES AND OPINIONS	145

18.6	SEVERABILITY	145

18.7	SUCCESSORS AND ASSIGNS	145

18.8	BENEFITS OF INDENTURE	145

18.9	NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS	146

18.10	CHOICE OF LANGUAGE	146

SCHEDULE A FORM OF DEBENTURE		A-1

SCHEDULE B .1 TRANSFER CERTIFICATION FORM		B-1

SCHEDULE B .2 EXCHANGE CERTIFICATION FORM		B-1

SCHEDULE C FORM OF DEBENTURE GUARANTEE		C-1

SCHEDULE D FORM OF EXCHANGE NOTICE		D-1

SCHEDULE E FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS		E-1

SCHEDULE F RECONCILIATION AND TIE BETWEEN THE TRUST INDENTURE ACT OF 1939 AND THE INDENTURE		F-1

(viii)

TRUST INDENTURE

THIS TRUST INDENTURE is entered into as of December 20, 2012.

AMONG:

YPG FINANCING INC., a corporation existing under the laws of Canada (the “Issuer”),

- and -

BNY TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada, as trustee (the “Canadian Debenture Trustee”),

- and –

THE BANK OF NEW YORK MELLON, a New York banking corporation organized and existing under the laws of the United States, as trustee (the “U.S. Debenture Trustee”),

- and –

YELLOW MEDIA LIMITED, a corporation existing under the laws of Canada (the “Corporation”),

- and -

YELLOW PAGES GROUP CORP., a corporation existing under the laws of Canada,

- and -

YPG (USA) HOLDINGS, INC., a company existing under the laws of Delaware,

- and -

YELLOW PAGES GROUP, LLC, a company existing under the laws of Delaware,

- and -

WALL2WALL MEDIA INC., a corporation existing under the laws of Canada.

RECITALS:

A.	The Issuer wishes to create and issue the senior subordinated exchangeable debentures due November 30, 2022 (the “Debentures”) in the manner provided in this Indenture.

B.	The Issuer, under its constating documents and the laws relating thereto, is duly authorized to create and issue the Debentures to be issued as herein provided.

C.	Each of the Guarantors (as defined below) is duly authorized to guarantee the obligations of the Issuer as herein provided.

D.	All necessary resolutions of the directors of the Issuer have been duly passed and other proceedings taken and conditions complied with to make the creation and issue of the Debentures proposed to be issued hereunder and this Indenture and the execution thereof legal, valid and binding on the Issuer in accordance with the laws relating to the Issuer.

E.	All necessary resolutions of each Guarantor have been duly passed and other proceedings taken and conditions complied with to make this Indenture legal, valid and binding on each of the Guarantors in accordance with the laws relating to each Guarantor.

F.	The foregoing recitals are made as representations and statements of fact by the Issuer (except for C and E above) and not by the Guarantors or the Debenture Trustees.

G.	Recitals C and E above are made as a representation and statement of fact by each of the Guarantors and not by the Debenture Trustees or the Issuer.

NOW THEREFORE THIS TRUST INDENTURE WITNESSES and it is hereby covenanted, agreed and declared as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Indenture and in the Debentures, the following terms shall have the meanings ascribed thereto below:

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person; and

(2)	Indebtedness incurred by the specified Person in connection with the financing of an acquisition and secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted Consolidated Cash Flow from Operations” means, with respect to any specified Person for any period:

(1)	the aggregate of the cash flow from operations of such Person and its Restricted Subsidiaries for such period on a consolidated or combined basis, determined in accordance with GAAP, excluding, however:

(a)	the cash flow from operations of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its articles, charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (“Dividend-Constrained Subsidiaries”); and

(b)	that portion of the cash flow from operations from any Restricted Subsidiary that is not directly or indirectly 100% owned by such person that is attributable to another party’s minority ownership interest in such Restricted Subsidiary,

For greater certainty and subject to the foregoing, that portion of the cash flow from operations of any Person or Restricted Subsidiary that arises from Investments that are not Investments in Restricted Subsidiaries including Investments in Unrestricted Subsidiaries or Investments that are accounted for by the equity method or cost method of accounting shall be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (whether or not such dividends or distributions are classified as cash flow from operations or otherwise for the purposes of preparing a statement of cash flows in accordance with GAAP);

(2)	minus, without duplication and to the extent not otherwise deducted in calculating cash flow from operations in the current period or in prior periods, on a consolidated basis and, with respect to Restricted Subsidiaries, only to the extent the amounts arise from Restricted Subsidiaries that are not Dividend-Constrained Subsidiaries in the current period:

(a)	the consolidated interest obligations (other than interest obligations relating to any Subordinated Indebtedness incurred after the date of this Indenture, excluding any Permitted Debt or Acquired Debt) of such Person and its Restricted Subsidiaries that were not paid in the current period (irrespective of whether such amount was expensed or capitalized or treated otherwise for accounting purposes) and are payable in cash within the six-month period immediately following the current period, including, without limitation, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates;

(b)	all federal, provincial, state, municipal and foreign income taxes and franchise or margin taxes of such Person and its Restricted Subsidiaries that have not been paid on or before the end of the current period and are payable in cash within the 12-month period immediately following the current period and are in respect of the current period or prior periods based on a reasonable method of allocation;

(c)	50% of the estimated cash amount payable to employees during the six-month period immediately following the current period with respect to long-term employee compensation plans including, without limitation, restricted stock unit plans, phantom stock plans, long term incentive plans and other similar multi-year compensation arrangements;

(d)	amounts paid to hedge future payments under stock compensation plans and awards;

(e)	the estimated minimum amount required by any applicable laws, rules or regulations or any Governmental Authority of any catch up pension plan contribution payments expected upon reasonable grounds to become retroactively payable in respect of the current period within the six-month period immediately following the current period; and

(f)	at the option of the specified Person, any other reserve established during the current period in accordance with GAAP, acting reasonably, for cash expenses payable within the 12-month period immediately following the current period by such Person and its Restricted Subsidiaries, and classified as a current liability in the financial statements for the six-month period then ended;

provided that, where amounts determined in paragraphs (a) to (f) of this definition arise from Restricted Subsidiaries that are not Wholly-Owned Subsidiaries, then the amounts so determined with respect to such Restricted Subsidiaries shall be adjusted to reflect such Person’s aggregate direct and indirect interest in such Restricted Subsidiaries;

(3)	plus, without duplication, the amounts deducted pursuant to paragraphs 2(a), 2(b), 2(c), 2(e) and 2(f) when calculating Adjusted Consolidated Cash Flow from Operations for the immediately prior period; provided that to the extent that any amount so added back was not paid during the current period (such unpaid amount being an “Outstanding Reserve”) but is expected on reasonable grounds to be paid during the period immediately following the current period, then when calculating Adjusted Consolidated Cash Flow from Operations for the current period a new deduction may be made pursuant to the applicable subparagraph of paragraph 2 on account of such Outstanding Reserve; and

(4)	plus, without duplication, interest amounts paid in cash in the current period on any Subordinated Indebtedness incurred after the date of this Indenture (excluding any Permitted Debt or Acquired Debt).

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly through one or more Persons, Controls, is Controlled by, or is under common Control with, such Person.

“Affiliate Transaction” has the meaning ascribed thereto in Section 8.14.

“Applicable Indebtedness” means, in respect of any asset that is the subject of an Asset Sale, Indebtedness of the Issuer secured by a Permitted Lien on such asset or Indebtedness of a Guarantor secured by a Permitted Lien on such asset.

“Asset Sale” means:

(1)	the sale, lease, transfer or other disposition of any properties, assets or rights by the Corporation or any of its Restricted Subsidiaries, provided that the sale, transfer or other disposition of all or substantially all of the assets of the Corporation and its Restricted Subsidiaries, taken as a whole, shall be governed by Section 8.9 and Section 8.13, as applicable, of this Indenture and not by the provisions of Section 8.8; or

(2)	the issuance of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale of Equity Interests in any of the Issuer’s Restricted Subsidiaries (other than directors’ Qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Corporation or one of its Restricted Subsidiaries).

Notwithstanding	the preceding paragraphs of this definition, none of the following items shall be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value in any calendar year of less than $5 million;

(2)	a disposition of leasehold improvements or leased assets in connection with the termination of an operating lease;

(3)	a sale or issuance of Equity Interests of any Restricted Subsidiary by the Corporation or any Restricted Subsidiary to the Corporation or to any of the Corporation’s Restricted Subsidiaries;

(4)	a sale, lease, transfer or other disposition of assets not forming part of or constituting collateral securing the Senior Secured Notes, the Senior Secured Note Guarantees or other Indebtedness of the Issuer or a Guarantor secured by a Permitted Lien;

(5)	a sale, lease, transfer or other disposition of inventory, products, by-products, goods held for sale, services and accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of any assets, including intellectual property, that is no longer used or useful or no longer economically practical to maintain in the conduct of the business of the Corporation or its Restricted Subsidiaries);

(6)	a sale, lease, transfer or other disposition of assets between or among the Corporation and one or more of its Restricted Subsidiaries or between or among two or more Restricted Subsidiaries;

(7)	a sale, lease, transfer or other disposition of assets by the Corporation or a Restricted Subsidiary in connection with a corporate reorganization that is carried out as a step transaction if:

(a)	the step transaction is completed within three Business Days; and

(b)	at the completion of the step transaction, such assets are owned by the Corporation or a Restricted Subsidiary;

(8)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets used or useful in a Permitted Business (or Equity Interests in a Person that shall be a Restricted Subsidiary following such transaction) of comparable or greater market value or usefulness, which in the event of an exchange of assets with a Fair Market Value in excess of (a) $25 million shall be evidenced by an Officer’s Certificate, and (b) $50 million shall be set forth in a resolution approved by at least a majority of the members of the Board of Directors of the Corporation;

(9)	any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(10)	foreclosure or any similar action with respect to any Property of the Corporation or any of its Restricted Subsidiaries;

(11)	the sale, transfer or other disposition of collateral securing the Senior Secured Notes or the Senior Secured Note Guarantees or other assets securing other Indebtedness in connection with the realization on Permitted Liens;

(12)	any sale and leaseback transaction permitted under Section 8.11 or any other similar financing transaction with respect to Property acquired by the Corporation or any Restricted Subsidiary after the Issue Date;

(13)	a sale, lease, transfer or other disposition of cash or Cash Equivalents;

(14)	a sale, lease, transfer or other disposition of assets relating to Hedging Obligations;

(15)	the licensing or sublicensing of intellectual property or other general intangibles on customary terms in the ordinary course of business;

(16)	outsourcing initiatives in the ordinary course of business;

(17)	any lease entered into in the ordinary course of business of the Corporation or any of its Restricted Subsidiaries;

(18)	sales, transfers or other dispositions of accounts receivable and related assets to a Receivables Entity in connection with a Qualified Receivables Transaction;

(19)	transactions permitted under Section 8.13;

(20)	a Restricted Payment that does not violate Section 8.6 or a Permitted Investment;

(21)	the creation of a Lien to the extent that the granting of such Lien was not in violation of Section 8.10;

(22)	the sale, transfer, discounting or other disposition of accounts receivable and other payment obligations in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings, and transfers of accounts receivable, other payment obligations and related assets in connection with credit insurance;

(23)	to the extent allowable under any successor provision, or any comparable provision of any applicable tax law, any exchange of like property for use in the business of the Corporation or any of its Restricted Subsidiaries; and

(24)	subject to compliance, if applicable, with Section 8.12, any sale or other disposition of assets of any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, but only if such Restricted Subsidiary is prevented by the terms of any agreement with its co-venturers from distributing the proceeds of such sale or other disposition to the Corporation or any of its Restricted Subsidiaries.

“Asset Sale Offer” has the meaning ascribed thereto in Section 8.8.

“Asset Sale Offer Payment” has the meaning ascribed thereto in Section 8.8.

“Asset Sale Offer Payment Date” has the meaning ascribed thereto in Section 8.8.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP, provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligation”.

“Authorized Investments” means short term interest bearing or discount debt obligations that are direct obligations of Canada or an agency or instrumentality of Canada, a province of Canada or a chartered bank (which may include a Debenture Trustee’s Affiliate or related party of a Debenture Trustee), provided that such obligation is rated, as applicable, at least in one of the two highest sub-categories of short-term debt of R1 (high) or R1(mid) or for long term debt AA(low) or greater by DBRS and an equivalent rating by S&P or Moody’s, respectively, or their successors.

“Authorized Officer” means any individual who holds one or more of the offices of President and Chief Executive Officer, Chief Financial Officer, Senior Vice President, General Counsel and Secretary, Vice President and Corporate Controller and Treasurer.

“Bankruptcy Law” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes, and any other applicable insolvency, winding-up, dissolution, restructuring, reorganization, liquidation, or other similar law of any jurisdiction.

“Beneficial Holder” means any Person who holds a beneficial interest in a Global Certificate as shown on the books of the Depository or a Participant.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday or Sunday or any other day on which the Canadian Debenture Trustee’s office in Montreal, Québec is not generally open for business, or any other day on which Canadian chartered banks are closed in Montreal, Québec.

“Canadian Debenture Trustee” has the meaning ascribed thereto in the preamble of this Indenture.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars and Canadian dollars;

(2)	securities issued or directly and fully guaranteed or insured by the Canadian or United States government or any agency or instrumentality of the Canadian or United States government (provided that the full faith and credit of Canada or the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3)	time deposit accounts, certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any bank referred to in Schedule I, Schedule II or Schedule III of the Bank Act (Canada) or rated at least A-1 or the equivalent thereof by S&P, at least P-1 or the equivalent thereof by Moody’s, or at least R-1 or the equivalent thereof by DBRS;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P or, with respect to Canadian commercial paper, having one of the two highest ratings obtainable from DBRS, and, in each case, maturing within twelve months after the date of acquisition;

(6)	securities issued by any state of the United States of America, any province of Canada or any political subdivision or any public instrumentality of any such state or province maturing within twelve months from the date of acquisition thereof and at the time of acquisition thereof, having one of the two highest ratings obtainable from either S&P or Moody’s;

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8)	local currencies held by the Corporation or any of its Restricted Subsidiaries, from time to time in the ordinary course of business and consistent with past practice.

“Cash Management Obligations” means, with respect to any Person, all obligations, whether absolute or contingent, of such Person in respect of overdrafts, returned items and other liabilities owed to any other Person that arises from treasury, depository, foreign exchange (including without limitation foreign currency Hedging Obligations) or cash management services, including without limitation in connection with any automated clearing house transfers of funds, wire transfer services, controlled disbursement accounts or similar transactions, and all obligations in connection with any credit cards or stored value cards.

“Casualty or Condemnation Event” means any taking under power of eminent domain or similar proceeding and any insured loss, in each case, relating to properties or other assets.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or amalgamation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries, taken as a whole, to any Person or group or Persons acting jointly or in concert for purposes of such transaction;

(2)	the consummation of any transaction or series of transactions (including, without limitation, any merger, consolidation, arrangement or amalgamation), the result of which is that any Person or group of Persons acting jointly or in concert for purposes of such transaction becomes the beneficial owner, directly or indirectly, of more than 50% of the voting shares of the Corporation or the Issuer, measured by voting power rather than number of shares;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Corporation (other than a plan of liquidation of the Corporation that is a liquidation for tax purposes only); and

(4)	the consummation of any transaction, the result of which is that any Person or group of Persons acting jointly or in concert for the purposes of such transaction has elected to the Board of Directors of the Corporation such number of its or their nominees as shall constitute a majority of the directors comprising the Board of Directors of the Corporation.

For purposes of this definition, (i) no Change of Control pursuant to clause (1) above shall be deemed to have occurred solely as the result of a transfer of assets among the Corporation and its Restricted Subsidiaries, (ii) any direct or indirect holding company of the Corporation shall not itself be considered a “Person” or “group” for purposes of clauses (2) and (4) above, provided that no “Person” or “group” beneficially owns, directly or indirectly, more than 50% of the voting shares of such holding company, (iii) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement; and (iv) to the extent that one or more regulatory approvals are required for any of the transactions or circumstances described in clauses (1), (2), (3) or (4) above to become effective under applicable law and such approvals have not been received before such transactions or circumstances have occurred, such transactions or circumstances shall be deemed to have occurred at the time such approvals have been obtained and become effective under applicable law.

“Change of Control Payment Date” has the meaning ascribed thereto in Section 8.9.

“Change of Control Offer” has the meaning ascribed thereto in Section 8.9.

“Change of Control Payment” has the meaning ascribed thereto in Section 8.9.

“Common Shares” means the common shares of the Corporation.

“Consolidated EBITDA” means, for any period, Consolidated Net Income plus the sum, without duplication, of the amounts for such period of the following to the extent deducted in calculating Consolidated Net Income: (a) Consolidated Interest Expense, (b) any tax expense, current and deferred, included in Consolidated Net Income, (c) depreciation expense, (d) amortization expense (other than amortization of deferred publication costs), including amortization of deferred financing fees, (e) extraordinary losses and non-recurring charges, including any impairment charges (f) non-cash financial charges, (g) losses on asset sales, (h) restructuring charges or provisions, (i) any expenses or charges incurred in connection with any issuance of debt or equity securities, (j) any fees and expenses related to any acquisition permitted under this Indenture, (k) the share of any losses from investments in associates, and (l) losses or fees payable on sales, transfers or other dispositions of assets permitted pursuant to Section 8.8, less the sum, without duplication, of the amounts for such period of the following to the extent included in calculating Consolidated Net Income: (m) extraordinary gains and non-recurring gains, (n) non-cash gains, (o) gains on asset sales and (p) the share of any income from investments in associates, and plus the sum, without duplication, of any other items deducted, and less the sum, without duplication, of any other items added in order to determine income from operations before depreciation and amortization, impairment of goodwill and acquisition-related costs to the extent reflected on the consolidated income statement of the Corporation, all as determined on a consolidated basis for the Corporation and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, interest expense accrued or (without duplication) paid during such period in respect of cash interest payments (including that attributable to capital leases in accordance with GAAP but excluding that attributable to any Intercompany Indebtedness), net of interest income (in respect of cash interest receipts accrued during such period) of the Corporation and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Corporation and its Restricted Subsidiaries, including all commissions, bankers’ acceptance financing and net costs under financial hedge agreements (other than currency swap agreements, currency future or option contracts and other similar agreements, in each case to the extent not covering an interest rate component), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated profit (or loss) after taxation of the Corporation and its Restricted Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, the sum, without duplication, of (a) all Indebtedness of the Corporation and its Restricted Subsidiaries, calculated on a consolidated basis in accordance with GAAP and to the extent reflected as indebtedness on the consolidated balance sheet of the Corporation in accordance with GAAP, and (b) the aggregate amount of all outstanding Disqualified Stock of the Corporation and its Restricted Subsidiaries which shall be equal to their respective fixed repurchase or redemption prices in accordance with the terms of such Disqualified Stock (provided that any conditions precedent for such repurchase or redemption have all been satisfied), all calculated on a consolidated basis in accordance with GAAP, less (c) the net amount of all Hedging Obligations (determined on a marked-to-market basis as of the last day of the applicable four-quarter reference period).

“Consolidated Total Debt to Consolidated EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date to (b) Consolidated EBITDA for the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date.

In addition, for purposes of calculating the Consolidated Total Debt to Consolidated EBITDA Ratio:

(1)	acquisitions that have been made by the Corporation or any of its Restricted Subsidiaries, including through mergers, consolidations or amalgamations, or any Person or any of its Restricted Subsidiaries acquired by the Corporation or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Consolidated Total Debt to Consolidated EBITDA Ratio is made (the “Calculation Date”), or that are to be made on the Calculation Date, shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded;

(3)	the Indebtedness attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Indebtedness shall not be obligations of the Corporation or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date shall be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date shall be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

“Control”, “Controls” and “Controlled” and similar expressions mean a relationship between two Persons wherein one person (first person) is considered to control another person (second person) if:

(1)	the first person beneficially owns or directly or indirectly exercises control or direction over securities of the second person carrying votes which, if exercised, would entitle the first person to elect a majority of the directors of the second person (other than securities held as collateral for a bona fide debt where the holder thereof is not entitled to exercise the voting rights attached thereto),

(2)	the second person is a partnership, other than a limited partnership, and the first person holds more than 50% of the interests of the partnership, or

(3)	the second person is a limited partnership and the general partner of the limited partnership is the first person.

“Conversion Date” has the meaning ascribed thereto in Section 11.13(b).

“Corporation” has the meaning ascribed thereto in the preamble of this Indenture.

“Credit Facilities” means, one or more debt facilities or commercial paper facilities, in each case, with banks or other lenders or credit providers or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers acceptances, letters of credit or issuances of senior secured notes, including any related notes, guarantees, collateral documents, instruments, documents and agreements executed in connection therewith and in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Creditor” has the meaning ascribed thereto in Section 11.8.

“Current Market Price” means, in the case of the Common Shares, (i) the volume weighted average trading price per share for the Common Shares on the TSX for the 20 consecutive trading days ending on the fifth trading day preceding the date of the applicable event (or if the Common Shares do not trade on the TSX, on the exchange or trading system with the greatest volume of Common Shares traded during the 20 day period referred to above), and (ii) in the case of a third party making a Change of Control Offer and paying the Change of Control Payment, in whole or in part, in shares, the volume weighted average trading price per share for such shares for the 20 consecutive trading days ending on the fifth trading day preceding the date of the applicable event on the exchange or trading system with the greatest volume of such shares traded during such 20 day period; provided that, for purposes of this definition, the volume weighted average trading price shall be calculated by dividing the total aggregate sale price of all Common Shares or shares, as applicable, sold on such exchange or trading system, as the case may be, during the relevant period, by the total number of Common Shares or shares, as applicable, sold.

“Date of Exchange” has the meaning ascribed thereto in Section 6.4(b).

“DBRS” means DBRS Limited and its successors.

“Debenture Documents” means this Indenture, the Debentures and the Debenture Guarantees.

“Debenture Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under this Indenture and the Debentures, executed pursuant to the provisions of this Indenture.

“Debenture Indebtedness” means all present and future Obligations of the Issuer and the Guarantors under or in respect of the Debenture Documents.

“Debentures” has the meaning ascribed thereto in the preamble of this Indenture and includes any PIK Debentures issued from time to time in accordance with the provisions of this Indenture.

“Debenture Trustee” or “Debenture Trustees” means the party or parties named as the Canadian Debenture Trustee and the U.S. Debenture Trustee in this Indenture until a successor to either or both of such Debenture Trustees shall have become such pursuant to the applicable provisions of this Indenture, and, thereafter, means each party who is then a Debenture Trustee hereunder and, unless the context otherwise requires, a reference to “a Debenture Trustee” or “the Debenture Trustee” means either of the Trustees.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means CDS Clearing and Depository Services Inc. or such other Person as is designated in writing by the Issuer and acceptable to the Debenture Trustees to act as depository.

“Depository Nominee” means the nominee of the Depository in whose name Global Certificates are registered.

“Description of the Senior Subordinated Exchangeable Debentures” means the section entitled “Description of the Senior Subordinated Exchangeable Debentures” contained in the Issuer’s management proxy circular dated July 30, 2012.

“Designated Non-Cash Consideration” means any non-cash consideration received by the Corporation or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate delivered to the Debenture Trustees, which Officer’s Certificate shall set forth the Fair Market Value of such Designated Non-Cash Consideration and the basis for determining such Fair Market Value.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date on which the Debentures mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Corporation or any of its Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Corporation or any of its Subsidiaries may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 8.6, provided, further, that if the Capital Stock is issued to any plan for the benefit of employees of the Corporation or its Subsidiaries or by any such plan to those employees, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Corporation or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture shall be the maximum amount that the Corporation and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EBITDA” means, with respect to any specified Person for any period, Net Income plus the sum, without duplication, of the amounts for such period of the following to the extent deducted in calculating Net Income: (a) Interest Expense, (b) any tax expense, current and deferred, included in Net Income, (c) depreciation expense, (d) amortization expense (other than amortization of deferred publication costs), including amortization of deferred financing fees, (e) extraordinary losses and non-recurring charges, including any impairment charges (f) non-cash financial charges, (g) losses on asset sales, (h) restructuring charges or provisions, (i) any expenses or charges incurred in connection with any issuance of debt or equity securities, (j) any fees and expenses related to any acquisition permitted under this Indenture, (k) the share of any losses from investments in associates, and (l) losses or fees payable on sales, transfers or other dispositions of assets permitted pursuant to Section 8.8, less the sum, without duplication, of the amounts for such period of the following to the extent included in calculating Net Income: (m) extraordinary gains and non-recurring gains, (n) non-cash gains, (o) gains on asset sales and (p) the share of any income from investments in associates, and plus the sum, without duplication, of any other items deducted, and less the sum, without duplication, of any other items added in order to determine income from operations before depreciation and amortization, impairment of goodwill and acquisition-related costs to the extent reflected on the consolidated income statement of such specified Person, all as determined in accordance with GAAP.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” has the meaning ascribed thereto in Section 9.1.

“Excess Cash Flow” means with respect to any Person for any period, Adjusted Consolidated Cash Flow from Operations, adjusted as follows, without duplication:

(1)	minus all direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of property or the incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of property, plant and equipment (other than the acquisition of a business or IS/IT Expenditures) and intangible assets determined in conformity with GAAP made during such period or accrued during such period and payable within the six-month period immediately following such period by such Person and its Restricted Subsidiaries;

(2)	minus payments of principal made or committed to be made by such Person and its Restricted Subsidiaries under Capital Lease Obligations for such period and any debt issuance costs paid in such period;

(3)	minus any payments made in the current period with respect to earn-out or similar arrangements existing as of the date of this Indenture;

(4)	minus any payments made in the current period with respect to a put right in favour of the co-owners of 411.ca, Mediative G.P. and Mediative L.P. or with respect to a call right in favour of the Corporation or any of its Affiliates in connection with Mediative G.P. and Mediative L.P., in all cases as contemplated in agreements existing as of the date of this Indenture; and

(5)	minus, to the extent not included in the foregoing, amounts accrued or paid in cash in such period with respect to share-based management compensation plans, provided that such amounts were not deducted in a calculation of Excess Cash Flow with respect to a prior period; and.

(6)	plus the aggregate of any amounts by which the amount of Excess Cash Flow was increased, or would have been increased if Senior Secured Notes had been outstanding at all times during such period, pursuant to clauses (a)(i), (a)(ii), (b)(i) or (b)(ii) of the definition of “Excess Cash Flow” under the Senior Secured Note Indenture during such period.

“Excess Proceeds” has the meaning ascribed thereto in Section 8.8.

“Exchange Agreement” means the exchange agreement of even date herewith between the Corporation and the Issuer which sets out the exchange mechanics relating to the delivery of Common Shares to the Holders of Debentures upon exercise of the exchange rights set forth in Article 6 hereof.

“Exchange Price” means the amount for which each Common Share may be issued from time to time upon the exchange of Debentures in accordance with the provisions of Article 6.

“Existing Indebtedness” means all Indebtedness of the Corporation and its Subsidiaries in existence on the date of this Indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Corporation (unless otherwise provided in this Indenture).

“fiscal quarter” means, with respect to the Corporation and each of its Subsidiaries, (a) the first to third, inclusive, calendar months of such fiscal year, (b) the fourth to sixth, inclusive, calendar months of such fiscal year, (c) the seventh to nine, inclusive, calendar months of such fiscal year and (d) the tenth to twelfth, inclusive, calendar months of such fiscal year.

“GAAP” means the generally accepted accounting principles approved by the Canadian Institute of Chartered Accountants, or any successor institute, as in effect from time to time, in connection with the preparation of financial statements, including for greater certainty the International Financial Reporting Standards adopted by the International Standards Board from time to time as adopted in Canada.

“Global Certificate” means a certificate representing Debentures issued on any date registered in the name of the Depository Nominee (or any replacement Depository) for purposes of being held by such Depository on behalf of Beneficial Holders of Debentures.

“Governmental Authority” means any government or any agency, bureau, board, commission, court, department, official, tribunal or other instrumentality of any government, whether federal, state, provincial, territorial or local, domestic or foreign, that has, in each case, jurisdiction over the matter in question.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guaranteed Obligations” has the meaning ascribed thereto in Section 11.1(a).

“Guarantors” means the Corporation and any of its Restricted Subsidiaries that executes a Debenture Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Debenture Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices,

in each case entered into for the purpose of managing risks in the ordinary course of business and not for speculative purposes.

“Holders” means the Persons for the time being entered in the register for Debentures as registered holders of Debentures, including, for greater certainty, in the case of any Debentures registered under the book-based system, the Depository.

“Holders’ Request” means an instrument signed in one or more counterparts by Holders of not less than 25% of the aggregate principal amount of all outstanding Debentures requesting or directing a Debenture Trustee to take or refrain from taking the action or proceeding specified therein.

“incur” has the meaning ascribed thereto in Section 8.7.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of the face amount of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than twelve months after such property is acquired or such services are completed but excluding in any event trade payables arising in the ordinary course of business and also excluding other accrued liabilities being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability on a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person as shall equal the lesser of (x) the Fair Market Value of such asset as of the date of determination or (y) the amount of such Indebtedness and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, in connection with the purchase by the Corporation or any of its Restricted Subsidiaries of any business, the term “Indebtedness” shall exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing, provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

“Indenture” means this indenture dated as of the Issue Date among the Issuer, the Guarantors and the Debenture Trustees.

“Indenture Legislation” means the provisions, if any, of any statute of Canada or a province thereof, and the respective regulations thereunder, relating to trust indentures and to the rights, duties and obligations of trustees under trust indentures and of companies issuing debt obligations under trust indentures, to the extent that such provisions are at the time in force and applicable to this Indenture.

“Intercompany Indebtedness” means all Indebtedness between the Corporation and any Restricted Subsidiary or between Restricted Subsidiaries.

“Interest Expense” means, with respect to any specified Person for any period, interest expense accrued or (without duplication) paid during such period in respect of cash interest payments (including that attributable to capital leases in accordance with GAAP but excluding that attributable to any Intercompany Indebtedness), net of interest income (in respect of cash interest receipts accrued during such period) of such Person with respect to all outstanding Indebtedness of such Person, including all commissions, bankers’ acceptance financing and net costs under financial hedge agreements (other than currency swap agreements, currency future or option contracts and other similar agreements, in each case to the extent not covering an interest rate component), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated in accordance with GAAP.

“Interest Obligation” means the obligation of the Issuer to pay interest on the Debentures, as and when the same becomes due in accordance with the provisions of this Indenture.

“Interest Payment Date” means any date on which interest is due and payable in accordance with the terms hereof.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) extensions of credit to customers or advances, deposits or payment to or with suppliers, lessors or utilities or for workers’ compensation, in each case, that are incurred in the ordinary course of business and recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with GAAP), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Corporation or any of its Restricted Subsidiaries sells, transfers or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to any such sale, transfer or disposition, such Person is no longer a Restricted Subsidiary, the Corporation shall be deemed to have made an Investment on the date of any such sale, transfer or disposition equal to the Fair Market Value of the Corporation’s Investments in such Restricted Subsidiary that were not sold, transferred or disposed of in an amount determined as provided in the final paragraph of Section 8.6. The acquisition by the Corporation or any of its Restricted Subsidiaries of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Corporation or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 8.4. Except as otherwise provided in this Indenture, the amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value but giving effect (without duplication) to all subsequent reductions in the amount of such Investment as a result of (x) the repayment or disposition thereof for cash of (y) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionately to the equity interest in such Unrestricted Subsidiary or such Restricted Subsidiary owning such Unrestricted Subsidiary at the time of such redesignation) at the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of such redesignation, in the case of clause (x) and (y), not to exceed the original amount, or Fair Market Value, of such Investment.

“IS/IT Expenditures” means, with respect to any specified Person, any current expenditures incurred by such Person’s IS/IT department related to servicing, maintaining and developing such Person’s technology infrastructure, software and hardware maintenance and telecommunications infrastructure, all as classified as IS/IT Expenditures by such Person in a manner consistent with past practice and excluding, for greater certainty, any amounts capitalized under property, plant and equipment and software.

“Issue Date” means the date on which the Debentures are originally issued under this Indenture.

“Issuer” has the meaning ascribed thereto in the preamble of this Indenture.

“Joint Purchasing Agreements” means any agreement between or among the Corporation and/or its Restricted Subsidiaries, and/or any of their respective Subsidiaries, whereby the parties thereto agree to jointly purchase goods or services from third parties, provided that such agreements result in the Corporation or the applicable Restricted Subsidiary purchasing such goods or services on terms that are no worse than would have been obtained by the Corporation or applicable Restricted Subsidiary in the absence of such agreement.

“Lien” means, in respect of any Person, any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, hypothecation or security interest granted or permitted by such Person or arising by operation of law, in respect of any of such Person’s property whether now owned or hereafter acquired or capital lease obligation by such Person as lessee or any other security agreement, trust or arrangement having the effect of security for the payment of any debt.

“Maturity Date” means with respect to the Debentures, the date on which any principal amount thereof becomes due and payable as therein or herein provided, whether at the Stated Maturity thereof or by declaration of acceleration, call for redemption, or otherwise.

“Moody’s” means Moody’s Investors Service and its successors.

“Net Income” means, with respect to any specified Person for any period, the profit (or loss) after taxation of such Person during such period, determined in accordance with GAAP.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Corporation or any of its Wholly-Owned Restricted Subsidiaries in respect of any Asset Sale or Casualty or Condemnation Event (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-Cash Consideration or other non-cash consideration received in any Asset Sale), net of all reasonable and customary out-of-pocket expenses relating to such Asset Sale or Casualty or Condemnation Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale or Casualty or Condemnation Event, taxes paid or reasonably estimated to be payable as a result of the Asset Sale or Casualty or Condemnation Event (or the distribution of such proceeds to a Wholly-Owned Restricted Subsidiary), in each case, after taking into account, without duplication, of (1) any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on the asset or assets that were the subject of such Asset Sale or Casualty or Condemnation Event and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (2) any reserve or payment with respect to liabilities associated with such asset or assets and retained by the Corporation or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and (3) any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released). To the extent that any Restricted Subsidiary that is not a Wholly-Owned Subsidiary receives proceeds in respect of an Asset Sale or Casualty or Condemnation Event, the Net Proceeds of such Asset Sale or Casualty or Condemnation Event shall mean that portion of such proceeds actually distributed to the Corporation or any of its Wholly-Owned Restricted Subsidiaries and otherwise as set forth hereinabove.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Corporation nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Corporation or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they shall not have any recourse to the stock or assets of the Corporation or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary);

in each case except to the extent permitted by Section 8.4, provided, however, that Indebtedness shall not cease to be Non-Recourse Debt solely by reason of pledge by the Corporation or any of its Restricted Subsidiaries of Equity Interests of an Unrestricted Subsidiary or of Equity Interests of a Person that is not a Subsidiary of the Corporation or of such Restricted Subsidiary if recourse is limited to such Equity Interests.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer’s Certificate” means a certificate signed by any one senior officer of the Issuer, in his or her capacity as an officer of the Issuer and not in his or her personal capacity.

“Participant” means a broker, dealer, bank, other financial institution, or other Person for whom, from time to time, the Depository effects book entries in respect of a Global Certificate deposited with the Depository.

“Paying Agent” means a Person, its successors or assigns, authorized by the Issuer to pay the principal, interest or any premium, if any, in respect of any Debentures on behalf of the Issuer, and may include the Canadian Debenture Trustee.

“Payment Default” has the meaning ascribed thereto in Section 9.1.

“Permitted Business” means any business engaged in by the Corporation or any of its Restricted Subsidiaries on the date of this Indenture and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Corporation and its Restricted Subsidiaries are engaged on the date of this Indenture.

“Permitted Debt” has the meaning ascribed thereto in Section 8.7.

“Permitted Investments” means:

(1)	any Investment in the Corporation or in any of its Restricted Subsidiaries;

(2)	any Investment in cash or Cash Equivalents;

(3)	any Intercompany Indebtedness;

(4)	any Investment by the Corporation or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person is merged, consolidated or amalgamated with or into, or sells, transfers or otherwise disposes of substantially all of its assets to, or is liquidated into, the Corporation or any of its Restricted Subsidiaries;

(5)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 8.8, or from a sale or other disposition of assets not constituting an Asset Sale;

(6)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Qualifying Equity Interests;

(7)	any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Corporation or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(8)	Investments represented by Hedging Obligations;

(9)	loans, guarantees of loans, advances, and other extensions of credit to or on behalf of current and former officers, directors, employees, and consultants of the Corporation or of any of its Restricted Subsidiaries, in an aggregate amount not to exceed $2 million at any one time outstanding;

(10)	the acquisition by a Receivables Entity in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Entity to effect such Qualified Receivables Transaction; and any other Investment by the Corporation or any of its Restricted Subsidiaries in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction;

(11)	any Investment for the redemption, repurchase, defeasance or other acquisition or retirement for value or satisfaction of (i) Debentures pursuant to this Indenture, (ii) Senior Secured Notes pursuant to the Senior Secured Note Indenture, or (iii) any other Indebtedness of the Issuer or a Guarantor secured by a Permitted Lien;

(12)	any Investment of the Corporation or any of its Restricted Subsidiaries existing on the date of this Indenture, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the date of this Indenture;

(13)	guarantees, including Guarantees of Indebtedness, otherwise permitted by the terms of this Indenture (other than guarantees to or for the benefit of Affiliates of the Corporation other than the Corporation and its Restricted Subsidiaries);

(14)	receivables owing to the Corporation or any of its Restricted Subsidiaries, prepaid expenses, and lease, utility, workers’ compensation and other deposits, if created, acquired or entered into in the ordinary course of business;

(15)	payroll, business-related travel, and similar advances to cover matters that are expected at the time of such advances to be ultimately treated as expenses for accounting purposes and that are made in the ordinary course of business;

(16)	Investments resulting from the acquisition of a Person, otherwise permitted by this Indenture, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

(17)	any Investment resulting from a Lien which is permitted by clause (25) of the definition of “Permitted Liens”;

(18)	reclassification of any Investment initially made in (or reclassified as) one form into another (such as from equity to loan or vice versa), provided in each case that the amount of such Investment is not increased thereby; and

(19)

other Investments in any Person (other than an Affiliate of the Corporation that is not (a) a Restricted Subsidiary, (b) a Permitted Joint Venture Partner of the Corporation or any Guarantor or (c) a Subsidiary of the Corporation or any

Guarantor) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding not to exceed $20 million.

“Permitted Joint Venture Partner” means any Person (other than a Subsidiary of the Corporation) that is an Affiliate of the Corporation solely because the Corporation and/or its Restricted Subsidiaries own Equity Interests in such Person.

“Permitted Liens” means:

(1)	Liens securing the Senior Secured Notes and the related Senior Secured Note Guarantees;

(2)	Liens on accounts receivable (other than any account receivable resulting from Intercompany Indebtedness) of the Corporation and any of its Restricted Subsidiaries securing Indebtedness permitted by clauses (1) and (3) of the definition of “Permitted Debt”;

(3)	Liens on property (excluding cash collateral) securing Indebtedness permitted by clause (10) of the of the definition of “Permitted Debt”;

(4)	Liens on cash collateral (in an aggregate amount not to exceed $25 million at any time) securing Indebtedness permitted by clauses (4), (10) and (17) of the definition of “Permitted Debt”;

(5)	Liens in favor of the Corporation, the Issuer or the Guarantors;

(6)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged or amalgamated with or into or consolidated with the Corporation or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary or such merger, amalgamation or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Corporation or any of its Restricted Subsidiaries;

(7)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Corporation or any of its Restricted Subsidiaries provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(8)	Liens incurred in connection with the financing of an acquisition and securing Acquired Debt and encumbering the assets of the Person being acquired by the Corporation or any of its Restricted Subsidiaries, provided such Liens are not extended, and for greater certainty are non-recourse, to any other assets of the Corporation or any of its Restricted Subsidiaries;

(9)	Liens to secure the performance of tenders, completion guarantees, statutory obligations, regulatory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, performance bonds, warranty requirements or other obligations of a like nature incurred in the ordinary course of business, including rights of offset and set-off;

(10)	Liens to secure Indebtedness (including Capital Lease Obligations) or Attributable Debt permitted by clause (6) of the definition of “Permitted Debt” covering only those assets acquired with or financed by such Indebtedness;

(11)	Liens existing on the date of this Indenture (other than Liens of the type described in clause (10) of this definition);

(12)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(13)	Liens consisting of carriers’, warehousemen’s, landlord’s and mechanics’, suppliers’, materialmen’s, repairmen’s and similar Liens not securing Indebtedness or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties, in each case, incurred in the ordinary course of business;

(14)	Liens in favour of contractors, subcontractors, architects and materialmen on assets securing payment for services rendered in respect of such assets and arising in the ordinary course of business;

(15)	any state of facts an accurate survey would disclose, public and private roads, prescriptive easements or adverse possession claims, minor encumbrances, easements, leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of immoveable or real property or minor defects in title, and other similar charges or encumbrances in respect of immoveable or real property not interfering the use in the operation of the business of the Corporation or any Restricted Subsidiary;

(16)	Liens to secure any Permitted Refinancing Indebtedness, provided, however, that the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(17)	Liens on assets of the Corporation, the Issuer or a Receivables Entity incurred in connection with a Qualified Receivables Transaction;

(18)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(19)	Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance or self-insurance or securing letters of credit issued in the ordinary course of business;

(20)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with GAAP;

(21)	any interest or title of a lessor, licensor or sublicense under any operating lease, license or sublicense, as applicable;

(22)	Liens on the Equity Interests of an Unrestricted Subsidiary or of a Person that is not a Subsidiary of the Corporation securing Indebtedness of such Unrestricted Subsidiary or other Person if recourse to the Corporation and its Restricted Subsidiaries with respect to such Indebtedness is limited to such Equity Interests;

(23)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Corporation or any Restricted Subsidiary thereof on deposit with or in possession of such bank;

(24)	Liens on any property in favor of a Governmental Authority to secure partial, progress, advance or other payment pursuant to any contract or statute, not yet due and payable; and

(25)	Liens incurred in the ordinary course of business of the Corporation or any of its Restricted Subsidiaries with respect to obligations that do not exceed $20 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Corporation or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Corporation or any of its Restricted Subsidiaries (other than Intercompany Indebtedness), provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness then outstanding (including, in the case of a committed facility, the commitment with respect thereto) renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Debentures, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Debentures on terms at least as favorable to the Holders of Debentures as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, partnership, corporation, company, joint venture, limited liability company, unlimited liability company, association, trust, trustee, unincorporated organization, government or agency or political subdivision thereof, or any other entity.

“PIK Debentures” means additional Debentures issued from time to time by the Issuer in accordance with Article 5 of this Indenture to satisfy any Interest Obligation.

“PIK Election” means an election by the Issuer to satisfy an Interest Obligation on the applicable Interest Payment Date by issuing PIK Debentures in accordance with Article 5.

“PIK Election Notice” means a written notice made by the Issuer to the Debenture Trustees specifying (i) the Interest Obligation to which the PIK Election relates, and (ii) the amount of the Interest Obligation subject to the PIK Election.

“PIK Interest” means interest on the Debentures payable by the issuance of PIK Debentures in accordance with Article 5.

“PIK Payment” means any payment of interest by way of issuance of PIK Debentures.

“Privacy Laws” has the meaning ascribed thereto in Section 16.27.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether immoveable, real, personal, or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Corporation, any of its Restricted Subsidiaries or any of their respective Subsidiaries pursuant to which the Corporation, such Restricted Subsidiaries or any of their respective Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Entity (in the case of a transfer by the Corporation, Restricted Subsidiaries or any such Subsidiary) and (ii) any other Person (in the case of a transfer by a Receivables Entity), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Corporation, its Restricted Subsidiaries or any of their respective Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Qualifying Equity Interests” means Equity Interests of the Corporation or the Issuer other than Disqualified Stock.

“Qualifying Jurisdictions” means each of the provinces and territories of Canada.

“Receivables Entity” means a Subsidiary of the Corporation or any Guarantor that engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Corporation (as provided below) as a Receivables Entity. Any such designation by the Board of Directors of the Corporation shall be evidenced to the Debenture Trustees by filing with the Debenture Trustees a certified copy of the resolution of the Board of Directors of the Corporation giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Facilities” means any facility that provides for Qualified Receivables Transactions.

“Registrar” means the Canadian Debenture Trustee or a Person other than the Canadian Debenture Trustee designated by the Issuer with the consent of the Debenture Trustees (acting reasonably) to keep the register referred to in Section 3.1.

“Relevant Taxing Jurisdiction” has the meaning ascribed thereto in Section 8.20.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” means :

(1)	the declaration or payment of any dividend or distribution (a) on account of the Corporation’s or any of its Restricted Subsidiaries’ Equity Interests or (b) to the holders of the Corporation’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Qualifying Equity Interests and dividends or distributions payable to the Corporation or any of its Restricted Subsidiaries);

(2)	the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Corporation or the Issuer, to the extent that amounts payable upon such purchase, redemption or other acquisition or retirement for value is paid to any Person other than the Corporation or a Restricted Subsidiary;

(3)	any payment of principal on or with respect to, or the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness of the Corporation, the Issuer or any Guarantor (excluding any Intercompany Indebtedness between or among the Corporation and any of its Restricted Subsidiaries or between or among any Restricted Subsidiaries), except (a) any payments due at the Stated Maturity thereof (to the extent permitted by the applicable terms of subordination) or (b) the purchase, repurchase or other acquisition or retirement for value of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition or retirement for value; or

(4)	any Restricted Investment.

“Restricted Subsidiary” means any Subsidiary of the Corporation that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Senior Indebtedness” means all present and future Obligations of the Issuer and the Guarantors under or in respect of the Senior Secured Notes, the Senior Secured Note Indenture, the Senior Secured Note Guarantees and all other Indebtedness and other liabilities of the Issuer secured by Permitted Liens, to the extent of the value of the assets subject to those Permitted Liens.

“Senior Secured Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under the Senior Secured Note Indenture and the Senior Secured Notes, executed pursuant to the provisions of the Senior Secured Note Indenture, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Secured Note Indenture” means the indenture governing the Senior Secured Notes, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Secured Notes” means the 9.25% senior secured notes due November 30, 2018 issued by the Issuer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Secured Notes Change of Control Offer” means, in the event of a Change of Control, any offer made by the Issuer pursuant to the Senior Secured Note Indenture to each holder of Senior Secured Notes to repurchase all or any part of such holder’s Senior Secured Notes on the terms set forth in the Senior Secured Note Indenture.

“Significant Subsidiary” means, (a) the Issuer (b) Yellow Pages Group Corp., (c) each Subsidiary (i) whose assets at the end of the most recently ended fiscal quarter of the Corporation is equal to or greater than 10% of the Total Assets as at the end of such fiscal quarter, or (ii) whose EBITDA for the previous four fiscal quarters is equal to or greater than 10% of the Consolidated EBITDA for the same period, in each case, as reflected in the most recent publicly released consolidated financial statements of the Corporation, or (d) any successor of any of the entities referred to in paragraphs (a), (b) or (c) above.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness of the Issuer or any Restricted Subsidiary (whether outstanding on the Issue Date or thereafter incurred) that is expressly subordinate or junior in right of payment to the Debentures or the applicable Debenture Guarantee, as the case may be.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Corporation.

“Supplemental Indenture” has the meaning ascribed thereto in Section 17.1.

“Taxes” has the meaning ascribed thereto in Section 8.20.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as in effect on the date of this Indenture (except as otherwise provided in this Indenture).

“Time of Expiry” means at 4:00 p.m. (Montreal Time) on the earlier of (i) the Business Day immediately preceding the Maturity Date and (ii) the last Business Day immediately preceding the redemption or repurchase date specified by the Issuer for redemption or repurchase of the Debentures by notice to the Holders of Debentures, including pursuant to Sections 4.1, 8.8 and 8.9 of this Indenture.

“Total Assets” means the total assets of the Corporation and its Restricted Subsidiaries, as shown on the most recent internal balance sheet of the Corporation, prepared on a consolidated basis (excluding Unrestricted Subsidiaries) in accordance with GAAP.

“TSX” means the Toronto Stock Exchange.

“TSX-V” means the TSX Venture Exchange.

“Unrestricted Subsidiary” means Mediative G.P. Inc. and Mediative Performance L.P. and any other Subsidiary of the Corporation that is designated by the Board of Directors of the Corporation as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Corporation, but only to the extent that such Subsidiary:

(1)	is not a Wholly-Owned Subsidiary of the Corporation;

(2)	has no Indebtedness other than Non-Recourse Debt;

(3)	except as permitted by Section 8.14, is not party to any agreement, contract, arrangement or understanding with the Corporation or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Corporation or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Corporation;

(4)	except as otherwise permitted by Section 8.6, is a Person with respect to which neither the Corporation nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(5)	except as otherwise permitted by Section 8.6, has not guaranteed or otherwise provided credit support for any Indebtedness of the Corporation or any of its Restricted Subsidiaries, except to the extent that such guarantee or credit support would be released upon such designation.

“U.S. Debenture Trustee” has the meaning ascribed thereto in the preamble of this Indenture.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

“Wholly-Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

1.2 Meaning of “Outstanding”

Every Debenture authenticated and delivered by the Canadian Debenture Trustee hereunder shall be deemed to be outstanding until it is cancelled, exchanged, converted or redeemed or delivered to the Debenture Trustees for cancellation, exchange, conversion or redemption, provided that:

(a)	Debentures that have been partially redeemed, exchanged, converted or purchased shall be deemed to be outstanding only to the extent of the unredeemed, unexchanged, unconverted or unpurchased part of the principal amount thereof;

(b)	where a new Debenture has been issued in substitution for a Debenture that has been mutilated, lost, stolen or destroyed, only one of said Debentures shall be counted for the purpose of determining the aggregate principal amount of Debentures outstanding; and

(c)	for the purpose of any provision of this Indenture entitling Holders of outstanding Debentures to vote, sign consents, requisitions or other instruments or take any other action under this Indenture, Debentures owned legally or beneficially by the Corporation or any Subsidiary shall be disregarded except that:

(i)	for the purpose of determining whether the Debenture Trustees shall be protected in relying on any such vote, consent, requisition, instrument or other action, only the Debentures which are authenticated by an Authorized Officer to the Debenture Trustees as being so owned shall be disregarded;

(ii)	Debentures so owned that have been pledged in good faith other than to the Corporation or any Subsidiary shall not be so disregarded if the pledgee shall establish to the satisfaction of the Debenture Trustees the pledgee’s right to vote such Debentures, sign consents, requisitions or other instruments or take such other actions in such pledgee’s discretion free from the control of the Corporation or any Subsidiary; and

(iii)	for the purposes of disregarding any Debentures owned legally or beneficially by the Corporation or any Subsidiary, the Issuer shall provide to the Debenture Trustees, at the request of the Debenture Trustees, from time to time, a certificate of the Issuer setting forth as at the date of such certificate:

(A)	the names of the Holders which, to the knowledge of the Issuer, are owned, directly or indirectly, legally or beneficially by the Corporation or any Subsidiary; and

(B)	the principal amount of Debentures owned legally and beneficially by each of such Holders;

and the Debenture Trustees in making such determination shall be entitled to rely upon such certificate.

1.3 Interpretation Not Affected by Headings

The division of this Indenture into Articles, Sections, and other sub-divisions and the provision of headings and of a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Indenture.

1.4 Extended Meanings

In this Indenture:

(a)	unless otherwise expressly provided herein or unless the context otherwise requires, words importing the singular number include the plural and vice versa;

(b)	words importing gender include the masculine, feminine and neuter genders;

(c)	words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by and do not imply limitation of their context or the words or phrases which precede or succeed them, and the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”;

(d)	references to “Indenture”, “Trust Indenture”, “this Indenture”, “hereto”, “herein”, “hereof”, “hereby”, “hereunder” and similar expressions refer to this Indenture, and not to any particular Article, Section, clause or other portion hereof, and include all Schedules and amendments hereto, modifications or restatements hereof, and any and every Supplemental Indenture; and

(e)	the expressions “Article”, “Section”, “clause” and “Schedule” followed by a number, letter, or combination of numbers and letters refer to the specified Article, Section or clause of or Schedule to this Indenture.

1.5 Statutory References

Any reference in this Indenture to a statute is deemed to be a reference to such statute as amended, reenacted or replaced from time to time.

1.6 Day Not a Business Day

If any day on which an amount is to be determined or an action is to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be taken at or before the requisite time on the next succeeding day that is a Business Day.

1.7 Currency

Except as otherwise provided herein, all references in this Indenture to “Canadian dollars”, “dollars” and “$” are references to lawful money of Canada.

1.8 Other Currencies

For the purpose of making any computation under this Indenture, any currency other than Canadian dollars shall be converted into Canadian dollars at the applicable Bank of Canada noon rate of exchange for purchases or sales of Canadian dollars as applicable in the circumstances on the date on which such computation is to be made.

1.9 Accounting Terms

Each accounting term used in this Indenture, unless otherwise defined herein, has the meaning assigned to it under GAAP.

Notwithstanding (for greater certainty) the definition of GAAP set forth in Section 1.1, all ratios, calculations and determinations made under this Indenture shall be determined on the basis of GAAP as used in the preparation of the Issuer’s audited consolidated financial statements and the auditors’ reports thereon, as at and for the financial year ended December 31, 2011, and of the Issuer’s unaudited consolidated financial statements for the three-month period ended March 31, 2012, so as to exclude from any such ratios, calculations or determinations the effect of any change in accounting principles from those in effect on the Issue Date.

1.10 Incorporation by Reference of Trust Indenture Act

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317 of the TIA through operation of Section 318(c) thereof on any person, the duties so imposed by the TIA shall control.

For purposes of this Indenture, “obligor” on the Debentures means the Issuer and any other obligor on the Debentures.

All other TIA terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by rules or regulations of the SEC have the meanings assigned to them by such definitions.

ARTICLE 2

THE DEBENTURES

2.1 Issue and Designation

The Debentures shall be designated as the “Senior Subordinated Exchangeable Debentures due November 30, 2022”, and shall be issued in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof, for an aggregate initial principal amount of $107.5 million. The Issuer may from time to time after the Issue Date issue PIK Debentures in accordance with Article 5 in an unlimited principal amount. The Debentures originally issued hereunder shall be dated on the Issue Date and any PIK Debentures issued thereafter shall be dated as of the date of their respective issuance. The Debentures shall become due and payable, together with accrued and unpaid interest thereon on the earlier of November 30, 2022 and any Maturity Date.

2.2 Interest

The Debentures shall bear interest at a rate of 8% per annum if, for the applicable interest period, interest is paid in cash, or 12% per annum if, for the applicable interest period, the Issuer makes a PIK Election in respect of all or any part of the then outstanding Debentures, provided that if a PIK Election is made in respect of less than all of the then outstanding Debentures, interest shall accrue at the rate of 8% per annum on the principal amount of Debentures that are not subject to the PIK Election. Interest shall be payable semi-annually in arrears in equal installments on the last day of May and November of each year (or, if such day is not a Business Day, on the next Business Day), commencing on May 31, 2013.

2.3 Paying Agent and Registrar for the Debentures

The Canadian Debenture Trustee shall initially act as Paying Agent and Registrar. The Issuer may change the Paying Agent or Registrar without prior notice to the Holders of the Debentures, provided that neither the Issuer nor any of its Affiliates may act as Paying Agent or

Registrar. The Issuer shall enter into an appropriate agency agreement with any Paying Agent not a party to this Indenture, which agreement shall incorporate the provisions of the TIA and implement the provisions of this Indenture that relate to such Paying Agent. In the event that the Canadian Debenture Trustee is not the Paying Agent, the Issuer shall notify the Canadian Debenture Trustee, in advance, of the name and address of any such Paying Agent. If the Issuer fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Canadian Debenture Trustee shall act as such. All money deposited with the Canadian Debenture Trustee for the payment of principal or interest on the Debentures shall be held in trust and applied by it, in accordance with the provisions of the Debentures and this Indenture, to such payment, either directly or through any Paying Agent as the Canadian Debenture Trustee may determine.

2.4 Form of Debentures

(a)	The Debentures shall be in the form attached hereto as Schedule A and except as otherwise provided in this Indenture shall be represented by a Global Certificate.

(b)	The Debentures may be typed, engraved, printed, lithographed or reproduced in a different form, or partly in one form and partly in another, as the Issuer may determine. The execution of any such Debentures by the Issuer and the authentication by the Canadian Debenture Trustee of any such Debentures shall be conclusive evidence that such Debentures are Debentures authorized by this Indenture.

2.5 Book-Based System

(a)	Registration of beneficial interests in, and transfers and pledges of, Debentures represented by Global Certificates shall be made through the book-based system. Except for (i) Debentures originally issued to “affiliates” of the Issuer (as such term is defined in Rule 144 under the U.S. Securities Act), (ii) Debentures for which physical certificates evidencing ownership in Debentures are otherwise required to deal with restricted and/or legended securities, or (iii) physical Debentures issued pursuant to Section 3.2(b), the Debentures shall be evidenced by a Global Certificate registered in the name of the Depository as contemplated in Section 2.4. Any Debentures originally issued to “affiliates” of the Issuer (as such term is defined in Rule 144 under the U.S. Securities Act) or issued pursuant to clause (ii) of the preceding sentence shall be evidenced by physical certificates evidencing ownership in such Debentures (substantially in the form set out in Schedule A hereto), and such definitive certificates shall bear the legend required in Section 2.6(e), unless and until transferred pursuant to Section 3.2(c)(ii) or exchanged pursuant to Section 3.6(a) of this Indenture.

(b)

Except as otherwise provided in Section 3.2(b) and Section 3.2(c), the Debentures (other than (i) those Debentures issued to “affiliates” of the Issuer, as such term is defined in Rule 144 under the U.S. Securities Act, (ii) where physical certificates evidencing ownership in Debentures are otherwise required to deal with restricted and/or legended Debentures, or (iii) physical Debentures issued pursuant to Section 3.2(b)) shall be issued under the book-based system and shall be represented by a Global Certificate. Beneficial interests in a Global Certificate shall be represented through book-based accounts of Participants on behalf of the applicable Beneficial Holders in accordance with the rules and procedures of the Depository. None of the Issuer or the Debenture Trustees shall have any liability for (i) the records maintained by the Depository or any other Person relating to beneficial interests in Global Certificates or the book-based system maintained by the Depository, (ii) maintaining, supervising or reviewing any records relating to such beneficial ownership interests or payments made by any Person (other than the Issuer) in respect thereof, (iii) any advice or representation made or given by the Depository or made or given herein with respect to the rules and regulations of the Depository or (iv) any action to be taken by the Depository at the direction of its Participants. Except as provided herein (including for (i) Debentures issued to “affiliates” of the Issuer, as such term is defined in Rule 144 under the U.S. Securities Act, (ii) where physical certificates evidencing ownership in Debentures are otherwise required to deal with restricted and/or legended securities, or (iii) physical Debentures issued pursuant to Section 3.2(b)), Beneficial Holders shall not be entitled to have Debentures registered in their names, shall not receive or be entitled to receive definitive certificates for their Debentures and shall not be considered owners or holders thereof under this Indenture. Notwithstanding the foregoing, nothing herein shall impair, as between the Depository and its Participants or applicable Beneficial Holders, the operation of customary practices of the Depository governing the exercise of the rights of applicable Beneficial Holders of their interests in the Debentures represented by a Global Certificate. Whenever this Indenture requires or permits actions to be taken based upon votes, resolutions, instructions, directions, waivers or consents of Holders evidenced by a specified percentage of the outstanding Debentures, the Depository shall be deemed to be counted in that percentage only to the extent that it has received instructions to such effect from the Beneficial Holders, or the Participants on behalf of the applicable Beneficial Holders, in accordance with the customary practices of the Depository.

2.6 Certificates

Book-based Debentures shall be subject to the following:

(a)	the Debenture Trustees may deal with the Depository as the authorized representative of the applicable Beneficial Holders;

(b)	the rights of the Beneficial Holders holding their Debentures through the book-based system shall be exercised only through the Depository and the rights of such Beneficial Holders shall be limited to those established by applicable law and agreements between the Depository and the Participants and between such Participants and such Beneficial Holders, and must be exercised through a Participant in accordance with the rules and procedures of the Depository;

(c)	the Depository shall make transfers among the direct Participants of the Depository through the book-based system and shall receive and transmit distributions of principal, premium (if any), and interest on the Debentures to such direct Participants;

(d)	the direct Participants of the Depository shall have no rights under this Indenture or under or with respect to any of the Debentures represented by a Global Certificate held on their behalf by the Depository, and the Depository may be treated by the Debenture Trustees and their agents, employees, officers and directors as the absolute owner of the Debentures represented by such Global Certificate for all purposes whatsoever; and

(e)	each definitive certificate originally issued to an “affiliate” of the Issuer (as such term is defined in Rule 144 under the U.S. Securities Act) or where otherwise required to deal with restricted securities, and, except as provided in Section 3.2(c) or Section 3.6(a), certificates issued in exchange for or in substitution of the foregoing Debentures, will bear a legend to the following effect:

“THIS DEBENTURE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF AGREES FOR THE BENEFIT OF YPG FINANCING INC. (THE “ISSUER”) THAT SUCH DEBENTURE MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER OR A SUBSIDIARY OF THE ISSUER, (B) IN A TRANSACTION REGISTERED UNDER THE U.S. SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT OR (D) IN ACCORDANCE WITH RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT, AND IN EACH CASE IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS IN THE UNITED STATES OR THE APPLICABLE SECURITIES LAWS OF ANY OTHER APPLICABLE JURISDICTIONS; PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C) AND (D) ABOVE, A DULY EXECUTED DECLARATION, IN A FORM REASONABLY SATISFACTORY TO THE DEBENTURE TRUSTEES AND THE ISSUER, AND, IF REQUESTED BY THE DEBENTURE TRUSTEES OR THE ISSUER, A LEGAL OPINION REASONABLY SATISFACTORY TO THE DEBENTURE TRUSTEES AND THE ISSUER, MUST FIRST BE PROVIDED.

DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA. A NEW CERTIFICATE BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY,” MAY BE OBTAINED FROM

THE DEBENTURE TRUSTEES UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE DEBENTURE TRUSTEES AND THE ISSUER AND, IF REQUESTED BY THE DEBENTURE TRUSTEES OR THE ISSUER, A LEGAL OPINION SATISFACTORY TO THE DEBENTURE TRUSTEES AND THE ISSUER.

THIS DEBENTURE MAY NOT BE EXERCISED IN THE UNITED STATES OR BY OR ON BEHALF OF, OR FOR THE ACCOUNT OR BENEFIT OF, A U.S. PERSON UNLESS THIS DEBENTURE AND THE SECURITIES DELIVERABLE UPON EXERCISE THEREOF HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT AND THE APPLICABLE SECURITIES LEGISLATION OF ANY STATE THEREOF OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE. “U.S. PERSON” AND “UNITED STATES” ARE AS DEFINED IN REGULATION S UNDER THE U.S. SECURITIES ACT.”

(f)	Each Global Certificate (and all Debentures issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO YPG FINANCING INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS CERTIFICATE.

THIS DEBENTURE IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CDS OR A NOMINEE OF CDS. THIS DEBENTURE IS EXCHANGEABLE FOR DEBENTURES REGISTERED IN THE NAME OF A PERSON OTHER THAN CDS OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS DEBENTURE (OTHER THAN A TRANSFER OF DEBENTURE AS A WHOLE BY CDS TO A NOMINEE OF CDS OR BY A NOMINEE OF CDS TO CDS OR ANOTHER NOMINEE OF CDS AND/OR THEIR RESPECTIVE SUCCESSORS) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.”

2.7 Execution of Debentures

All Debentures shall be signed (either manually or by facsimile signature) by any two Authorized Officers of the Issuer. A facsimile signature on any Debenture shall for all purposes of this Indenture be deemed to be the signature of the individual whose signature it purports to be and to have been signed at the time such facsimile signature was reproduced, and each Debenture so signed shall be valid and binding upon the Issuer notwithstanding that any individual whose signature (either manual or facsimile) appears on a Debenture is not an Authorized Officer at the date of the Debenture or at the date of the authentication and delivery thereof.

2.8 Authentication

No Debenture shall be issued or, if issued, shall be obligatory or entitle the Holder thereof to the benefit thereof until it has been authenticated by or on behalf of the Canadian Debenture Trustee and such authentication by or on behalf of the Canadian Debenture Trustee upon any shall be conclusive evidence against the Issuer that such Debenture has been duly issued hereunder and is a valid obligation of the Issuer.

The signature of the Canadian Debenture Trustee on a Debenture shall not be construed as a representation or warranty by any of the Debenture Trustees as to the validity of this Indenture or of such Debenture or its issuance, and the Debenture Trustees shall not be liable for the use made of such Debenture or the proceeds of issuance thereof. The signature of the Canadian Debenture Trustee on any Debenture shall, however, be a representation and warranty by the Debenture Trustees that such Debenture has been duly authenticated by or on behalf of the Debenture Trustees pursuant to the provisions of this Indenture.

2.9 Issue of Replacement Debentures

If any Debenture issued and authenticated hereunder becomes mutilated or is lost, destroyed or stolen, the Issuer, in its discretion but subject to this Section 2.9, may issue, and thereupon a Debenture Trustee shall certify and deliver, a replacement Debenture of like date and tenor as the one mutilated, lost, destroyed or stolen in exchange for and in place of and on cancellation of such mutilated Debenture or in lieu of and in substitution for such lost, destroyed or stolen Debenture. The substituted Debenture shall be in a form reasonably approved by the Debenture Trustees and shall be entitled to the benefit hereof and rank equally in accordance with its terms with all other Debentures. The applicant for a substituted Debenture shall bear the cost of the issue thereof and in case of loss, destruction or theft shall, as a condition precedent to the issue thereof, furnish to the Issuer and to the Debenture Trustees such evidence of ownership and of the loss, destruction or theft of the Debenture so lost, destroyed or stolen as shall be satisfactory to the Issuer and to the Debenture Trustees in their discretion, and such applicant shall also furnish an indemnity and surety bond, in amount and form satisfactory to the Issuer and the Debenture Trustees in their discretion, and shall pay the reasonable charges and expenses of the Issuer and the Debenture Trustees in connection therewith.

2.10 Payments of Principal, Interest and Premium

Except as otherwise provided in a Supplemental Indenture:

(a)	payment of interest, principal or premium, if any, as applicable, shall be made in the currency in which the Debenture is denominated;

(b)	Debentures shall bear interest at the rate specified in Section 2.2 until the principal amount is paid or made available for payment; interest shall be calculated and payable semi-annually in arrears in equal installments on the dates specified in Section 2.2 or as may be agreed to between the Issuer and the Holder and at maturity or redemption;

(c)	interest shall accrue from and including September 30, 2012 or, if interest has already been paid, from and including the most recent date on which interest has been paid, to but excluding the applicable Interest Payment Date;

(d)	interest shall be payable to the Holders of record at the close of business as of May 15 and November 15 immediately preceding the related Interest Payment Date; and

(e)	interest payable shall be calculated, in the case of the first interest period or any other interest period that is shorter than a full semi-annual interest period due to redemption or repurchase, on the basis of a 360-day year comprised of twelve 30-day months. For the purpose of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable hereunder multiplied by the actual number of days in the year and divided by 360.

Subject to accrual of any interest on unpaid interest from time to time, interest on each Debenture shall cease to accrue from the earlier of (i) the Maturity Date of such Debenture, and (ii) if such Debenture is called for redemption, the date of redemption fixed for such Debenture, unless, in each case, upon due presentation and surrender of such Debenture for payment on or after such Maturity Date or date of redemption, as the case may be, such payment is improperly withheld or refused.

Wherever in this Indenture or a Debenture there is mention, in any context, of the payment of interest, such mention is deemed to include the payment of interest on amounts in default to the extent that, in such context, such interest is, was or would be payable pursuant to this Indenture or such Debenture, and express mention of interest on amounts in default in any of the provisions of this Indenture shall not be construed as excluding such interest in those provisions of this Indenture in which such express mention is not made.

If the date for payment of any amount of interest, principal or premium, if any, in respect of a Debenture is not a Business Day at the place of payment, then payment shall be made on the next Business Day at such place and the Holder of such Debenture shall not be entitled to any further interest or other payment in respect of the delay.

Except as otherwise provided herein or in a Supplemental Indenture, the Issuer shall pay the interest, principal and premium, if any:

(a)	on each Debenture represented by a definitive certificate (except interest payable on maturity or redemption of such Debenture which, at the option of the Issuer, may be paid only upon surrender of such Debenture to the Canadian Debenture Trustee for payment) by cheque dated the Interest Payment Date and mailed to the address of, or if so directed by the Holder, funds representing the interest payable shall be forwarded by electronic funds transfer on the Interest Payment Date to the account of, the Holder appearing on the register maintained by the Registrar on the applicable record date prior to the Interest Payment Date, or in the case of joint Holders, payable to all such joint Holders and addressed to one of them at the last address appearing in the applicable register (unless otherwise instructed in writing). The forwarding of such cheque shall satisfy and discharge the liability for the payment of interest, principal, or premium, if any, on such Debenture to the extent of the sum represented thereby unless such cheque is not paid on presentation at any of the places at which such payment is payable. In the event of the non-receipt of such cheque by the applicable Holder or the loss, theft or destruction thereof, the Issuer, upon being furnished with evidence of such non-receipt, loss, theft or destruction and indemnity reasonably satisfactory to it, shall issue or cause to be issued to such Holder a replacement cheque for the amount of such cheque; or

(b)	on each Global Certificate, to the Depository or the Depository Nominee, as the case may be, as the Holder of the Global Certificate. Cash interest payments on Global Certificates shall be made by wire transfer on the Interest Payment Date and delivered to the Depository or the Depository Nominee, as the case may be. Principal payments on Global Certificates shall be made by wire transfer delivered to the Depository or the Depository Nominee, as the case may be, at maturity against surrender to the Canadian Debenture Trustee of the Global Certificate. As long as the Depository or the Depository Nominee is the registered owner of a Global Certificate, the Depository or the Depository Nominee, as the case may be, shall be considered the sole owner of the Global Certificate for the purposes of receiving payments of interest, principal and premium, if any, on the Debenture and for all other purposes under this Indenture and the Debenture. The forwarding of any such payments of interest, principal or premium, if any, to the Depository or the Depository Nominee shall satisfy and discharge the liability in respect of such amounts on such Debenture to the extent of the sum represented thereby.

If payment of interest is made by cheque, such cheque shall be forwarded at least three Business Days prior to the applicable Interest Payment Date, and if payment is made in any other manner, such payment shall be made in a manner whereby the recipient receives credit for such payment on the applicable Interest Payment Date, provided the Debenture Trustees and the Paying Agent shall only forward such cheques upon receipt of the full amount of interest being paid in immediately available funds.

2.11 Payment of Amounts Due on Maturity

(a)	On or before 11:00 a.m. (Montreal time) on the Maturity Date, the Issuer shall deposit in an account an amount sufficient to pay the amount payable in respect of the Debentures (including accrued and unpaid interest, if any). The Issuer (either directly or through the Debenture Trustees or any agent of the Debenture Trustees) shall pay to each Holder entitled to receive payment, the principal amount of, and interest and premium, if any, on the Debentures, upon surrender of the Debentures at any branch of a Debenture Trustee designated for such purpose from time to time by the Issuer and the Debenture Trustees. The deposit or making available of such amounts to such account shall satisfy and discharge the liability of the Issuer for the Debentures to which the deposit or making available of funds relates to the extent of the amount so deposited or made available and the Debentures shall thereafter not be considered as outstanding under this Indenture and such Holder shall have no other right than to receive out of the money so deposited or made available the amount to which it is entitled.

(b)	For Debentures represented by a Global Certificate, on or before 11:00 a.m. (Montreal time) on the Maturity Date, the Issuer shall deliver or cause to be delivered to the Depository a cheque (dated the Maturity Date) or electronic funds transfer equal to the amount payable in respect of such Debentures (including interest and premium, if any) against receipt of such Global Certificate. The delivery of such cheque or electronic funds to the Depository shall satisfy and discharge the liability of the Issuer for the Debentures to which the cheque or electronic funds relates to the extent of the amount deposited or made available and such Debentures shall thereafter not be considered as outstanding under this Indenture unless such cheque is not paid on presentation at any of the places at which such payment is payable.

2.12 Record of Payments

The Debenture Trustees or the Paying Agent shall maintain accounts and records evidencing each payment of principal, interest and premium on the Debentures, which accounts and records shall constitute, in the absence of manifest error, prima facie evidence thereof.

2.13 CUSIP or ISIN Numbers

The Issuer in issuing the Debentures may use “CUSIP” or “ISIN” numbers (if then generally in use), and, if so, the Debenture Trustees shall use “CUSIP” or “ISIN” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Debentures or as contained in any notice of a redemption, Change of Control Offer or Asset Sale Offer and that reliance may be placed only on the other identification numbers printed on the Debentures, and any such redemption, Change of Control Offer or Asset Sale Offer shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Debenture Trustees of any change in the “CUSIP” or “ISIN” numbers.

2.14 Ranking

The Indebtedness evidenced by the Debentures shall be direct subordinated unsecured obligations of the Issuer. The Debentures shall rank senior in right of payment to all Subordinated Indebtedness of the Issuer. The Debentures shall be subordinated in right of payment to the prior payment in full of all of the Senior Secured Notes. The Debentures shall be effectively subordinated to all Indebtedness and other liabilities of the Issuer secured by Permitted Liens, to the extent of the value of the assets subject to those Permitted Liens. Each Debenture shall rank pari passu with each other Debenture.

The Indebtedness evidenced by the Debenture Guarantees shall be direct subordinated unsecured obligations of the applicable Guarantor. The Debenture Guarantees shall rank senior in right of payment to all Subordinated Indebtedness of the applicable Guarantor. The Debenture Guarantees shall be subordinated in right of payment to the prior payment in full of all of the Senior Secured Note Guarantees. The Debenture Guarantees shall be effectively subordinated to any Indebtedness and other liabilities of the applicable Guarantor secured by Permitted Liens, to the extent of the value of the assets of that Guarantor subject to those Permitted Liens.

ARTICLE 3

REGISTRATION, TRANSFER, EXCHANGE AND OWNERSHIP

3.1 Registration of Certificated Debentures

(a)	The Issuer shall cause to be kept by the Debenture Trustees at the principal office of the Canadian Debenture Trustee in Montreal, Québec or by the Debenture Trustees or such other Registrar as the Issuer, with the approval of the Debenture Trustees, may appoint at such other place or places as the Issuer may designate with the approval of the Debenture Trustees, a register in which shall be entered the names and addresses of the Holders of Debentures and particulars of the Debentures held by them respectively and of all transfers of registered Debentures. Such registration shall be noted on the Debentures by the Debenture Trustees or other Registrar unless a new Debenture shall be issued upon such transfer.

(b)	No transfer of a registered Debenture shall be valid unless made on such register referred to in Section 3.1(a) by the Holder or such Holder’s executors, administrators or other legal representatives or an attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Debenture Trustees or other Registrar upon surrender of the Debentures together with a duly executed form of transfer acceptable to the Debenture Trustees and upon compliance with such other reasonable requirements as the Debenture Trustees or other Registrar may prescribe, and unless the name of the transferee shall have been noted on the Debenture by the Debenture Trustees or other Registrar.

3.2 Register of Global Certificate

(a)	The Issuer shall cause to be kept by the Debenture Trustees at the principal office of the Canadian Debenture Trustee in Montreal, Québec or by the Debenture Trustees or such other Registrar as the Issuer, with the approval of the Debenture Trustees, may appoint at such other place or places, if any, as the Issuer may designate with the approval of the Debenture Trustees, a register in which shall be entered the name and address of the Holder of each Global Certificate as Holder thereof and particulars of the relevant Global Certificate, and of all transfers thereof. With respect to any Debentures that are not represented by a Global Certificate, the provisions of Section 3.1, this Section 3.2 and Section 3.6 shall govern with respect to registrations and transfers of such Debentures.

(b)	Notwithstanding any other provision of this Indenture, a Global Certificate may not be transferred as a whole except by the Depository or its nominee in its capacity as depository in respect of book-based Debentures to a nominee of the Depository or by any such nominee to the Depository or another nominee of the Depository and/or to their respective successors. Other than Debentures issued to “affiliates” of the Issuer, as such term is defined in Rule 144 under the U.S. Securities Act, or where physical certificates evidencing ownership in Debentures are otherwise required to deal with restricted and/or legended Debentures, no definitive certificates or other instruments shall be issued in respect of the Debentures to Beneficial Holders except:

(i)	if the issuance of such certificates or instruments is required by applicable law;

(ii)	if the book-based system is no longer available to the Issuer;

(iii)	if the Depository advises the Debenture Trustees that it is no longer willing or able to discharge properly its responsibilities as depository with respect to the Debentures, and the Issuer cannot locate a qualified successor;

(iv)	if the Depository ceases to be a recognized clearing agency under applicable Canadian or provincial securities law or otherwise ceases to be eligible to be a depositary and a successor depositary is not appointed;

(v)	if the Issuer, at its option, decides to no longer utilize the book-based system; or

(vi)

after the occurrence of an Event of Default, if the Depository advises the Debenture Trustees that it has received written notification from Participants, acting on behalf of Beneficial Holders representing in the aggregate more than 50% of the aggregate principal amount of outstanding Debentures, that the continuance of the book-based system is no longer in the best interests of such Beneficial Holders.

Upon the occurrence of any of the above events, the Debenture Trustees shall notify the Depository of the termination of the book-based system and shall notify all Beneficial Holders, through the Depository, of the availability of definitive Debenture certificates issued in denominations of $1.00 or integral multiples thereof. Upon surrender by the Depository of a Global Certificate and receipt of new written registration instructions from the Depository, the Debenture Trustees shall deliver the definitive Debenture certificates for the Debentures formerly represented by such Global Certificate to the applicable Beneficial Holders in accordance with the new registration instructions and thereafter, the registration and transfer of such Debentures shall be governed by Section 3.1 and the remaining applicable Sections of this Article 3.

(c)	If a definitive certificate tendered for transfer bears the legend set forth in Section 2.6(e):

(i)	the Debenture Trustees shall not register such transfer unless the transferor has provided the Canadian Debenture Trustee with the definitive certificate and (A) the transfer is made to the Issuer or a Subsidiary of the Issuer or (B) the transferor provides the Canadian Debenture Trustee with a declaration to the effect set forth in Schedule B.1 to this Indenture, or in such other form reasonably satisfactory to the Debenture Trustees and the Issuer or as the Issuer may from time to time reasonably prescribe, and, if requested by the Debenture Trustees or the Issuer, an opinion of counsel in a form reasonably satisfactory to the Debenture Trustees or the Issuer, as applicable; and

(ii)	upon consummation of such transfer, following which all or a part of the beneficial interests represented by the Debentures or definitive certificates are no longer subject to the restrictions on transfer enumerated in the legend printed on such definitive certificate in accordance with Section 2.6(e) of this Indenture, the transferred beneficial interests in such Debentures that are no longer subject to the restrictions on transfer shall be registered in, and transfers and pledges of such Debentures shall be made through, the book-based system in accordance with Section 2.5 of this Indenture.

If, following such transfer, all or a part of the beneficial interests represented by the Debentures or definitive certificates tendered for transfer remain subject to such restrictions on transfer, the transferred beneficial interests in such Debentures that shall be subject to such restrictions on transfer and any portion of such Debentures not transferred shall be evidenced by definitive certificates bearing the legend required in Section 2.6(e) of this Indenture.

(d)	With respect to the Debentures, unless and until definitive certificates have been issued to Beneficial Holders pursuant to Section 3.2(b):

(i)	the Issuer and the Debenture Trustees may deal with the Depository for all purposes (including paying interest on the Debentures) as the sole Holder of the Debentures and the authorized representative of the Beneficial Holders;

(ii)	the rights of the Beneficial Holders shall be exercised only through the Depository and shall be limited to those established by law and agreements between the Beneficial Holders and the Depository or the Participants;

(iii)	the Depository shall make book-based transfers among the Participants; and

(iv)	whenever this Indenture requires or permits actions to be taken based upon instruction or directions of Holders evidencing a specified percentage of the outstanding Debentures, the Depository shall be deemed to be counted in that percentage only to the extent that it has received instructions to such effect from the Beneficial Holders or the Participant, and has delivered such instructions to the Debenture Trustees.

(e)	Whenever a notice or other communication is required to be provided to Holders, unless and until definitive certificate(s) have been issued to Beneficial Holders pursuant to Section 3.2(b), the Debenture Trustees shall provide all such notices and communications to the Depository and the Depository shall deliver such notices and communications to the Beneficial Holders in accordance with applicable securities laws. At any time that there remains outstanding definitive certificates, any such notice shall be sent to the Depository (and the Depository shall deliver such notices and communications to the Beneficial Holders in accordance with applicable securities laws) and to all Holders of such definitive certificates.

(f)	It is expressly acknowledged that transfer of beneficial ownership in Debentures represented by a Global Certificate shall be affected only (a) with respect to the interests of Participants, through records maintained by the Depository for such Global Certificate, and (b) with respect to interests of Persons other than Participants, through records maintained by Participants. Beneficial Holders who are not Participants but who desire to purchase, sell or otherwise transfer ownership of or other interest in Debentures represented by Global Certificates may do so only through a Participant.

3.3 Transferee Entitled to Registration

The transferee of a Debenture shall be entitled, after the appropriate form of transfer is deposited with the Debenture Trustees or other Registrar and upon compliance with all other conditions in that behalf required by this Indenture (including in the case where a transferee shall receive Debentures in definitive form with the legend contemplated by Section 2.6(e), upon delivery of a transferee certificate substantially in the form of Schedule B.1 to this Indenture) or by law, to be entered on the register as the owner of such Debenture free from all equities or rights of compensation, set-off or counterclaim between the Issuer and the transferor or any previous Holder of such Debenture, save in respect of equities of which the Issuer is required to take notice by statute or by order of a court of competent jurisdiction.

3.4 No Notice of Trusts

Neither the Issuer nor the Debenture Trustees nor any Registrar shall be bound to take notice of or see to the execution of any trust (other than that created by this Indenture) whether express, implied or constructive, in respect of any Debenture, and the Issuer, the Debenture Trustees or any Registrar may transfer such Debenture on the direction of the Person registered as the Holder thereof, whether named as trustee or otherwise, as though that Person were the Beneficial Holder of such Debenture.

3.5 Registers Open for Inspection

The registers referred to in Sections 3.1 and 3.2 shall, subject to applicable law, at all reasonable times be open for inspection by the Issuer, the Debenture Trustees or any Holder. Every Registrar, including the Debenture Trustees, shall from time to time when requested in writing to do so by the Issuer or by the Debenture Trustees, furnish the Issuer or the Debenture Trustees, as the case may be, with a list of names and addresses of Holders of registered Debentures entered on the register kept by them and showing the principal amount and serial numbers of the Debentures held by each such Holder.

3.6 Exchanges of Debentures

(a)	Subject to Section 3.2 and Section 3.7, Debentures in any authorized form or denomination, other than Debentures represented by a Global Certificate, may be exchanged, upon reasonable notice, for Debentures in any other authorized form or denomination. To the extent any Debenture tendered for exchange bears the restricted legend provided for in Section 2.6(e), subject to the following sentence, any Debenture issued in exchange therefor shall bear such legend. Any Debenture evidenced by definitive certificates bearing the legends set forth in Section 2.6(e) herein may be exchanged by the holder thereof for beneficial interests represented by a Global Certificate if the holder of such Debentures delivers a certificate substantially in the form of Schedule B.2 to this Indenture and, if requested by the Debenture Trustees or the Issuer, an opinion of counsel in a form reasonably satisfactory to the Debenture Trustees or the Issuer, as applicable, following which the beneficial interests in such Debentures shall be registered in, and transfers and pledges of such Debentures shall be made through, the book-based system in accordance with Section 2.5 of this Indenture.

(b)

In respect of exchanges of Debentures permitted by Section 3.6(a), Debentures may be exchanged only at the principal office of the Canadian Debenture Trustee in the City of Montreal, Québec or at such other place or places and at such other place or places as may from time to time be designated by the Issuer with the approval of the Debenture Trustees. Any Debentures tendered for exchange shall be surrendered to the Debenture Trustees. The Issuer shall execute and the Debenture Trustees shall certify all Debentures necessary to carry out exchanges as aforesaid. All Debentures surrendered for exchange shall be cancelled.

(c)	Debentures issued in exchange for Debentures which at the time of such issue have been selected or called for redemption at a later date shall be deemed to have been selected or called for redemption in the same manner and shall have noted thereon a statement to that effect, provided that:

(i)	Debentures which have been selected or called for redemption may not be exchanged for Debentures of larger denominations; and

(ii)	if a Debenture that has been selected or called for redemption in part is presented for exchange for Debentures of smaller denominations, the Debenture Trustees shall designate, as they may deem equitable, particular Debentures of those issued in exchange, which shall be deemed to have been selected or called for redemption, in whole or in part, and the Debenture Trustees shall note on such Debentures a statement to that effect.

3.7 Closing of Registers

(a)	Neither the Issuer nor the Debenture Trustees nor any Registrar shall be required to:

(i)	make transfers or exchanges of any Debentures on any Interest Payment Date for such Debentures or the date fixed for payment of the principal or premium for such Debentures or during the 15 preceding days;

(ii)	make transfers or exchanges of any Debentures on the date of selection by the Debenture Trustees of any Debentures to be redeemed or during the 15 preceding days; or

(iii)	make exchanges of any Debentures which have been selected or called for redemption unless upon due presentation thereof for redemption such Debentures are not redeemed.

(b)	Subject to any restriction provided in this Indenture, the Issuer with the approval of the Canadian Debenture Trustee, may at any time close any register for the Debentures, other than those kept at the principal office of the Canadian Debenture Trustee in Montreal, Québec, and transfer the registration of any Debentures registered thereon to another register (which may be an existing register) and thereafter such Debentures shall be deemed to be registered on such other register. Notice of such transfer shall be given to the Holders of such Debentures.

3.8 Charges for Registration, Transfer and Exchange

For each Debenture exchanged, registered, transferred or discharged from registration, the Canadian Debenture Trustee or other Registrar at its principal office in the City of Montreal, Québec or such other city or cities as may from time to time be designated by the Issuer, except as otherwise herein provided, may make a reasonable charge for its services and in addition may charge a reasonable sum for each new Debenture issued (such amounts to be agreed upon from time to time by the Debenture Trustees and the Issuer), and payment of such charges and reimbursement of the Debenture Trustees or other Registrar for any taxes or governmental or other charges required to be paid shall be made by the party requesting such exchange, registration, transfer or discharge from registration as a condition precedent thereto. Notwithstanding the foregoing provisions, no charge shall be made to a Holder hereunder:

(a)	for any exchange, registration, transfer or discharge from registration of any Debenture applied for within a period of two months from the date of the first delivery thereof;

(b)	for any exchange of a Global Certificate as contemplated in Section 3.2; or

(c)	for any exchange of any Debenture resulting from a partial redemption under Article 4.

3.9 Ownership of Debentures

(a)	The Holder for the time being of any registered Debenture shall be entitled to the principal of, interest and premium, if any, on such Debenture, free from all equities or rights of compensation, set-off or counterclaim between the Issuer and the original or any intermediate Holder thereof (except in respect of equities of which the Issuer is required to take notice by law) and all Persons may act accordingly and the receipt of any such Holder for any such principal, interest and premium, if any, shall be a good discharge to the Debenture Trustees, any Registrar and to the Issuer for the same and none shall be bound to inquire into the title of any such Holder.

(b)	Where Debentures are registered in more than one name, the principal, interest and premium, if any, from time to time payable in respect thereof may be paid to the order of all or any of such Holders, failing written instructions from them to the contrary, and the receipt of anyone of such Holders therefor shall be a valid discharge, to the Debenture Trustees, any Registrar and to the Issuer.

(c)	Unless otherwise required by law, the Person in whose name any registered Debenture is registered shall for all the purposes of this Indenture be and be deemed to be the owner thereof and payment of or on account of the principal of, interest and premium, if any, thereon shall be made only to or upon the order in writing of such Holder.

(d)	Notwithstanding any other provision of this Indenture, all payments in respect of Debentures represented by a Global Certificate shall be made to the Depository for subsequent payment by the Depository to the applicable Beneficial Holders.

(e)	None of the Issuer, the Debenture Trustees and any Registrar or Paying Agent shall be bound to take notice of or see to the performance or observance of any duty owed to a third Person, whether under a trust, express, implied, resulting or constructive, in respect of any Debenture by the Holder or any Person whom the Issuer or the Debenture Trustees treat, as permitted or required by law, as the owner or the Holder of such Debenture, and may transfer such Debenture on the direction of the Person so treated or registered as the Holder of the Debenture, whether named as trustee or otherwise, as though that Person were the Beneficial Holder thereof.

ARTICLE 4

REDEMPTION AND REPURCHASE OF DEBENTURES

4.1 Optional Redemption

(a)	The Issuer may at any time and from time to time on or after the date on which all of the Senior Secured Notes have been paid in full, but prior to May 31, 2021, redeem all or part of the Debentures at its option, without premium or penalty, at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

(b)	The Issuer may, at any time and from time to time on or after May 31, 2021, redeem all or part of the Debentures at its option, without premium or penalty, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

4.2 Notice of Optional Redemption

Notice of intention to redeem any Debentures pursuant to Section 4.1 shall be given by or on behalf of the Issuer to the Holders of the Debentures that are to be redeemed not more than 60 days and not less than 30 days prior to the date fixed for redemption, in the manner provided in Section 15.2, except that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a satisfaction and discharge of this Indenture pursuant to Article 12. Notice to Beneficial Holders shall be given by notice published in newspapers in the manner provided for in Section 15.2.

The notice of redemption shall state:

(a)	the redemption date;

(b)	the aggregate principal amount of Debentures called for redemption;

(c)	the redemption price;

(d)	if any Debenture is being redeemed in part, the portion of the principal amount of such Debenture that is to be redeemed and that, after the redemption date upon surrender of such Debenture, a new Debenture or Debentures in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Debenture; and

(e)	in the case of Debentures represented by a Global Certificate, that the redemption shall take place in such manner as may be agreed upon by the Depository, the Debenture Trustees and the Issuer.

4.3 Selection of Debentures to Be Redeemed

In the event that less than all of the Debentures are to be redeemed at any time pursuant to Section 4.1, selection of the Debentures for redemption shall be made by the Debenture Trustees on a pro rata basis (or, in the case of Debentures represented by a Global Certificate, based on a method that most nearly approximates a pro rata selection as the Debenture Trustees deem fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements. No Debentures of a principal amount of $1.00 or less shall be redeemed in part.

4.4 Debentures Due on Redemption Dates

Debentures called for redemption become due on the date fixed for redemption. On and after such redemption date, interest shall cease to accrue on Debentures or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable redemption price (including accrued and unpaid interest on the Debentures to be redeemed) pursuant to this Indenture.

If any optional redemption date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Debenture is registered at the close of business on such record date, and no additional interest shall be payable to Holders whose Debentures shall be subject to redemption by the Issuer.

4.5 Deposit of Redemption Price

On or prior to 12:00 p.m. (noon) (Montreal time) on the date fixed for any redemption pursuant to Section 4.1, the Issuer shall deposit with the Paying Agent money sufficient to pay the redemption price, plus accrued and unpaid interest, if any, on all Debentures to be redeemed on that date. The Paying Agent shall promptly return to the Issuer any money deposited with it by the Issuer in excess of the amounts necessary to pay the redemption price, plus accrued and unpaid interest, if any, on all Debentures to be redeemed.

If the Issuer complies with the provisions of the preceding paragraph, on and after the applicable redemption date, interest shall cease to accrue on the Debentures or the portions of Debentures called for redemption. If any Debenture called for redemption is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Debentures and in Article 2 hereof.

If any question shall arise as to whether any notice has been given as required or any deposit has been made, such question shall be decided by the Debenture Trustees, whose decision shall be final and binding upon all parties in interest.

4.6 Other Acquisitions of Debentures

The Issuer may at any time and from time to time on or after the date on which all of the Senior Secured Notes have been paid in full, acquire Debentures by means other than a redemption, whether pursuant to an offer, open market purchase, or otherwise, provided that such acquisition does not violate the terms of this Indenture.

4.7 Debentures Redeemed or Acquired in Part

Upon surrender of a Debenture that is redeemed or purchased in part, the Issuer shall issue and, upon receipt of an authentication order, a Debenture Trustee shall authenticate for the Holder at the expense of the Issuer a new Debenture equal in principal amount to the unredeemed or unpurchased portion of the Debenture surrendered.

4.8 Cancellation of Debentures

Subject to compliance with applicable law and Section 4.7, all Debentures redeemed or acquired in whole or in part by the Issuer under the provisions of this Article shall be forthwith delivered to and cancelled by the Debenture Trustees at the principal office of the Canadian Debenture Trustee in Montreal, Québec, and no Debentures shall be issued in substitution thereof.

ARTICLE 5

PIK INTEREST PAYMENT

5.1 PIK Election

(a)	The Issuer shall have the right to elect, from time to time, in respect of all or any part of the then outstanding Debentures, to satisfy any Interest Obligation on any Interest Payment Date by delivering PIK Debentures in accordance with this Article 5.

(b)	A PIK Election shall be made by delivering a PIK Election Notice to the Debenture Trustees not less than 15 Business Days prior to the Interest Payment Date to which the PIK Election relates, subject to complying with applicable securities laws and to obtaining any applicable regulatory approvals, including any approvals required by the TSX or any other exchange on which the Debentures are then listed.

(c)	At all times, PIK Interest shall be payable (i) with respect to Debentures represented by a Global Certificate registered in the name of, or held by, the Depository or the Depository Nominee on the relevant record date, by increasing the principal amount of the outstanding Global Certificate by an amount equal to the amount of such PIK Interest, or (ii) with respect to Debentures in certificated form, by indicating payment thereof and an increase in the principal amount of the Debentures in the Register for the Debentures and by issuing PIK Debentures in certificated form in an aggregate principal amount equal to such PIK Interest (rounded down to the nearest whole dollar) and the Debenture Trustees will, at the written request of the Issuer, certify and deliver such PIK Debentures in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of the Holders; provided that a Holder of a Debenture represented by a physical certificate shall be entitled to PIK Interest so long as the increase in the principal amount of the Debentures is recorded in the Register for the Debentures, whether or not PIK Debentures represented by a physical certificate representing such PIK Interest have been issued to such Holder. Following an increase in the principal amount of the Global Certificate as a result of a PIK Payment, the Global Certificate will bear interest on such increased principal amount from and after the date of such PIK Payment as otherwise set forth in Section 2.2. Any PIK Debentures issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date as otherwise set forth in Section 2.2.

(d)	PIK Debentures shall be issued on the same terms as the Debentures and shall constitute part of the same series of securities as the Debentures and will vote together with all other outstanding Debentures as one class on all matters with respect to the Debentures.

(e)	The PIK Election Notice shall provide for the right of the Issuer, by delivering written notice to the Debenture Trustees at any time prior to the consummation of the PIK Election and delivery of the PIK Debentures on the Interest Payment Date in respect of which a PIK Election is made, to withdraw the PIK Election, whereupon the Issuer shall be obliged to pay in cash the Interest Obligation in respect of which the PIK Election was made on such Interest Payment Date.

ARTICLE 6

EXCHANGE OF DEBENTURES

6.1 Exchange Privilege

Upon and subject to the provisions and conditions of this Article 6, each Holder of a Debenture shall have the right, at such Holder’s option, at any time prior to the Time of Expiry, to exchange, in whole or in part, such Debenture into fully-paid and non-assessable Common Shares at the Exchange Price in effect on any Date of Exchange.

The Exchange Price in effect on the Issue Date for each Common Share to be issued upon the exchange of Debentures shall be equal to $19.04, being an exchange ratio of approximately 52.5210 Common Shares for each $1,000 principal amount of Debentures. Following the Issue Date, the Exchange Price applicable on any Date of Exchange shall be subject to adjustment pursuant to Section 6.5.

6.2 Notice of Expiry of Exchange Privilege

Notice of the expiry of the exchange privilege of the Debentures described in this Article 6 shall be given by or on behalf of the Issuer, not more than 60 days and not less than 30 days prior to the date fixed for the Time of Expiry, in the manner provided in Section 15.2.

6.3 Revival of Right to Exchange

If the redemption of any Debenture called for redemption by the Issuer is not made or the payment of the purchase price of any Debenture which has been tendered in acceptance of any offer by the Issuer to purchase Debentures for cancellation is not made, in the case of a redemption upon due surrender of such Debenture or in the case of a purchase on the date on which such purchase is required to be made, as the case may be, then, provided that the Time of Expiry has not passed, the right to exchange such Debenture shall revive and continue as if such Debenture had not been called for redemption or tendered in acceptance of the Issuer’s offer, respectively.

6.4 Manner of Exercise of Right to Exchange

(a)	The Holder of a Debenture desiring to exchange such Debenture in whole or in part into Common Shares shall surrender such Debenture to the Canadian Debenture Trustee at its principal offices in the City of Montreal, Québec, together with the exchange form attached hereto as Schedule D or any other written notice in a form satisfactory to the Debenture Trustees, in either case duly executed by the Holder or his or her executors or administrators or other legal representatives or his, her or their attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Debenture Trustees, exercising his or her right to exchange such Debenture in accordance with the provisions of this Article 6; provided that with respect to a Global Certificate, the obligation to surrender a Debenture to the Debenture Trustees shall be satisfied if a Debenture Trustee makes notation on the Global

Certificate of the principal amount thereof so exchanged and the Debenture Trustees are provided with all other documentation which they may request. Thereupon, subject to payment of all applicable taxes as provided hereunder and compliance with all reasonable requirements of the Debenture Trustees, such Holder or his or her nominee(s) or assignee(s) shall be entitled to be entered in the books of the Corporation on the Date of Exchange (or such later date as is specified in Section 6.4(b) or Section 6.4(c)), as the holder of the number of Common Shares into which such Debenture is exchangeable, net of applicable withholding taxes, if any, in accordance with the provisions of this Indenture and the Exchange Agreement and, as soon as practicable thereafter, the Issuer shall (i) deliver or cause to be delivered to the Holders, or subject as aforesaid, his or her nominee(s) or assignee(s) a certificate or certificates for such Common Shares, provided that with respect to a global certificate, the obligation to deliver a certificate or certificates for such Common Shares shall be satisfied if the applicable nominee holder makes notation on the applicable global certificate representing Common Shares of the applicable number of Common Shares; and (ii) make or cause to be made any payment to which such Holder is entitled in respect of fractional Common Shares as provided in Section 6.6.

(b)	For the purposes of this Article, a Debenture shall be deemed to be surrendered for exchange (herein called the “Date of Exchange”) (i) on the date on which it is so surrendered when the register of the Canadian Debenture Trustee is open and in accordance with this Article 6, (ii) in the case of a Global Certificate, on the date on which the Canadian Debenture Trustee received notice of and all necessary documentation in respect of the exercise of the exchange privilege in accordance with this Article 6, and (iii) in the case of a Debenture so surrendered by post or other means of transmission, on the date on which it is actually received by the Canadian Debenture Trustee at its office specified in Section 6.4(a); provided that if a Debenture is surrendered for exchange on a day specified in Section 3.7 on which the register of Common Shares is closed, the Person or Persons entitled to receive Common Shares shall become the holder or holders of record of such Common Shares as at the date on which such registers are next reopened.

(c)	No Debenture may be exchanged on an Interest Payment Date or during the seven Business Days preceding an Interest Payment Date. If a Debenture is surrendered for exchange on an Interest Payment Date or during the seven Business Days preceding an Interest Payment Date, the Person entitled to receive Common Shares in respect of the Debenture so surrendered for exchange shall not become the holder of record of such Common Shares until the Business Day following such Interest Payment Date.

(d)	Any part (in minimum denominations of the lesser of a Holder’s entire position and $1,000 and any integral multiple of $1.00 in excess thereof) of a Debenture may be exchanged as provided in this Article 6 and all references in this Indenture to exchange of Debentures shall be deemed to include exchange of such parts.

(e)	The Holder of any Debenture of which only a part is exchanged shall, upon the exercise of his or her right of exchange, surrender such Debenture to the Canadian Debenture Trustee, and the Canadian Debenture Trustee shall cancel the same and shall without charge forthwith certify and deliver to the Holder a new Debenture or Debentures in an aggregate principal amount equal to the unexchanged part of the principal amount of the Debenture so surrendered or, with respect to a Global Certificate, the Depository shall make notations on the Global Certificates of the principal amount thereof so exchanged.

(f)	No adjustment to the Exchange Price shall be made for interest accrued since the then most recently completed Interest Payment Date on Debentures surrendered for exchange. In addition, the Holder of a Debenture surrendered for exchange in accordance with this Article 6 shall not be entitled to receive any accrued and unpaid interest in respect thereof for the period from and including the most recently completed Interest Payment Date up to the Date of Exchange.

(g)	Common Shares issued upon an exchange in accordance with this Article 6 shall rank only in respect of distributions or dividends declared in favour of shareholders of record on and after the Date of Exchange or such later date as such Holder shall become the holder of record of such Common Shares pursuant to Section 6.4(b) or Section 6.4(c), from which applicable date they will for all purposes be and be deemed to be issued and outstanding as fully paid and non-assessable Common Shares.

6.5 Adjustment of Exchange Price

The Exchange Price in effect at any date shall be subject to adjustment from time to time as set forth below.

(a)	If and whenever at any time prior to the Time of Expiry the Corporation shall (i) subdivide or redivide the outstanding Common Shares into a greater number of Common Shares, (ii) reduce, combine or consolidate the outstanding Common Shares into a smaller number of Common Shares, or (iii) issue Common Shares or securities convertible into or exchangeable for Common Shares to the holders of all or substantially all of the outstanding Common Shares by way of a dividend or distribution (other than the issue of Common Shares to holders of Common Shares who have elected pursuant to any dividend reinvestment or share purchase plan or similar arrangement of the Corporation to receive dividends or distributions in the form of Common Shares in lieu of cash dividends or cash distributions paid in the ordinary course on the Common Shares), the Exchange Price in effect on the effective date of such subdivision, redivision, reduction, combination or consolidation or on the record date for such issue of Common Shares by way of a dividend or distribution, as the case may be, shall in the case of any of the events referred to in (i) and (iii) above be decreased in proportion to the number of outstanding Common Shares resulting from such subdivision, redivision, dividend or distribution (including, in the case where securities convertible into or exchangeable for Common Shares are distributed, the number of Common Shares that would have been outstanding had all such securities been exchanged or converted into Common Shares on such effective date or record date), or shall, in the case of any of the events referred to in (ii) above, be increased in proportion to the number of outstanding Common Shares resulting from such reduction, combination or consolidation. Such adjustment shall be made successively whenever any event referred to in this Section 6.5 shall occur. Any such issue of Common Shares by way of a dividend or distribution shall be deemed to have been made on the record date for the dividend or distribution for the purpose of calculating the number of outstanding Common Shares under subsections (b) and (c) of this Section 6.5.

(b)	If and whenever at any time prior to the Time of Expiry, the Corporation shall fix a record date for the issuance of options, rights or warrants to all or substantially all the holders of its outstanding Common Shares entitling them, for a period expiring not more than 45 days after such record date, to subscribe for or purchase Common Shares (or securities exchangeable or convertible into Common Shares) at a price per Common Share (or having an exchange or conversion price per Common Share) less than 95% of the Current Market Price of a Common Share on such record date, the Exchange Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Exchange Price in effect on such record date by a fraction, the numerator of which shall be the total number of Common Shares outstanding on such record date plus a number of Common Shares equal to the number arrived at by dividing the aggregate price of the total number of additional Common Shares offered for subscription or purchase (or the aggregate exchange or conversion price of the exchangeable or convertible securities so offered) by the Current Market Price per Common Share, and the denominator of which shall be the total number of Common Shares outstanding on such record date plus the total number of additional Common Shares offered for subscription or purchase (or into which the exchangeable or convertible securities so offered are convertible). Such adjustment shall be made successively whenever such a record date is fixed. To the extent that any such options, rights or warrants are not so issued or any such options, rights or warrants are not exercised prior to the expiration thereof, the Exchange Price shall be re-adjusted to the Exchange Price which would then be in effect if such record date had not been fixed or to the Exchange Price which would then be in effect based upon the number of Common Shares (or securities exchangeable or convertible into Common Shares) actually issued upon the exercise of such options, rights or warrants, as the case may be.

(c)	If and whenever at any time prior to the Time of Expiry, the Corporation shall fix a record date for the making of a distribution to all or substantially all the holders of its outstanding Common Shares of (i) shares of any class other than

Common Shares and other than shares distributed to holders of Common Shares who have elected pursuant to any dividend reinvestment or share purchase plan or similar arrangement of the Corporation to receive dividends or distributions in the form of such shares in lieu of cash dividends or cash distributions paid in the ordinary course, (ii) rights, options or warrants (excluding rights, options or warrants entitling the holders thereof for a period of not more than 45 days to subscribe for or purchase Common Shares or securities exchangeable for or convertible into Common Shares), (iii) evidences of its indebtedness, or (iv) other assets (excluding dividends or distributions paid in the ordinary course) then, in each such case, the Exchange Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Exchange Price in effect on such record date by a fraction, the numerator of which shall be the total number of Common Shares outstanding on such record date multiplied by the Current Market Price per Common Share on such record date, less the fair market value (as determined by the Board of Directors of the Corporation, which determination shall be conclusive) of such shares or rights, options or warrants or evidences or indebtedness or assets so distributed, and the denominator of which shall be the total number of Common Shares outstanding on such record date multiplied by such Current Market Price per Common Share. Such adjustment shall be made successively whenever such a record date is fixed. To the extent that such distribution is not so made, the Exchange Price shall be readjusted to the Exchange Price which would then be in effect if such record date had not been fixed or to the Exchange Price which would then be in effect based upon such shares or rights, options or warrants or evidences of indebtedness or assets actually distributed, as the case may be. In clause (iv) of this Section 6.5(c) the term “dividends or distributions paid in the ordinary course” shall include the value of any securities or other property or assets distributed in lieu of cash dividends or distributions paid in the ordinary course at the option of holders of Common Shares.

(d)	If and whenever at any time prior to the Time of Expiry, there is a reclassification of the Common Shares or a capital reorganization of the Corporation, other than as described in Section 6.5(a), or a consolidation, amalgamation, arrangement or merger of the Corporation with or into any other Person or other entity, or a sale or conveyance of the property and assets of the Corporation as an entirety or substantially as an entirety to any other Person or other entity or a liquidation, dissolution or winding-up of the Corporation or other similar transaction, any Holder of a Debenture who has not exercised its right of exchange prior to the effective date of such reclassification, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance or liquidation, dissolution or winding-up or other similar transaction shall, upon the exercise of such right thereafter, be entitled to receive and accept, in lieu of the number of Common Shares then sought to be acquired by it, the kind and amount of securities or property which the Holder of such Debenture would have been entitled to receive on such reclassification, capital reorganization, amalgamation, consolidation, arrangement or merger, sale or conveyance or liquidation, dissolution, winding-up or other similar transaction, in each case if, on the effective date or record date thereof, the Holder of such Debenture had been the registered holder of the number of Common Shares into which the Debenture was exchangeable. If determined appropriate by the Board of Directors of the Corporation to give effect to or to evidence the provisions of this Section 6.5(d), the Corporation, its successor, or such purchasing Person or other entity, as the case may be, shall, prior to or contemporaneously with any such reclassification, capital reorganization, consolidation, amalgamation, arrangement, merger, sale or conveyance or liquidation, dissolution or winding-up or other similar transaction, enter into an indenture which shall provide, to the extent possible, for the application of the provisions set forth in this Indenture with respect to the rights and interests thereafter of the Holder of Debentures to the end that the provisions set forth in this Indenture shall thereafter correspondingly be made applicable, as nearly as may reasonably be, with respect to any shares, partnership units, trust units or other securities or property to which a Holder of Debentures is entitled on the exercise of its acquisition rights thereafter. Any indenture entered into between the Corporation, any successor to the Corporation, the Issuer and the Debenture Trustees pursuant to the provisions of this Section 6.5(d) shall be a Supplemental Indenture. Any indenture entered into between the Corporation, any successor to the Corporation or such purchasing Person or other entity, the Issuer and the Debenture Trustees shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 6.5(d) and which shall apply to successive reclassifications, capital reorganizations, amalgamations, consolidations, mergers, sales or conveyances or other similar transactions.

(e)	In any case in which this Section 6.5 shall require that an adjustment shall become effective immediately after a record date for an event referred to herein, the Corporation and the Issuer may defer, until the occurrence of such event, issuing to the Holder of any Debenture exchanged after such record date and before the occurrence of such event the additional Common Shares issuable upon such exchange by reason of the adjustment required by such event before giving effect to such adjustment; provided, however, that the Issuer shall deliver to such Holder an appropriate instrument evidencing such Holder’s right to receive such additional Common Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Common Shares declared in favour of holders of record of Common Shares on and after the Date of Exchange or such later date as such Holder would, but for this Section 6.5(e), have become the holder of record of such additional Common Shares pursuant to Section 6.4(b).

(f)	The adjustments provided for in this Section 6.5 are cumulative and shall apply to successive subdivisions, redivisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this Section, provided that, notwithstanding any other provision of this Section, no adjustment of the Exchange Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Exchange Price then in effect; provided however, that any adjustments which by reason of this Section 6.5(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(g)	For the purpose of calculating the number of Common Shares outstanding, Common Shares owned by or for the benefit of the Corporation, the Issuer or any Subsidiary of the Corporation shall not be counted.

(h)	In the event of any question arising with respect to the adjustments provided in this Section 6.5, such question shall be conclusively determined by a nationally recognized firm of chartered accountants appointed by the Issuer and acceptable to the Debenture Trustees (who may be the auditors of the Issuer or the Corporation); such accountants shall have access to all necessary records of the Corporation and such determination shall be binding upon the Issuer, the Corporation, the Debenture Trustees, and the Holders absent manifest error.

(i)	In case the Corporation shall take any action affecting the Common Shares other than action described in this Section 6.5, which in the opinion of the Board of Directors, would materially adversely affect the rights of Holders, the Exchange Price shall be adjusted in such manner and at such time, by action of the Board of Directors, subject to, as required, the prior written consent of the TSX (or, if the Debentures are not listed thereon, such other exchange on which the Debentures are then listed), as the Board of Directors, in its sole discretion may determine to be equitable in the circumstances. Failure of the Board of Directors to make such an adjustment shall be conclusive evidence that they have determined that it is equitable to make no adjustment in the circumstances.

(j)	Subject to, as required, the prior written consent of the TSX (or, if the Debentures are not listed thereon, such other exchange on which the Debentures are then listed), no adjustment in the Exchange Price shall be made in respect of any event described in Sections 6.5(a), 6.5(b) or 6.5(c) other than the events described in 6.5(a)(i) or 6.5(a)(ii) if the Holders of the Debentures are entitled to participate in such event on the same terms mutatis mutandis as though and with the same effect as if they had exchanged their Debentures prior to the effective date or record date, as the case may be, of such event.

(k)	Except as stated above in this Section 6.5, no adjustment will be made in the Exchange Price for any Debentures as a result of the issuance of Common Shares (i) at less than the Current Market Price for such Common Shares on the date of issuance or (ii) at less than the then applicable Exchange Price.

6.6 No Requirement to Issue Fractional Common Shares

The Corporation shall not be required to issue, and the Issuer shall not be required to cause the issuance of, fractional Common Shares upon the exchange of Debentures pursuant to this Article 6. If more than one Debenture shall be surrendered for exchange at one time by the same Holder, the number of whole Common Shares issuable upon exchange thereof shall be computed on the basis of the aggregate principal amount of such Debentures to be exchanged. If any fractional interest in a Common Share would, except for the provisions of this Section 6.6, be deliverable upon the exchange of any principal amount of Debentures, the Issuer shall, in lieu of delivering, or causing the delivery of, any certificate representing such fractional interest, make a cash payment to the benefit of the Holder of such Debenture of an amount equal to the fractional interest which would have been issuable multiplied by the Current Market Price.

6.7 Cancellation of Exchanged Debentures

All Debentures exchanged in whole or in part under the provisions of this Article 6 shall be forthwith delivered to and cancelled by the Canadian Debenture Trustee and, subject to the provisions of Section 6.4 as to Debentures exchanged in part, no Debenture shall be issued in substitution therefor.

6.8 Certificate as to Adjustment

The Corporation shall from time to time immediately after it has acquired actual knowledge of the occurrence of any event which requires an adjustment or readjustment as provided in Section 6.5, deliver an Officer’s Certificate to the Debenture Trustees specifying the nature of the event requiring the same and the amount of the adjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Issuer shall, except in respect of any subdivision, redivision, reduction, combination or consolidation of Common Shares, forthwith give notice to the Holders in the manner provided in Section 15.2 specifying the event requiring such adjustment or readjustment and the results thereof, including the resulting Exchange Price.

6.9 Protection of Debenture Trustees

Subject to Section 16.1, the Debenture Trustees:

(a)	shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist which may require any adjustment in the Exchange Price, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making the same;

(b)	shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Shares or of any shares, units or other securities or property which may at any time be issued or delivered upon the exchange of any Debenture; and

(c)	shall not be responsible for any failure of the Issuer to make any cash payment or to cause the Corporation to issue, transfer or deliver Common Shares upon the surrender of any Debenture for the purpose of exchange, or to comply with any of the covenants contained in this Article.

6.10 Legend on Common Shares

Each certificate representing Common Shares issued upon exchange of Debentures pursuant to this Article 6, as well as all certificates issued in exchange for or in substitution of the foregoing securities, may have imprinted or otherwise reproduced thereon such legend or legends or endorsements, not inconsistent with the provisions of this Indenture, as may be required to comply with any applicable law including any applicable securities laws or to conform to general usage, all as may be determined by the Corporation, as conclusively evidenced by the issue of such certificates.

6.11 Exchange by U.S. Persons

(a)	The Common Shares to be issued upon the exchange of the Debentures have not been and will not be registered under the U.S. Securities Act, and Debentures may not be exchanged by any U.S. Person, by any Person in the United States or by any other Person for the account or benefit of a U.S. Person or a Person in the United States other than pursuant to an exemption from the registration requirements of the U.S. Securities Act. The Corporation will comply with all applicable U.S. federal and state securities laws regulating the offer and delivery of the Common Shares upon conversion of the Debenture, if any, and shall use commercially reasonable efforts to conduct the exchange such that it meets the requirements of the exemption available under Section 3(a)(9) of the U.S. Securities Act. In no event shall the Corporation be obligated to register or seek the approval of any governmental authority under any United States federal or state law, including any registration of the Common Shares under the U.S. Securities Act.

(b)	No Common Shares will be issued on exchange of any Debenture, if in the opinion of counsel to the Corporation (delivered to the Debenture Trustees prior to the issue), the issuance of such Common Shares would constitute a violation of the securities laws of the United States or any other applicable jurisdiction or require the Corporation to qualify the Common Shares issuable upon exchange of the Debentures for distribution in, or make any notice or other filing in, any jurisdiction other than the Qualifying Jurisdictions.

ARTICLE 7

SUBORDINATION

7.1 Agreement to Subordinate

The Issuer and the Guarantors agree, and each Holder by accepting a Debenture agrees, that the Debenture Indebtedness is subordinate in right of payment, to the extent and in the manner provided in this Article 7, to the prior payment in full of the Senior Indebtedness. Such subordination is intended for the benefit of, and may be enforced by, or on behalf of, each holder of Senior Indebtedness.

7.2 Liquidation; Dissolution; Bankruptcy

(a)	Upon payment or distribution of assets of the Issuer or any Restricted Subsidiary, of any kind or character, including without limitation cash, property or securities, to creditors pursuant to or as a result of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization (including any reorganization pursuant to an arrangement under corporate statute) or other similar proceedings relative to the Issuer, or to its property or assets, or in the event of any proceedings for voluntary liquidation, dissolution or other winding-up of the Issuer, whether or not involving insolvency or bankruptcy of the Issuer, including as a result of any event contemplated in paragraph 9.1(8) or paragraph 9.1(9), the Senior Indebtedness shall first be paid in full in cash, provided that those creditors holding other Indebtedness of the Issuer secured by Permitted Liens shall receive payment to the extent of the value of the assets subject to those Permitted Liens, before either the Holders of Debentures or the Debenture Trustees under this Indenture shall be entitled to any such payment or distribution, and any assets so paid or distributed to which any Holder of Debentures or the Debenture Trustees under this Indenture would be entitled except for the provisions of this Article 7, shall be paid or distributed by the Issuer, the applicable Restricted Subsidiary or by any receiver, administrator, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution on behalf of the Issuer or the applicable Guarantor, or by any Holder of Debentures or by a Debenture Trustee under this Indenture if received by it, directly to the holders of Senior Indebtedness to the extent necessary to pay all Senior Indebtedness in full in cash, provided that those creditors holding other Indebtedness of the Issuer secured by Permitted Liens shall receive payment to the extent of the value of the assets subject to those Permitted Liens.

(b)	Upon any payment or distribution of assets of the Issuer or any Restricted Subsidiary referred to in this Article 7, the Debenture Trustees, and subject to Article 16, the Holders of Debentures will be entitled to rely upon a certificate of the liquidation trustee or agent or other Person making any such payment or distribution to the Debenture Trustees or to the Holders of Debentures for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and the holders of other Indebtedness of the Issuer or the applicable Guarantor, the amount thereof or payable thereon, the amount paid or distributed in respect thereof and all other facts pertinent thereto or to this Article 7.

7.3 No Payments if Default under Senior Indebtedness

Subject to Section 7.13, no payment of the Debenture Indebtedness shall be made by the Issuer or the Guarantors or shall be received by the Debenture Trustees or any Holder of Debentures at any time when (i) there shall exist, under the Senior Indebtedness, any event of default pursuant to which the maturity of the Senior Indebtedness may then be accelerated immediately and (ii) notice of such event of default has been given by or on behalf of the holders of Senior Indebtedness or by the Issuer to the Debenture Trustees.

7.4 Acceleration of Debenture Indebtedness

Nothing in this Article 7 shall limit the right of the Debenture Trustees or the Holders to take any action to accelerate the maturity of the Debenture Indebtedness or to pursue any rights or remedies pursuant to the terms hereof or under applicable law, subject to the rights under this Article 7 of the holders of Senior Indebtedness to receive the cash, property or securities collected upon the exercise of such rights or remedies in priority to the payment of any Debenture Indebtedness. If payment of the Debenture Indebtedness is accelerated or demanded, the Issuer shall promptly notify the holders of Senior Indebtedness of such acceleration or demand.

7.5 When Distribution must be Paid Over

If any payment or distribution of any kind, including without limitation, cash, property or securities, is made or received by way of compensation, set-off or otherwise to the Holders of Debentures or to the Debenture Trustees under this Indenture that, in accordance with this Article 7, should not have been made or received, the recipient of such payment or distribution shall segregate the same from its other assets and property and shall hold it in trust for the benefit of, and shall immediately pay it over to, the holders of Senior Indebtedness for application in payment of the Senior Indebtedness.

7.6 Notice by the Issuer

The Issuer shall promptly notify the Debenture Trustees of any facts known to the Issuer that would cause any payment or distribution of any amounts with respect to the Debenture Indebtedness to violate this Article 7, but failure to give such notice shall not affect the subordination of the Debenture Indebtedness to the Senior Indebtedness as provided in this Article 7.

7.7 Subrogation

Subject to and upon the indefeasible payment in full of all Senior Indebtedness, the rights of the Holders of Debentures shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Issuer or the Guarantors applicable to the Senior Indebtedness, to the extent of the application thereto of monies or other assets which would have been received by the Holders of Debentures but for the provisions of this Article 7, until the Debenture Indebtedness has been paid in full and no such subrogation, as between the Issuer, the Restricted Subsidiaries, their creditors other than the holders of Senior Indebtedness, and the Holders of Debentures, will be deemed to be a payment by the Issuer or the Guarantor to or on account of the holders of Senior Indebtedness.

7.8 Relative Rights

This Article 7 defines the relative rights of Holders of Debentures and holders of Senior Indebtedness. Nothing in this Article 7 shall:

(a)	impair, as between the Issuer, the Restricted Subsidiaries and Holders of Debentures, the obligation of the Issuer and the Guarantors, which is absolute and unconditional, to pay and perform the Debenture Indebtedness in accordance with its terms;

(b)	affect the relative rights of Holders of Debentures and creditors of the Issuer other than the holders of Senior Indebtedness.

For greater certainty, if the Issuer or any Guarantor fails because of this Article 7 to pay principal of, or interest or premium, if any, on a Debenture on the due date or to pay the redemption price when due, then such failure to pay principal of, or interest or premium, if any, on a Debenture on the due date or to pay the redemption price when due shall, to the extent that such failure is an Event of Default under Section 9.1, constitute an Event of Default.

7.9 Subordination not to be Impaired

No right of any holder of Senior Indebtedness to enforce the provisions of this Article 7 shall be impaired by any act or failure to act by the Issuer, any Restricted Subsidiary or by any holder of Senior Indebtedness, or by the failure of the Issuer, any Restricted Subsidiary or any Holder to comply with this Article 7.

7.10 Distribution or Notice

Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness, the distribution shall be made and the notice given to each trustee, administrative agent or other nominee or representative on behalf of holders of Senior Indebtedness and, in the case of the Senior Secured Notes, the trustee under the Senior Secured Note Indenture.

7.11 Rights of Debenture Trustees and Paying Agent

Notwithstanding the provisions of this Article 7 or any other provision of this Indenture, the Debenture Trustees or the Paying Agent, as the case may be, shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Debenture Trustees or the Paying Agent, and the Debenture Trustees or the Paying Agent, as the case may be, may continue to make payments on the Debentures, unless the Canadian Debenture Trustee or the Paying Agent, as the case may be, shall have received at its principal office in the City of Montreal, or the U.S. Debenture Trustee shall have received at its principal office in the City of New York, at least two Business Days prior to the date of such payment written notice of facts that would cause the payment of any amounts with respect to the Debentures to violate this Article 7. Only the Issuer or the Senior Secured Note Trustee may give such notice. Nothing in this Article 7 shall impair the claims of, or payments to, the Debenture Trustees under or pursuant to Section 16.18.

7.12 Authorization to Effect Subordination

Each Holder of Debentures by its acceptance thereof authorizes and directs the Debenture Trustees on its behalf to take such action as may be necessary or appropriate to acknowledge and effectuate the subordination of the Debenture Indebtedness as provided for in this Article 7 and appoints the Debenture Trustees as attorneys-in-fact for any and all such purposes. Forthwith upon the written request of any holder of Senior Indebtedness or the Senior Secured Note Trustee, a Debenture Trustee shall execute and deliver to the Person making such request, such agreements or instruments reasonably acceptable to the Debenture Trustees, relying on the advice of counsel, in favour of the holders of Senior Indebtedness and reflecting the terms of the subordination of the Debenture Indebtedness provided for in this Article 7 and in a form reasonably acceptable to such holder or the Senior Secured Note Trustee and its counsel, as applicable.

7.13 Payments of Debentures Permitted

Nothing contained in this Indenture or in any of the Debentures will, upon the happening of any event of default described in Section 7.3, prevent any payment being made by the Issuer or the Debenture Trustees in connection with the redemption or repurchase of Debentures if: (i) notice of redemption or repurchase, as applicable, has been given pursuant to Section 4.2, Section 8.8 or Section 8.9 prior to the happening of any such event of default; (ii) notice of such redemption or repurchase, as applicable, is provided in accordance with Section 4.2, Section 8.8 or Section 8.9 not earlier than 60 days before the date fixed for such redemption or repurchase; and (iii) prior to the time of mailing of such notice the Issuer shall have furnished to the Debenture Trustees an Officer’s Certificate attesting as to the absence of any such event of default and to the effect that, to the best of the knowledge and belief of the officer signing such Officer’s Certificate, there is no reason to expect that any such event of default will exist at the date fixed for such redemption or repurchase, as applicable, or as a result of such redemption or repurchase.

7.14 Debenture Trustees Not Fiduciaries for Holders of Senior Indebtedness

With respect to the holders of Senior Indebtedness, the Debenture Trustees undertake to perform only such obligations on the part of the Debenture Trustees as are specifically set forth in this Article 7, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into this Indenture against the Debenture Trustees. The Debenture Trustees shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders if the Debenture Trustees shall in good faith mistakenly pay over or distribute to (i) Holders; (ii) the Issuer; or (iii) any other Person, cash, property or securities to which any holders of Senior Indebtedness would be entitled by virtue of this Article 7 or otherwise.

7.15 Debenture Trustees May Hold Senior Indebtedness

The Debenture Trustees may hold Senior Indebtedness and are entitled to all the rights set forth in this Article 7 with respect to any Senior Indebtedness at the time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture deprives the Debenture Trustees of any of its rights as such holder.

7.16 Altering the Senior Indebtedness

The holders of the Senior Indebtedness have the right to extend, renew, modify, restate or amend the terms of the Senior Indebtedness or any security therefor and to release, sell or exchange such security and otherwise to deal freely with the Issuer and the Guarantors, all without notice to or consent of the Holders or the Debenture Trustees and without affecting the liabilities and obligations of the parties to this Indenture or the Holders or the Debenture Trustees.

7.17 Amendments To Article 7

Each of the Issuer and the Debenture Trustees agrees, and each Holder of a Debenture, by its acceptance thereof, likewise agrees, not to make any changes to this Indenture or the Debentures, including this Article and the definition of Senior Indebtedness and all related definitions, which materially prejudice the rights of the holders of Senior Indebtedness under this Article 7 without the consent of each holder of Senior Indebtedness or the Senior Secured Note Trustee. Prior to making any changes to this Indenture or the Debentures, including this Article and the definition of Senior Indebtedness and any related definitions, the Debenture Trustees may require an opinion of counsel that any such amendment made without the consent of each of the holders of Senior Indebtedness or the Senior Secured Note Trustee does not materially prejudice the rights of such holders of Senior Indebtedness under this Article 7.

ARTICLE 8

COVENANTS OF THE CORPORATION

8.1 Positive Covenants

So long as any Debentures are outstanding and except as otherwise permitted by the terms of this Indenture, the Corporation covenants and agrees with the Debenture Trustees for the benefit of the Holders:

(a)	to appoint a trustee whenever necessary to avoid or fill a vacancy in the office of any of the Trustees so as to comply with any requirement under applicable laws, including as described under Section 16.2 hereunder;

(b)	from time to time to pay or cause to be paid all taxes, rates, levies, assessments, government fees or dues lawfully levied, assessed or imposed upon or in respect of its Property and the Property of its Restricted Subsidiaries or any part thereof or upon the income and profits of the Corporation as and when the same become due and payable, and the Corporation and its Restricted Subsidiaries shall exhibit or cause to be exhibited to the Debenture Trustees, when required, the receipts and vouchers establishing such payment and shall duly observe and conform to all valid requirements of any Governmental Authority relative to any of the Property or rights of the Corporation and its Restricted Subsidiaries and all

covenants, terms and conditions upon or under which any such Property or rights are held; provided, however, that the Corporation and its Restricted Subsidiaries shall have the right to contest by legal and proper proceedings any such taxes, rates, levies, assessments, government fees or dues and, upon such contest, may delay or defer payment or discharge thereof if adequate reserves have been maintained with respect thereto in accordance with GAAP;

(c)	subject to the provisions of this Indenture, to keep or cause to be kept proper books of account and make or cause to be made therein true and faithful entries of all its dealings and transactions in relation to its business and the business of its Restricted Subsidiaries, as the case may be, in accordance with GAAP;

(d)	subject to the provisions of this Indenture (including, for greater certainty, the completion of any transaction not prohibited under Section 8.13, Section 8.14 or Section 11.6), to maintain and cause each Restricted Subsidiary to maintain at all times its respective corporate existence in accordance with their respective organizational documents (as the same may be amended from time to time);

(e)	subject to the provisions of this Indenture, to cause each Debenture Guarantee granted by each Guarantor and any subordination undertaking in favour of the Debenture Trustees or the Holders to be maintained in full force and effect at all times until the full and final payment of all amounts due hereunder or under the Debentures; and

(f)	to comply and cause each of its Restricted Subsidiaries to comply with its respective constating documents and all applicable laws, rules, regulations and orders, except to the extent the failure to do so would not reasonably be expected to adversely affect the ability of the Corporation or any of its Restricted Subsidiaries to perform its obligations hereunder or under the Debenture Guarantees or the rights and remedies of the Debenture Trustees or the Holders thereunder.

8.2 Office for Notices, Payments and Registration of Transfer, etc.

The Issuer will maintain in Montreal, Québec, and in such other places acceptable to the Debenture Trustees as the Board of Directors of the Issuer shall designate from time to time, an office or agency where the Debentures may be presented for payment, transfer or exchange and where notices and demands to the Issuer in respect of the Debentures and this Indenture may be served. The principal office of the Canadian Debenture Trustee in Montreal, Québec shall be such offices or agencies of the Issuer unless the Issuer shall designate and maintain some other office or agency for one or more such purposes. The Issuer will give to the Debenture Trustees written notice of the location of any such office or agency and of any change of location thereof. In case the Issuer shall fail to maintain any such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations and demands may be made and notices may be served at the principal office of the Canadian Debenture Trustee in Montreal, Québec.

8.3 Payment of Debentures

The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on, the Debentures on the dates and in the manner provided in the Debentures and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent holds as of 12:00 p.m. (noon) (Montreal time) or, in the case of a payment on the Maturity Date in accordance with Section 2.11, 11:00 a.m. (Montreal time), on the due date money deposited by or on behalf of the Issuer in immediately available funds and designated for the payment of and sufficient to pay all principal, premium, if any, and interest then due.

8.4 Reporting and Notice of Default

(a)	The Issuer shall, within 120 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2012, furnish the Debenture Trustees with an Officer’s Certificate complying with Section 314(a)(4) of the TIA stating that, to the knowledge of the applicable senior officer of the Issuer, the Issuer and each Guarantor has complied with all covenants, conditions or other requirements contained in this Indenture, the non-compliance with which would, with notification or with the lapse of time or otherwise, constitute an Event of Default hereunder, or, if such is not the case, setting forth with reasonable particulars the circumstances of any failure to so comply, the period of existence thereof and the action the Issuer or the Guarantor, as the case may be, is taking with respect thereto;

(b)	Notwithstanding Section 8.4(a), the Issuer and each Guarantor shall promptly deliver to the Debenture Trustees written notice, in the form of an Officer’s Certificate, of any Default or Event of Default, its status, and what action the Issuer or the Guarantor, as applicable, is taking or proposes to take with respect thereto.

(c)	The Issuer shall deliver to the Debenture Trustees such additional information, documents and other reports as is required by Section 314 of the TIA.

8.5 Provision of Financial Information

So long as any of the Debentures are outstanding, the Issuer shall provide to the Debenture Trustees, at any time prior to the date that is 15 days after the latest date on which such filings can be made pursuant to applicable Canadian securities laws and regulations, (i) all quarterly and annual consolidated financial statements of the Corporation and related management’s discussion and analysis of the Corporation, and (ii) any material change reports of the Corporation that, in each case, the Corporation is required to file (through the System for Electric Document Analysis and Retrieval (SEDAR)) pursuant to applicable Canadian securities laws and regulations with applicable Canadian securities commissions.

In the event that the Corporation is no longer subject to the reporting requirements under applicable Canadian securities laws and regulations and is therefore not required to file (through the System for Electric Document Analysis and Retrieval (SEDAR)) quarterly and annual consolidated financial statements with applicable Canadian securities commissions, the Issuer shall continue to furnish to the Debenture Trustees all quarterly and annual consolidated financial statements of the Corporation in the same form and within the same time periods provided in the first paragraph of this Section 8.5 as if the Corporation remained subject to the reporting requirements of applicable Canadian securities laws and regulations. However, in such case, the Issuer shall not be required to furnish to the Debenture Trustees the management’s discussion and analysis and material change reports referred to in the first paragraph of this Section 8.5.

The Corporation and the Debenture Trustees shall not be required to deliver or cause to be delivered to the Holders and Beneficial Holders of Debentures any quarterly or annual consolidated financial statements, related management’s discussion and analysis or any other documents if such documents are available on or through the System for Electric Document Analysis and Retrieval (SEDAR) or the Corporation’s website.

8.6 Restricted Payments

The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment described in clauses (1) to (3) of the definition of “Restricted Payment”. In addition, the Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Investment unless, at the time of and after giving effect to such Restricted Investment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Investment;

(2)	the Consolidated Total Debt to Consolidated EBITDA Ratio for the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Restricted Investment is made would not have been greater than 2.0 to 1.0, determined on a pro forma basis, as if such Restricted Investment had been made at the beginning of such four-quarter period; and

(3)	such Restricted Investment, together with the aggregate amount of all other Restricted Investments made by the Corporation and its Restricted Subsidiaries since the date of this Indenture (excluding any payments permitted by clauses (1) to (6), (8) and (9) of the next succeeding paragraph), is less than the sum of:

(a)	the lesser of: (i) $200 million; or (ii) the sum of (x) $25 million and (y) 25% of the Corporation’s Excess Cash Flow for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of this Indenture to the end of the Corporation’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Investment; plus

(b)	100% of the aggregate net cash proceeds received by the Corporation or the Issuer since the date of this Indenture as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests or from the issue or sale of convertible or exchangeable Disqualified Stock of the Corporation or the Issuer or convertible or exchangeable debt securities of the Corporation or the Issuer, in each case that have been converted into or exchanged for Qualifying Equity Interests (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Corporation); plus

(c)	to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), and (ii) the initial amount of such Restricted Investment; plus

(d)	to the extent that any Unrestricted Subsidiary designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary after the date of this Indenture, the lesser of (i) the Fair Market Value of the Corporation’s Restricted Investment in such Restricted Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Restricted Subsidiary was originally designated as an Unrestricted Subsidiary after the date of this Indenture.

The preceding provisions shall not prohibit:

(1)	the making of any Restricted Payment in exchange for, or out of or with the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Corporation) of, Qualifying Equity Interests or from the substantially concurrent contribution of common equity capital to the Corporation or the Issuer, provided that the amount of any such net proceeds that are utilized for any such Restricted Payment shall not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (b) of the preceding paragraph;

(2)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer, the Corporation or any other Guarantor in exchange for, by conversion into or out of, or with the net cash proceeds from, a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(3)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(4)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the payment of any dividend or the consummation of any redemption by the Corporation or any of its Restricted Subsidiaries, provided that such dividend or redemption is paid in Qualifying Equity Interests;

(5)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition, payment or retirement for value of, or in connection with, any Equity Interests of the Corporation or any of its Restricted Subsidiaries held by any current or former officer, director, consultant or employee (or their estates or beneficiaries of their estates) of the Corporation or any of its Restricted Subsidiaries pursuant to any equity incentive or other plan, equity subscription agreement, stock option, restricted share, deferred share or other similar plan or agreement, shareholders’ agreement, employment agreement or similar agreement, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5 million in any twelve-month period, provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Qualifying Equity Interests to any officer, director, consultant or employee (or their estates or beneficiaries of their estates) of the Corporation or any of its Subsidiaries that occurs after the date of this Indenture to the extent the cash proceeds from the sale of Qualifying Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to clause (3) of the preceding paragraph or clause (1) of this paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by the Corporation or its Restricted Subsidiaries after the date of this Indenture; and

(c)	in addition, cancellation of Indebtedness owing to the Issuer, the Corporation or any other Guarantor from any current or former officer, director, consultant or employee (or any permitted transferees thereof) of the Corporation or any of its Restricted Subsidiaries, in connection with a repurchase of Equity Interests of the Corporation or any of its Restricted Subsidiaries from such Persons shall not be deemed to constitute a Restricted Payment for purposes of this Section 8.6 or any other provisions of this Indenture;

(6)	the repurchase of Equity Interests or other securities deemed to occur upon (i) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (ii) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program of the Corporation or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance;

(7)	payments of cash, dividends, distributions, advances or other Restricted Payments by the Corporation or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (ii) the conversion or exchange of Capital Stock of any such Person;

(8)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock or preferred stock of the Corporation or any of its Restricted Subsidiaries;

(9)	any Restricted Payment to the Corporation or any of its Restricted Subsidiaries;

(10)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase Debentures pursuant to Section 8.9 (including the purchase of all Debentures tendered), any purchase or redemption of Subordinated Indebtedness of the Corporation or any of its Restricted Subsidiaries that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest), provided that, prior to such repayment or repurchase, the Issuer shall have made the Change of Control Offer with respect to the Debentures as required by this Indenture, and the Issuer shall have repurchased all Debentures validly tendered for payment and not withdrawn in connection with such Change of Control Offer;

(11)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, after the completion of an Asset Sale Offer pursuant to Section 8.8 (including the purchase of all Debentures tendered), any purchase or redemption of Subordinated Indebtedness of the Corporation or any of its Restricted Subsidiaries that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest), with any Excess Proceeds that remain after the consummation of an Asset Sale Offer, provided that, prior to such repayment or repurchase, the Issuer shall have made the Asset Sale Offer with respect to the Debentures as required by this Indenture, and the Issuer shall have repurchased all Debentures validly tendered for payment and not withdrawn in connection with such Asset Sale Offer;

(12)	any payment to reimburse the Corporation or any of its Affiliates for actual out-of-pocket expenses (not including fees paid directly or indirectly to the Corporation or any of its Affiliates) for the provision of third party services to the Corporation and its Restricted Subsidiaries;

(13)	any payment resulting from the exercise of rights, or the performance of obligations, arising from any agreement entered into on or prior to the date of this Indenture in connection with the sale, disposition, purchase or acquisition of assets, including any indemnification, adjustment of purchase price, earn-out, put or call option or any similar rights and obligations; and

(14)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $20 million since the date of this Indenture, provided that the aggregate amount of Restricted Payments permitted to be made by the Corporation at any time pursuant to this clause (14) shall be decreased by any amount paid by the Corporation or any of its Restricted Subsidiaries in any twelve-month period (but not exceeding $5 million during any such twelve-month period) pursuant to clause (5) of this paragraph.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Corporation or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 8.6 shall be determined by the Board of Directors of the Corporation whose resolution with respect thereto shall be delivered to the Debenture Trustees.

For purposes of determining compliance with this Section 8.6, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (14) of the second paragraph of this Section 8.6, or is entitled to be made pursuant to the first paragraph thereof, the Corporation shall be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this Section 8.6.

8.7 Incurrence of Indebtedness and Issuance of Preferred Stock

The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Corporation shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock, provided, however, that the Corporation or any of its Restricted Subsidiaries may incur Subordinated Indebtedness or Acquired Debt or issue Disqualified Stock, and the Guarantors may incur Subordinated Indebtedness or Acquired Debt or issue preferred stock, if the Consolidated Total Debt to Consolidated EBITDA Ratio for the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Subordinated Indebtedness or Acquired Debt is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would not have been greater than 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Subordinated Indebtedness or Acquired Debt had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; provided further, that, notwithstanding Section 8.18, any Restricted Subsidiary that ceases to be a Wholly-Owned Subsidiary of the Corporation as a result of such Restricted Subsidiary issuing Capital Stock pursuant to this Section 8.7 shall be deemed to remain a Restricted Subsidiary for all purposes under this Indenture.

The first paragraph of this Section 8.7 shall not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following Disqualified Stock (collectively, “Permitted Debt”):

(1)	the incurrence by the Corporation or any of its Restricted Subsidiaries and the guarantee thereof by any of the Guarantors of Indebtedness and letters of credit (and reimbursement obligations with respect thereto) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum remaining potential liability of the Corporation and its Restricted Subsidiaries thereunder) not to exceed, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (1), $50 million, provided that the aggregate principal amount of Indebtedness permitted to be incurred by the Corporation at any time pursuant to this clause (1) shall be decreased by the principal amount of Indebtedness then incurred by the Corporation pursuant to clauses (3) and (10) (to the extent that any Indebtedness incurred pursuant to such clause (10) is secured by a Permitted Lien pursuant to clause (3) of the definition of “Permitted Liens”) of this paragraph;

(2)	the incurrence by the Corporation or any Restricted Subsidiary of Existing Indebtedness (other than Indebtedness permitted under clauses (4), (6), (10), (16) and (17));

(3)	Indebtedness incurred by a Receivables Entity in a Qualified Receivables Transaction, provided that, after giving effect to any such incurrence, the aggregate principal amount of Indebtedness at any one time outstanding under this clause (3) does not exceed, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (3), $50 million, provided further, that the aggregate principal amount of Indebtedness permitted to be incurred by any Receivables Entity at any time pursuant to this clause (3) shall be decreased by the principal amount of additional Indebtedness then incurred by the Corporation pursuant to clauses (1) and (10) (to the extent that any Indebtedness incurred pursuant to such clause (10) is secured by a Permitted Lien pursuant to clause (3) of the definition of “Permitted Liens”) of this paragraph;

(4)	letters of credit and banker’s acceptances issued in the ordinary course of business (and reimbursement obligations with respect thereto) in an aggregate principal amount (with letters of credit and banker’s acceptances being deemed to have a principal amount equal to the maximum remaining potential liability of the Corporation and its Restricted Subsidiaries thereunder) not to exceed, as of any date of incurrence of Indebtedness pursuant to this clause (4), when combined with any Existing Indebtedness that comprises of letters of credit and banker’s acceptances (with such letters of credit and banker’s acceptances being deemed to have a principal amount equal to the maximum remaining potential liability of the Corporation and its Restricted Subsidiaries thereunder) and all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), $25 million;

(5)	the incurrence by the Issuer, the Corporation and the other Guarantors of Indebtedness represented by the Senior Secured Notes, the related Senior Secured Note Guarantees, the Debentures and the related Debenture Guarantees;

(6)	the incurrence by the Corporation or any of its Restricted Subsidiaries of Attributable Debt in connection with a sale and leaseback transaction or Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation, expansion, repair or improvement of property, plant or equipment used in the business of the Corporation or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the purchase of Equity Interests of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (6), not to exceed, as of any date of incurrence of Indebtedness pursuant to this clause (6), $15 million;

(7)	the incurrence by the Corporation or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge any Indebtedness (other than Intercompany Indebtedness) that was permitted by this Indenture to be incurred under the first paragraph of this Section 8.7 or clauses (2), (5) and (7) of this paragraph;

(8)	the incurrence by the Corporation or any of its Restricted Subsidiaries of Intercompany Indebtedness between or among the Corporation and one or more of its Restricted Subsidiaries or between or among two or more Restricted Subsidiaries, provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Corporation or any of its Restricted Subsidiaries and (b) any sale or other transfer of any such Indebtedness to a Person that is not either the Corporation or any of its Restricted Subsidiaries, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Corporation or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (8);

(9)	the issuance by any of the Corporation’s Restricted Subsidiaries to the Corporation or to any of its Restricted Subsidiaries of shares of preferred stock, provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Corporation or any of its Restricted Subsidiaries and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either the Corporation or any of its Restricted Subsidiaries shall be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (9);

(10)	the incurrence by the Corporation or any of its Restricted Subsidiaries of Cash Management Obligations and Hedging Obligations in the ordinary course of business in an aggregate principal amount not to exceed $25 million at any one time outstanding;

(11)	the guarantee by the Issuer, the Corporation or any of the other Guarantors of Indebtedness of the Corporation or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 8.7, provided that if the Indebtedness being guaranteed is subordinated to the Debentures, then the Guarantee must be subordinated to the same extent as the Indebtedness guaranteed;

(12)	the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, bankers’ acceptances, performance, completion and surety bonds, completion guarantees and similar obligations in the ordinary course of business;

(13)	the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a cheque, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(14)

the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Corporation or such Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the acquisition, sale or disposition of any business or assets, or Capital Stock of the Corporation or any of its Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock;

(15)	the incurrence of contingent liabilities arising out of endorsements of cheques and other negotiable instruments for deposit or collection in the ordinary course of business;

(16)	the incurrence of Indebtedness, consisting of guarantees of loans or other extensions of credit to or on behalf of current or former officers, directors, employees and consultants (and their spouses and estates) of the Corporation or any of its Restricted Subsidiaries for the purpose of permitting such Persons to purchase or redeem Capital Stock of the Corporation or any of its Restricted Subsidiaries or in connection with the exercise by such Persons of stock options of the Corporation or any of its Restricted Subsidiaries and the funding of the exercise price of such stock options, in an aggregate principal amount not to exceed $2 million at any one time outstanding;

(17)	Indebtedness of the Corporation or any of its Restricted Subsidiaries to credit card providers, processors or intermediaries in connection with credit card processing or financing services incurred in the ordinary course of business of the Corporation and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25 million;

(18)	the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness owed to one or more Persons in respect of premium financing or similar deferred payment obligations with respect to insurance policies purchased in the ordinary course of business; and

(19)	the incurrence by the Corporation or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed $40 million.

For purposes of determining compliance with this Section 8.7, in the event that an item of proposed Indebtedness or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) of this Section 8.7, or is entitled to be incurred pursuant to the first paragraph of this Section 8.7, the Corporation shall be permitted to classify all or a portion of such item of Indebtedness or Disqualified Stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness or Disqualified Stock, in any manner that complies with this Section 8.7.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 8.7, provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Total Debt of the Corporation as accrued. Notwithstanding any other provision of this Section 8.7, the maximum amount of Indebtedness that the Corporation or any Restricted Subsidiary may incur pursuant to this Section 8.7 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date shall be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

8.8 Asset Sales

The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale on or after the date of this Indenture unless:

(1)	the Corporation (or its Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by the Corporation (or its Restricted Subsidiary, as the case may be) is in the form of cash or Cash Equivalents. For purposes of this clause (2), each of the following shall be deemed to be cash:

(a)	any liabilities, as shown on the Corporation’s most recent consolidated balance sheet, of the Corporation or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Debentures or any Debenture Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption or similar agreement and without recourse to the Corporation or any of its Restricted Subsidiaries;

(b)	any securities, Senior Secured Notes, Debentures or other obligations received by the Corporation or any such Restricted Subsidiary from such transferee that are converted by the Corporation or such Restricted Subsidiary into cash or Cash Equivalents within 30 days of receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(c)	any Designated Non-Cash Consideration received by the Corporation or any Restricted Subsidiary thereof in such Asset Sale having a Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $20 million, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received without giving effect to subsequent changes in value;

(d)	any assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary;

(e)	any assets that are used or useful in a Permitted Business; and

(f)	cash held in escrow as security for any indemnification, settlement or adjustment of purchase price, earn-outs or similar obligations in connection with the Asset Sale.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale or a Casualty or Condemnation Event directly attributable to any assets or properties of the Corporation or any of its Restricted Subsidiaries, the Corporation (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds (excluding any Net Proceeds used to repay Senior Secured Notes in accordance with the terms of the Senior Secured Note Indenture) at its option:

(1)	to prepay, repay, purchase or legally defease Applicable Indebtedness to the extent required to do so by the terms of any such Applicable Indebtedness;

(2)	to redeem Debentures in accordance with Section 4.1;

(3)	to acquire Debentures in accordance with Section 4.6;

(4)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Corporation;

(5)	to make a capital expenditure with respect to a Permitted Business;

(6)	to purchase assets that would constitute collateral securing the Senior Secured Notes or Senior Secured Note Guarantees, as applicable, or that would be subject to other Permitted Liens, or, in the case of a Casualty or Condemnation Event, to repair, restore, rebuild or replace property subject to such Casualty or Condemnation Event; or

(7)	to acquire other assets that are used or useful in a Permitted Business.

Notwithstanding the foregoing, in the event the Corporation or any Restricted Subsidiary enters into a binding agreement committing to make an acquisition, expenditure or investment in compliance with clauses (4) to (7) of the preceding paragraph within 365 days after the receipt of any Net Proceeds from an Asset Sale, such commitment shall be treated as a permitted application of the Net Proceeds from the date of the execution of such agreement until the earlier of (i) the date on which such acquisition or investment is consummated or such expenditure is made or such agreement is terminated, and (ii) the 180th day after the expiration of the aforementioned 365-day period.

Any Net Proceeds from Asset Sales or Casualty or Condemnation Events that are not applied or invested as provided in the second paragraph of this Section 8.8 shall constitute “Excess Proceeds”. Once the aggregate amount of Excess Proceeds exceeds $35 million, the Issuer shall, within 30 days thereof, make an offer (an “Asset Sale Offer”) to all the Holders of Debentures to repurchase, without premium or penalty, the maximum principal amount of Debentures that may be repurchased with such Excess Proceeds. The offer price for any Asset Sale Offer shall be equal to 100% of the aggregate principal amount of Debentures, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date) and shall be payable in cash (the “Asset Sale Offer Payment”). The Issuer shall send a notice to each Holder of Debentures with a copy to the Debenture Trustees describing the Asset Sale Offer and offering to repurchase Debentures on a given date specified in the notice (the “Asset Sale Offer Payment Date”), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by this Indenture and described in such notice.

In the event that any Excess Proceeds remain after the completion of an Asset Sale Offer, the Corporation or the applicable Restricted Subsidiary may use such remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture. In the event that the aggregate amount to be paid in respect of all the Debentures or portion of Debentures properly tendered pursuant to any Asset Sale Offer exceeds the Excess Proceeds, selection of the Debentures for repurchase shall be made by the Debenture Trustees on a pro rata basis (or, in the case of Debentures represented by a Global Certificate, as set forth in Section 2.5, based on a method that most nearly approximates a pro rata selection as the Debenture Trustees deem fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements. No Debentures of a principal amount of $1.00 or less shall be repurchased in part. Upon completion of each Asset Sale Offer, the amount of Net Proceeds shall be reset at zero.

The Issuer shall comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Debentures as a result of an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale Offer provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale Offer provisions of this Indenture by virtue of such compliance.

On the Asset Sale Offer Payment Date, the Issuer shall, to the extent lawful:

(a)	accept for payment all Debentures or portions of Debentures properly tendered pursuant to the Asset Sale Offer;

(b)	deposit with the paying agent an amount equal to the Asset Sale Offer Payment in respect of all Debentures or portions of Debentures properly tendered; and

(c)	deliver or cause to be delivered to the Debenture Trustees the Debentures properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Debentures or portions of Debentures being purchased by the Issuer.

The Paying Agent shall promptly mail to each Holder of Debentures properly tendered the Asset Sale Offer Payment for such Debentures as directed by the Issuer in writing, any Debenture Trustee shall promptly authenticate upon an authentication order from the Issuer and mail (or cause to be transferred by book entry) to each Holder a Debenture equal in principal amount to any unpurchased portion of the Debentures surrendered, if any, provided that each Debenture shall be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof.

The provisions described above that require the Issuer to make an Asset Sale Offer shall be applicable whether or not any other provisions of this Indenture are applicable.

Pending the final application of any Net Proceeds, the Corporation or the applicable Restricted Subsidiary, as the case may be, may temporarily reduce Indebtedness under Credit Facilities or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

If 90% or more of the aggregate principal amount of the Debentures outstanding on the date of the giving of notice of an Asset Sale Offer have been tendered to the Issuer pursuant to the Asset Sale Offer, the Issuer shall have the right to redeem all the remaining Debentures at the same price as under the Asset Sale Offer. Notice of such redemption must be given by the Issuer to the Debenture Trustees within 10 days following the expiry of the Asset Sale Offer, and promptly thereafter, by the Debenture Trustees to the Holders of the Debentures not tendered pursuant to the Asset Sale Offer.

8.9 Offer to Repurchase Upon Change of Control

Following the completion of any Senior Secured Notes Change of Control Offer, the Issuer shall be required to offer each Holder of Debentures to repurchase all or any part (in minimum denominations of the lesser of a Holder’s entire position and $1,000 and any integral multiple of $1.00 in excess thereof) of that Holder’s Debentures on the terms set forth in this

Indenture (the “Change of Control Offer”). For purposes of this Section 8.9, the “completion of any Senior Secured Notes Change of Control Offer” shall be deemed to have occurred on the earlier of (a) the date upon which all Senior Secured Notes properly tendered pursuant to a Senior Secured Notes Change of Control Offer have been accepted by the Issuer (or a third party as permitted under the Senior Secured Note Indenture) for payment and the Issuer (or such third party) has deposited with the paying agent the necessary cash amount to effect payment in full for all such Senior Secured Notes or (b) if no Senior Secured Notes remain outstanding upon the occurrence of a Change of Control, the date of such Change of Control.

In the Change of Control Offer, the Issuer shall offer a Change of Control payment (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Debentures repurchased, plus accrued and unpaid interest, if any, to the date of repurchase on the Debentures repurchased (subject to the rights of Holders of Debentures on the relevant record date to receive interest due on the relevant Interest Payment Date), payable in cash or, at the Issuer’s election, in whole or in part, in Common Shares having an aggregate value, based on the Current Market Price as of the date on which the notice of the Change of Control Offer is given, equal to the Change of Control Payment.

Within 30 days following the completion of any Senior Secured Notes Change of Control Offer, the Issuer shall send a notice to each Holder of Debentures, with a copy to the Debenture Trustees, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Debentures on the date specified in the notice (the “Change of Control Payment Date”), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by this Indenture and described in such notice. In the event that the Issuer elects to pay all or any portion of the Change of Control Payment in Common Shares, such notice shall state that such election is being made and shall set forth the applicable Current Market Price, as determined as of the date on which the notice of the Change of Control Offer is given, that shall be used for Common Shares to be issued pursuant to such election.

The Issuer shall comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Debentures as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuer shall, to the extent lawful:

(1)	accept for payment all Debentures or portions of Debentures properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent a cash amount or a number of Common Shares, or a combination thereof, equal to the Change of Control Payment in respect of all Debentures or portions of Debentures properly tendered; and

(3)	deliver or cause to be delivered to the Debenture Trustees the Debentures properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Debentures or portions of Debentures being purchased by the Issuer.

The Paying Agent shall promptly mail to each Holder of Debentures properly tendered the Change of Control Payment for such Debentures as directed by the Issuer in writing, and the Canadian Debenture Trustee shall promptly authenticate upon an authentication order from the Issuer and mail (or cause to be transferred by book entry) to each Holder a Debenture equal in principal amount to any unpurchased portion of the Debentures surrendered, if any, provided that each Debenture shall be in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions of this Section 8.9 that require the Issuer to make a Change of Control Offer following the completion of any Senior Secured Notes Change of Control Offer shall be applicable whether or not any other provisions of this Indenture are applicable. Except as set forth in this Section 8.9 with respect to a Change of Control, the Issuer shall not be required to repurchase or redeem Debentures in the event of a takeover, recapitalization or similar transaction.

If 90% or more of the aggregate principal amount of the Debentures outstanding on the date of the giving of notice of the Change of Control have been tendered to the Issuer pursuant to the Change of Control Offer, the Issuer shall have the right to redeem all the remaining Debentures at the same price as under the Change of Control Offer. Notice of such redemption must be given by the Issuer to the Debenture Trustees within 10 days following the expiry of the Change of Control Offer, and promptly thereafter, by the Debenture Trustees to the Holders of the Debentures not tendered pursuant to the Change of Control Offer.

The Issuer shall not be required to make a Change of Control Offer upon the completion of any Senior Secured Notes Change of Control Offer if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Debentures properly tendered and not withdrawn under the Change of Control Offer, unless and until there is a default in payment of the amount equal to the Change of Control Payment. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made, concurrently with a Senior Secured Notes Change of Control Offer and in advance of a Change of Control, conditional upon the consummation of such Change of Control, if (i) a definitive agreement is in place for the Change of Control at the time the Senior Secured Notes Change of Control Offer and the Change of Control Offer are made, and (ii) the Change of Control Offer is conditional upon the completion of the Senior Secured Notes Change of Control Offer.

8.10 Liens

The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens.

8.11 Limitation on Sale and Leaseback Transactions

The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction with respect to any fixed assets, provided, however, that this Section 8.11 shall not apply to any sale and leaseback transaction if:

(1)	(i) such Restricted Subsidiary created a Lien on such property or asset securing Attributable Debt pursuant to Section 8.10, (ii) the net cash proceeds of such sale and leaseback transaction are at least equal to the Fair Market Value of the property or asset that is subject to such sale and leaseback transaction and (iii) the transfer of assets and application of proceeds in such sale and leaseback transaction is permitted by and in compliance with Section 8.8;

(2)	the lease in such sale and leaseback transaction is for a period, including renewal rights, of eighteen months or less; or

(3)	such sale and leaseback transaction is entered into between the Corporation and a Restricted Subsidiary or a Restricted Subsidiary and another Restricted Subsidiary.

8.12 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Corporation or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Corporation;

(2)	make loans or advances to the Corporation; or

(3)	sell, lease or transfer any of its properties or assets to the Corporation.

However, the preceding restrictions shall not apply to encumbrances or restrictions existing under or by reason of:

(1)	instruments, indentures, agreements or other documents governing Existing Indebtedness, the Senior Secured Notes, Credit Facilities or Receivables Facilities or other contractual encumbrances or restrictions, in each case, as in effect on the date of this Indenture or incurred after the date of this Indenture as permitted under this Indenture, and any amendments, restatements, modifications, renewals, supplements, extensions, refundings, replacements or refinancings of those agreements, provided that the amendments, restatements, modifications, renewals, supplements, extensions, refundings, replacements or refinancings are not, in the good faith judgment of the Board of Directors of the Corporation, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture or those contained in those agreements after the date of this Indenture as permitted under this Indenture;

(2)	the Senior Secured Note Indenture, the Senior Secured Notes, the Senior Secured Note Guarantees, the Debentures, the Debenture Guarantees and this Indenture;

(3)	applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4)	(a) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Corporation or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred; and (b) any amendment, modification, replacement or refinancing thereof, provided, however, that such encumbrances or restrictions are not, in the good faith judgment of the Board of Directors of the Corporation, materially more restrictive, taken as a whole, with respect to consensual encumbrances or restrictions set forth in clauses (1), (2) or (3) of the first paragraph of this Section 8.12 than on such encumbrances or restrictions prior to such amendment, modification, replacement or refinancing;

(5)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the first paragraph of this Section 8.12;

(7)	any restriction with respect to (a) a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary or (b) any asset of a Restricted Subsidiary pursuant to an agreement entered into for the sale or other disposition of such asset (including in connection with sale and leaseback transactions), in each case pending the closing of such sale or disposition;

(8)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith judgment of the Board of Directors of the Corporation, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, extended, renewed, refunded, replaced, defeased or discharged;

(9)	Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Entity;

(10)	provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to the Capital Stock of a Person other than on a pro rata basis;

(11)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale and leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors of the Corporation, which limitation is applicable only to the assets that are the subject of such agreements;

(12)	restrictions on cash or other deposits or net worth imposed in leases, in agreements with customers and under other contracts entered into in the ordinary course of business;

(13)	restrictions in other Indebtedness incurred in compliance with Section 8.7, provided that such restrictions, taken as a whole, are, in the good faith judgment of the Board of Directors of the Corporation, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (1) and (2) above;

(14)	encumbrances on property that exist at the time such property was acquired by the Corporation or any Restricted Subsidiary;

(15)	any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(16)	restrictions contained in agreements governing Permitted Liens of the Corporation or any of its Restricted Subsidiaries or in respect of licenses otherwise permitted to be incurred under this Indenture, in each case to the extent such restrictions only restrict the transfer of the property subject to such agreement or license.

8.13 Merger, Consolidation, or Sale of All or Substantially All Assets

Except as otherwise provided in Section 11.6 hereof, the Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly: (1) merge, consolidate or amalgamate with or into another Person or (2) sell, assign, transfer or otherwise dispose of all or substantially all of the properties or assets of the Corporation and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) the Corporation or the Issuer is the surviving Person; or (b) the Person formed by or surviving any such merger, consolidation or amalgamation (if other than the Corporation or the Issuer) or to which such sale, assignment, transfer or other disposition has been made is organized or existing under the laws of Canada or any province or territory thereof;

(2)	the Person formed by or surviving any such merger, consolidation or amalgamation (if other than the Corporation or the Issuer) or the Person to which such sale, assignment, transfer or other disposition has been made assumes all the obligations of the Corporation or the Issuer, as the case may be, under the Debentures, this Indenture and pursuant to agreements reasonably satisfactory to the Debenture Trustees;

(3)	immediately after such transaction, no Default or Event of Default exists;

(4)	the Corporation, the Issuer or the Person formed by or surviving any such merger, consolidation or amalgamation (if other than the Corporation or the Issuer), or to which such sale, assignment, transfer, or other disposition has been made would have, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction, a Consolidated Total Debt to Consolidated EBITDA Ratio not greater than 2.0 to 1.0; and

(5)	the Corporation shall have delivered, or caused to be delivered, to the Debenture Trustees (i) an Officer’s Certificate stating that all conditions set forth in clauses (1) to (4) of this Section 8.13 have been satisfied and (ii) an opinion of counsel stating that the Corporation or the Issuer is the surviving Person, or that the Person formed by or surviving any such merger, consolidation or amalgamation (if other than the Corporation or the Issuer) or to which such sale, assignment, transfer or other disposition has been made is organized or existing under the laws of Canada or any province or territory thereof.

In addition, the Corporation shall not, directly or indirectly, lease all or substantially all of the properties and assets of the Corporation and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.

This Section 8.13 shall not apply to:

(1)	any merger, consolidation or amalgamation of the Corporation or the Issuer with an Affiliate for the purpose of (a) reorganizing the Corporation or the Issuer as a different type of entity, or (b) reincorporating or reorganizing the Corporation or the Issuer in another jurisdiction, in each case in a transaction that complies with clauses (1), (2), (3) and (4) of the prior paragraph; or

(2)	any merger, consolidation or amalgamation, or any sale, assignment, transfer or other disposition of assets between or among the Corporation and one or more of its Restricted Subsidiaries or between or among two or more Restricted Subsidiaries.

Upon consummation of any transaction effected in accordance with this Section 8.13, if the Corporation or the Issuer is not the succeeding Person, the other Person or the succeeding Person, as applicable, will succeed to, and be substituted for, and may exercise every right and power of the Corporation and the Issuer under this Indenture. Upon such substitution, except in the case of a lease of all or substantially all of its Property, the Corporation and the Issuer will be released and discharged from their respective obligations under this Indenture and the Debentures and the Debenture Trustees will execute any documents which it may be advised are necessary or advisable for effecting or evidencing such release and discharge.

8.14 Transactions with Affiliates

The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Corporation (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Corporation or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Corporation or such Restricted Subsidiary with a Person that is not an Affiliate of the Corporation; and

(2)	the Corporation delivers to the Debenture Trustees:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, a resolution of the Board of Directors of the Corporation set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 8.14 and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the Corporation; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $60 million, an opinion as to the fairness to the Corporation or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of the prior paragraph:

(1)	any consulting or employment agreement or arrangements, employee or director compensation, incentive compensation plan, stock option or stock ownership plan, employee benefit plan, severance arrangements, officer or director indemnification agreement or any similar arrangement entered into by the Corporation or any of its Restricted Subsidiaries in the ordinary course of business for the benefit of directors, officers, employees and consultants of the Corporation or any of its Restricted Subsidiaries and payments, other benefits (including, bonuses, retirement, severances, health, stock option, restricted share, stock appreciation right, phantom right, profits interest, equity incentive and other benefit plans) and transactions pursuant thereto;

(2)	transactions between or among the Corporation and one or more of its Restricted Subsidiaries or between or among two or more Restricted Subsidiaries;

(3)	transactions with a Person that is an Affiliate of the Corporation solely because the Corporation owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable compensation or fees, reimbursements of expenses (pursuant to indemnity arrangements or otherwise) and indemnities provided to or on behalf of officers, directors, employees or consultants of the Corporation or any of its Restricted Subsidiaries;

(5)	any issuance of Qualifying Equity Interests or any Restricted Subsidiary to Affiliates of the Corporation, or any contribution of capital by Affiliates of the Corporation to the Corporation or any Restricted Subsidiary;

(6)	any transaction with an Affiliate where the consideration paid by the Corporation or any of its Restricted Subsidiaries is a Qualifying Equity Interest;

(7)	Permitted Investments, and Restricted Payments that are permitted under and made in compliance with Section 8.6;

(8)	any transaction effected as part of a Qualified Receivables Transaction;

(9)	loans or advances to officers, directors, employees or consultants of the Corporation or any of its Restricted Subsidiaries in the ordinary course of business not to exceed $2 million in the aggregate at any one time outstanding;

(10)	any Joint Purchasing Agreement;

(11)	any merger, consolidation, amalgamation or other transaction with an Affiliate for the purpose of reincorporating or reorganizing the Corporation or a Restricted Subsidiary in another jurisdiction as permitted by this Indenture;

(12)	purchase or sale of goods and/or services in the ordinary course of business on terms that are no less favorable to the Corporation or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Corporation or such Restricted Subsidiary with a Person that is not an Affiliate of the Corporation;

(13)	if such Affiliate Transaction is with an Affiliate in its capacity as a holder of Indebtedness of the Corporation or any Restricted Subsidiary, a transaction in which such Affiliate is treated no more favorably than the other holders of Indebtedness of the Corporation or such Restricted Subsidiary;

(14)	any capital contribution to any Affiliate otherwise permitted by this Indenture;

(15)	any payment to reimburse the Corporation or its Affiliates for actual out-of-pocket expenses (not including fees paid directly or indirectly to the Corporation or its Affiliates) for the provision of third party services to the Corporation and its Restricted Subsidiaries;

(16)	transactions with any joint venture engaged in a Permitted Business, provided that all the outstanding ownership interests of such joint venture are owned only by the Corporation, its Restricted Subsidiaries and Persons that are not Affiliates of the Corporation;

(17)	any Investment of the Corporation or any of its Restricted Subsidiaries existing on the date of this Indenture, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the date of this Indenture;

(18)	transactions pursuant to agreements or arrangements in effect on the date of this Indenture or any amendment, modification or supplement thereto or replacement thereof and any payments made or performance under any agreement as in effect on the date of this Indenture or any amendment, replacement, extension or renewal thereof (so long as such agreement as so amended, replaced, extended or renewed is not, in the good faith judgment of the Board of Directors of the Corporation, materially less favorable, to the Holders of the Debentures);

(19)	transactions between the Corporation or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors or officers is also a director or officer of the Corporation, provided that such director abstains from voting as a director of the Corporation on any such transaction involving such other Person;

(20)	repurchase of Senior Secured Notes or Debentures held by an Affiliate of the Corporation if repurchased on the same terms as offered to Persons that are not Affiliates of the Corporation; and

(21)	transactions entered into in good faith with any of the Corporation’s or a Restricted Subsidiary’s Affiliates which provide for shared services and/or facilities arrangements and which provide cost savings and/or other operational efficiencies to the Corporation and the Restricted Subsidiaries, taken as a whole, as determined in good faith by the Board of Directors of the Corporation, and payments related thereto.

8.15 Business Activities

The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Corporation and its Restricted Subsidiaries, taken as a whole.

8.16 Additional Debenture Guarantees

Any Subsidiary that becomes a Restricted Subsidiary or that is designated as a Restricted Subsidiary after the date of this Indenture pursuant to Section 8.18 shall become a Guarantor of the Debentures and execute a supplemental indenture effectuating such Guarantor’s Debenture Guarantee and deliver an opinion of counsel and an Officer’s Certificate as to the authorization, execution, delivery and enforceability of such supplemental indenture satisfactory to the Debenture Trustees within 30 Business Days of the date on which it became a Restricted Subsidiary or on which it was designated as a Restricted Subsidiary, provided that any Wholly-Owned Subsidiary that constitutes a Receivables Entity or an Unrestricted Subsidiary need not become a Guarantor until such time as it ceases to be a Receivables Entity or an Unrestricted Subsidiary.

8.17 Limitation on Issuances and Sales of Equity Interests in Wholly-Owned Restricted Subsidiaries

The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to sell, transfer, or otherwise dispose of any Equity Interests in any Wholly-Owned Restricted Subsidiary of the Corporation to any Person (other than the Corporation or a Wholly-Owned Restricted Subsidiary of the Corporation), unless:

(1)	such sale, transfer, or other disposition is of all the Equity Interests in such Wholly-Owned Restricted Subsidiary; and

(2)	the net proceeds from such sale, transfer, or other disposition are, to the extent required, applied in accordance with Section 8.8.

In addition, the Corporation shall not permit any of its Wholly-Owned Restricted Subsidiaries to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to the Corporation or a Wholly-Owned Restricted Subsidiary of the Corporation.

8.18 Designation of Restricted and Unrestricted Subsidiaries

All of the Corporation’s existing Wholly-Owned Subsidiaries shall be “Restricted Subsidiaries” and any future Wholly-Owned Subsidiary of the Corporation shall become a “Restricted Subsidiary” as at such time that it becomes a Wholly-Owned Subsidiary of the Corporation.

The Board of Directors of the Corporation shall not be permitted to designate any existing or future Wholly-Owned Subsidiary of the Corporation as an “Unrestricted Subsidiary”. However, the Board of Directors of the Corporation shall be permitted to (1) designate any Unrestricted Subsidiary or any Subsidiary that is not a Wholly-Owned Subsidiary as a “Restricted Subsidiary”, provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary in an amount equal to the outstanding Indebtedness of such Unrestricted Subsidiary or Subsidiary that is not a Wholly-Owned Subsidiary, as applicable, and such designation shall only be permitted if (a) such Indebtedness is permitted under Section 8.7, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (b) no Default or Event of Default would be in existence following such designation, or (2) subject to the first paragraph of Section 8.7, designate any Restricted Subsidiary that is not a Wholly-Owned Subsidiary as an “Unrestricted Subsidiary” if, as at the time of such designation, (a) such designation would not cause a Default, and (b) after giving pro forma effect to such designation, (i) the sum, without duplication, of the EBITDA of the Corporation’s Unrestricted Subsidiaries, would not be greater than 10% of the EBITDA of the Corporation and its Subsidiaries, on a consolidated basis, and (ii) the sum, without duplication, of the total assets of the Corporation’s Unrestricted Subsidiaries, would not be greater than 10% of the total assets of the Corporation and its Subsidiaries, on a consolidated basis, all as shown on the most recent internal income statement and balance sheet of the Corporation; provided, however, that upon such designation the aggregate Fair Market Value of all outstanding Investments owned by the Corporation and its Restricted Subsidiaries in such Restricted Subsidiary shall be deemed to be an Investment made as of the time of the designation and shall reduce the amount available for Restricted Payments under Section 8.6 or under one or more clauses of the definition of “Permitted Investments”, as determined by the Corporation, and provided further that such designation shall only be permitted if the Investment would be permitted at that time and if such Restricted Subsidiary that is not a Wholly-Owned Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be evidenced to the Debenture Trustees by filing with the Debenture Trustees a certified copy of a resolution of the Board of Directors of the Corporation giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted under Section 8.6. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Unrestricted Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 8.7, the Corporation shall be in default of such Section 8.7.

Mediative G.P. Inc. and Mediative Performance L.P. shall be treated as “Unrestricted Subsidiaries” from and after the date of this Indenture. In the event Mediative G.P. Inc. and Mediative Performance L.P. become Wholly-Owned Subsidiaries of the Corporation, Mediative G.P. Inc. and Mediative Performance L.P. will, at such time, become Restricted Subsidiaries.

8.19 Guarantors

The Issuer shall cause the Corporation, each of the Restricted Subsidiaries (other than the Issuer and any Subsidiary that constitutes a Receivables Entity) and any Subsidiary that is designated as a Restricted Subsidiary (other than the Issuer) after the Issue Date, to execute and deliver to the Debenture Trustees a Supplemental Indenture substantially in the form of Schedule E pursuant to which each such entity shall provide a Debenture Guarantee.

8.20 Payments for Consents

The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Debentures unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

8.21 No Additional Amounts

All amounts paid or credited by the Issuer or by any of the Guarantors under or with respect to the Debentures or any Debenture Guarantee shall be made net of any withholding or deduction for or on account of any present or future tax, duty, levy, assessment or other governmental charge (hereinafter referred to collectively as, “Taxes”) imposed or levied by or on behalf of any jurisdiction in which the Issuer or such Guarantor is organized, resident, or doing business for tax purposes or from or through which such the Issuer or such Guarantor (or its agents) makes any payment on the Debentures or any Debenture Guarantee or any department or political subdivision thereof (each, a “Relevant Taxing Jurisdiction”), and the Issuer and the Guarantors are undertaking no obligation to, and shall not make any payments of, any additional amounts to Holders of Debentures in respect of any Taxes to the extent that such Taxes at any time become payable.

The Issuer or relevant Guarantor shall make any required withholding or deduction and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law.

8.22 Listing

The Corporation shall use commercially reasonable efforts to ensure that the Common Shares and the Debentures are listed and posted for trading on the TSX or failing that, the TSX-V, to maintain such listing and posting for trading of the Common Shares and the Debentures on the TSX or TSX-V, as the case may be, and to maintain the Corporation’s status as a “reporting issuer” not in default under applicable Canadian provincial securities laws.

8.23 Corporation to Reserve Common Shares

The Corporation covenants with the Issuer and the Debenture Trustees that it will at all times reserve and keep available out of its authorized Common Shares (if the number thereof is or becomes limited), solely for the purpose of issue upon exchange of Debentures as provided in Article 6 or pursuant to a Change of Control Payment as provided in Article 8, and conditionally allot to Holders of Debentures or the Debenture Trustees, as applicable, such number of Common Shares as shall then be issuable upon such exchange or payment, as the case may be. The Corporation covenants with the Issuer and the Debenture Trustees that all Common Shares which shall be so issuable shall be duly and validly issued as fully-paid and non-assessable. The Corporation further covenants with the Issuer and the Debenture Trustees that it shall take all actions and do all things reasonably necessary or desirable (including, without limitation, cause the parties to the Exchange Agreement to perform their obligations thereunder) to enable and permit the Issuer, in accordance with applicable law, to perform its obligations hereunder to deliver the requisite number of Common Shares to Holders of Debentures or the Debenture Trustees, as applicable, upon the exercise of such exchange right and upon the exercise by the Issuer of its option to make a payment, in whole or in part, in Common Shares upon a Change of Control as provided in Section 8.9 hereof.

ARTICLE 9

DEFAULTS AND ENFORCEMENT

9.1 Events of Default

The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Indenture:

(1)	default for 30 days in the payment when due of interest on the Debentures;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Debentures;

(3)	failure by the Corporation or any of its Restricted Subsidiaries to comply with the provisions described under Sections 8.9 or 8.13;

(4)	failure by the Corporation or any of its Restricted Subsidiaries for 30 days after notice to the Issuer by the Debenture Trustees or the Holders of at least 25% in aggregate principal amount of the Debentures then outstanding to comply with the provisions described under Section 8.8;

(5)	failure by the Corporation or any of its Restricted Subsidiaries for 60 days after notice to the Issuer by the Debenture Trustees or the Holders of at least 25% in aggregate principal amount of the Debentures then outstanding to comply with any of the other covenants of the Debentures or this Indenture (other than those specified in clause (1), (2), (3) or (4) above);

(6)	default under any agreement, mortgage, deed, hypothec, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Corporation or any of its Restricted Subsidiaries, whether such Indebtedness now exists, or is created after the date of this Indenture, if (i) that default results in the acceleration of such Indebtedness prior to its Stated Maturity (which acceleration is not rescinded or annulled) and (ii) the aggregate principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $50 million or more;

(7)	any Guarantor denies or challenges the validity of its Debenture Guarantee; and

(8)	the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)	commences voluntary proceedings to be adjudicated bankrupt or insolvent;

(b)	consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(c)	consents to the appointment of a custodian of it or for all or substantially all of its property;

(d)	makes a general assignment for the benefit of its creditors; or

(e)	admits in writing its inability to pay its debts generally as they become due; and

(9)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)	is for relief against the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary proceeding in which the Corporation or any of its Restricted Subsidiary that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(b)	appoints a custodian of the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property or assets of the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(c)	orders the liquidation of the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days.

9.2 Acceleration of Maturity

(a)	If an Event of Default referred to in clauses (8) and (9) of Section 9.1 shall arise with respect to the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, the principal amount of all outstanding Debentures, plus accrued and unpaid interest, if any, shall become due and payable immediately without further action or notice; and

(b)	If any other Event of Default referred to in Section 9.1 (other than an Event of Default referred to in clauses (8) and (9) of Section 9.1) shall have occurred and be continuing, the Debenture Trustees or the Holders of at least 25% in aggregate principal amount of the then outstanding Debentures may declare the principal amount of all outstanding Debentures, plus accrued and unpaid interest, if any, to be due and payable immediately by a written notice to the Issuer. Upon any such declaration, the Debentures shall become due and payable immediately.

9.3 Collection of Indebtedness and Suits for Enforcement by Debenture Trustees

In the event of the occurrence of an Event of Default under Section 9.1(1) or Section 9.1(2), the Issuer and each Guarantor shall, upon demand of the Debenture Trustees, pay to the Paying Agent for the benefit of the Holders of Debentures, the whole amount then due and payable on such Debentures for principal (and premium, if any) and interest, and interest on any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Debentures, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable expenses, disbursements and advances of the Debenture Trustees, their agents and counsel.

If the Issuer or any Guarantor, as the case may be, fails to pay such amounts forthwith upon such demand, the Debenture Trustees, in their own names as Debenture Trustees of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer, such Guarantor or any other obligor upon the Debentures and collect the monies adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer, such Guarantor or any other obligor upon the Debentures, wherever situated.

If an Event of Default occurs and is continuing, the Debenture Trustees may in their discretion proceed to protect and enforce their rights and the rights of the Holders of Debentures by such appropriate judicial proceedings as the Debenture Trustees shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or to enforce any other proper remedy.

9.4 Debenture Trustees May File Proofs of Claim

In the event of any actual or pending case or proceeding under any Bankruptcy Law relative to the Issuer and its debts or any Guarantor and their debts or the Property of the Issuer or of any other Guarantor or their creditors, the Debenture Trustees (irrespective of whether the principal of the Debentures shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Debenture Trustees shall have made any demand on the Issuer for the payment of overdue principal (and premium, if any) or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise, in their own names on behalf of the Holders of Debentures:

(a)	to file and prove a claim for the whole amount of principal (and premium, if any) and interest owing and unpaid in respect of the Debentures and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Debenture Trustees (including any claim for the reasonable expenses, disbursements and advances of the Debenture Trustees, their agents and counsel) and of the Holders of Debentures allowed in such judicial proceeding; and

(b)	to collect and receive any monies or other securities or property payable or deliverable upon the conversion or exchange of such securities or upon any such claims and to distribute the same,

and any custodian is hereby authorized by each Holder of Debenture to make such payments to the Debenture Trustees and, in the event that the Debenture Trustees shall consent to the making of such payments directly to the Holders of Debentures, to pay the Debenture Trustees any amount due to it for the reasonable expenses, disbursements and advances of the Debenture Trustees, their agents and counsel, and any other amounts due to the Debenture Trustees hereunder.

Nothing herein contained shall be deemed to authorize the Debenture Trustees to authorize or consent to or accept or adopt on behalf of any Holder of Debenture any plan of reorganization, arrangement or adjustment affecting the Debentures or the rights of any Holder of Debenture thereof, or to authorize the Debenture Trustees to vote in respect of the claim of any Holder of Debenture in any such proceeding.

9.5 Debenture Trustees May Enforce Claims Without Possession of Debentures

All rights of action and claims under this Indenture or the Debentures may be prosecuted and enforced by the Debenture Trustees without the possession of any of the Debentures or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Debenture Trustees shall be brought in their own names as Debenture Trustees of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable expenses, disbursements and advances of the Debenture Trustees, their agents and counsel, be for the rateable benefit of the Holders of Debentures in respect of which such judgment has been recovered.

9.6 Application of Monies by Debenture Trustees

(a)	Except as herein otherwise expressly provided, any money collected by the Debenture Trustees pursuant to this Article 9 shall be applied in the following order, at the date or dates fixed by the Debenture Trustees and, in case of the distribution of such money on account of principal, premium (if any), or interest, upon presentation of the Debentures and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

(i)	FIRST, in payment or in reimbursement to the Debenture Trustees and the Paying Agent of their reasonable costs, charges, expenses, borrowings, advances or other monies furnished or provided by or at the instance of the Debenture Trustees and the Paying Agent in or about the execution of their trusts under, or otherwise in relation to, this Indenture, with interest thereon as herein provided;

(ii)	SECOND, but subject as hereinafter in this Section 9.6 provided, in payment, rateably and proportionately to the Holders of Debentures, of the principal of (and premium, if any, on) and accrued and unpaid interest and interest on amounts in default on the Debentures which shall then be outstanding in the priority of principal first and then premium and then accrued and unpaid interest and interest on amounts in default unless otherwise directed by resolution in accordance with Section 10.2 and in that case in such order or priority as between principal (and premium, if any) and interest as may be directed by such resolution; and

(iii)	THIRD, in payment of the surplus, if any, of such monies to the Issuer or its assigns and/or the Guarantors, as the case may be;

provided, however, that no payment shall be made pursuant to clause (ii) above in respect of the principal of (and premium, if any, on) or interest on any Debentures held, directly or indirectly, by or for the benefit of the Issuer or any Subsidiary (other than any Debentures pledged for value and in good faith to a

Person other than the Issuer or any Subsidiary but only to the extent of such Person’s interest therein) except subject to the prior payment in full of the principal of (and premium, if any, on) and interest (if any) on all Debentures which are not so held.

(b)	The Debenture Trustees shall not be bound to apply or make any partial or interim payment of any monies coming into their hands if the gross amount so received by the Debenture Trustees, after reserving from such gross amount such amount as the Debenture Trustees may think necessary to provide for the payments mentioned in Section 9.6(a), is insufficient to make a distribution of at least 2% of the aggregate principal amount of the outstanding Debentures, but they may retain the money so received by them and invest or deposit the same as provided in Section 16.9 until the money or the investments representing the same, with the income derived therefrom, together with any other monies for the time being under their control shall be sufficient for the said purpose or until they shall consider it advisable to apply the same in the manner hereinbefore set forth. The foregoing shall, however, not apply to a final payment in distribution hereunder.

9.7 No Suits by Holders of Debentures

Except to enforce the right to receive payment of principal, interest or premium, if any, when due, no Holder may pursue any remedy with respect to this Indenture or the Debentures unless:

(a)	such Holder has previously given the Debenture Trustees notice that an Event of Default is continuing;

(b)	Holders of at least 25% in aggregate principal amount of the then outstanding Debentures have requested the Debenture Trustees to pursue the remedy;

(c)	such Holders have offered the Debenture Trustees security or indemnity satisfactory to the Debenture Trustees against any loss, liability or expense;

(d)	the Debenture Trustees have not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(e)	Holders of a majority in aggregate principal amount of the then outstanding Debentures have not given the Debenture Trustees a direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

9.8 Restoration of Rights and Remedies

If the Debenture Trustees or any Holder have instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Debenture Trustees or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, the Guarantors, the Debenture Trustees and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Debenture Trustees and the Holders shall continue as though no such proceeding had been instituted.

9.9 Rights and Remedies Cumulative

Except as otherwise expressly provided herein, no right or remedy herein conferred upon or reserved to the Debenture Trustees or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

9.10 Delay or Omission Not Waiver

No delay or omission of the Debenture Trustees or of any Holder of any Debenture to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 9 or by law to the Debenture Trustees or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Debenture Trustees or by the Holders of Debentures, as the case may be.

9.11 Control by Holders of Debentures

The Holders of not less than a majority in principal amount of the outstanding Debentures shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustees, or exercising any trust or power conferred on the Debenture Trustees, provided that:

(a)	such direction shall not be in conflict with any law or with this Indenture,

(b)	the Debenture Trustees may take any other action deemed proper by the Debenture Trustees which is not inconsistent with such direction, and

(c)	the Debenture Trustees need not take any action which might involve it in personal liability or be unjustly prejudicial to the Holders not consenting.

9.12 Notice of Event of Default and Cure

(a)	If an Event of Default shall occur and be continuing the Debenture Trustees shall, within 30 days after they receive written notice of the occurrence of such Event of Default (or an officer of a Debenture Trustee responsible for the duties of such Debenture Trustee under this Indenture otherwise becomes aware that an Event of Default has occurred and is continuing), give notice of such Event of Default to the Holders of Debentures in the manner provided in Section 15.2, provided that notwithstanding the foregoing, unless the Debenture Trustees shall have been requested to do so by the Holders of at least 25% of the principal amount of the Debentures then outstanding, the Debenture Trustees shall not be required, except in the case of an Event of Default relating to the payment of principal of, interest or premium, if any on any Debenture, to give such notice if the Debenture Trustees in good faith shall have determined that the withholding of such notice is in the best interests of the Holders and shall have so advised the Issuer in writing.

(b)	Where notice of the occurrence of an Event of Default is given by the Debenture Trustees under Section 9.12(a) and such Event of Default is thereafter cured, notice that such Event of Default is no longer continuing shall be given by the Debenture Trustees to the Holders of Debentures in the manner provided in Section 15.2 within a reasonable time, but not exceeding 30 days, after an officer of a Debenture Trustee responsible for the duties of such Debenture Trustee under this Indenture becomes aware that such Event of Default has been cured.

9.13 Waiver of Default

Upon a waiver of any Default or any Event of Default or rescission of any declaration of acceleration in accordance with Section 10.1 or Section 10.2, such Default shall cease to exist and such Event of Default and any other Event of Default arising from the non-payment of the principal of, interest and premium (if any) on the Debentures that became due solely by the declaration of acceleration shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver or rescission shall extend to any subsequent or other Default or Event of Default or declaration of acceleration or impair any right consequent thereon. No such act or omission either of the Debenture Trustees or of the Holders of Debentures shall extend to or be taken in any manner whatsoever to affect any subsequent Event of Default or the rights resulting therefrom.

9.14 Rescission

At any time after the Debentures have automatically become due and payable or have been declared due and payable pursuant to Section 9.2, if (a) the Issuer has paid or deposited with the Debenture Trustees or the Paying Agent a sum sufficient to pay (i) all overdue interest on the Debentures, (ii) all principal of and premium, if any, on any Debentures that are due and payable and are unpaid other than by reason of any acceleration under Section 9.2 and all interest on such overdue principal and premium, if any, (iii) to the extent permitted by applicable law, all interest on overdue installments of interest at the rate borne by the

Debentures, and (iv) all sums paid or advanced by the Debenture Trustees hereunder and the reasonable expenses, disbursements and advances of the Debenture Trustees, their agents and counsel; (b) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Debentures; and (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of any acceleration under Section 9.2, have been cured or have been waived pursuant to Section 9.13, Section 10.1 or Section 10.2, then the Debenture Trustees shall, upon receipt of a notice from the Holders of a majority in aggregate principal amount of the then outstanding Debentures, by written notice to the Issuer, rescind or annul any acceleration under Section 9.2 and its consequences or waive any existing Default or Event of Default under this Indenture and its consequences. No rescission, annulment or waiver under this Section 9.14 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

9.15 Undertaking for Costs

All parties to this Indenture agree, and each Holder of any Debenture by its acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Debenture Trustees for any action taken, suffered or omitted by them as Debenture Trustees, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorney’s fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defences made by such party litigant; but the provisions of this Section 9.15 shall not apply to any suit instituted by the Debenture Trustees, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the outstanding Debentures, or to any suit instituted by any Holder for the enforcement of the payment of the principal of (and premium, if any, on) or interest on any Debenture on or after the Maturity Date of such Debenture (or, in the case of redemption, on or after the applicable redemption date).

9.16 Judgment Against the Issuer

The Issuer covenants and agrees with the Debenture Trustees that, in case of any judicial or other proceedings to enforce the rights of the Holders of Debentures, judgment may be rendered against it in favour of the Holders of Debentures or in favour of the Debenture Trustees, as Debenture Trustees for the Holders of Debentures, for any amount which may remain due in respect of the Debentures, including premium (if any) and the interest thereon and any other monies owing hereunder.

9.17 Notice of Payment by Debenture Trustees

Not less than 15 days’ notice shall be given in the manner provided in Section 15.2 by the Debenture Trustees to the Holders of Debentures of any payment to be made under this Article 9. Such notice shall state the time when and place where such payment is to be made and also the liability under this Indenture to which it is to be applied. After the day so fixed, unless payment shall have been duly demanded and have been refused, the Holders of Debentures will be entitled to interest only on the balance (if any) of the principal, premium (if any) and interest due (if any) to them, respectively, on the Debentures, after deduction of the respective amounts payable in respect thereof on the day so fixed.

9.18 Debenture Trustees May Demand Production of Debentures

The Debenture Trustees shall have the right to demand production of the Debentures in respect of which any payment of principal, interest or premium required by this Article 9 is made and may cause to be endorsed on the same a memorandum of the amount so paid and the date of payment, but the Debenture Trustees may, in their discretion, dispense with such production and endorsement, upon such indemnity being given to them and to the Issuer as the Debenture Trustees shall deem sufficient.

9.19 Immunity of Directors and Officers

The Holders and the Debenture Trustees hereby waive and release any right, cause of action or remedy now or hereafter existing in any jurisdiction against any past, present or future director or officer of the Issuer or any Guarantor, or any of their respective successor, for the payment of the principal of, interest or premium, if any, on any of the Debentures or the Debenture Guarantees or on any covenant, agreement, representation or warranty by the Issuer or any Guarantor, or any of their respective successor, contained herein or contained in the Debentures or the Debenture Guarantees.

ARTICLE 10

AMENDMENT, SUPPLEMENT AND WAIVER

10.1 With Consent of Holders

Except as provided in Sections 10.2 and 10.3, (i) this Indenture, the Debentures or the Debenture Guarantees may be amended or supplemented with the consent of the Issuer and the Holders of at least a majority in aggregate principal amount of the Debentures then outstanding (excluding any Debentures held by the Corporation or any Affiliate of the Corporation but including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Debentures), and (ii) any existing Default or Event of Default or compliance with any provision of this Indenture or the Debentures or the Debenture Guarantees may be waived with the consent of the Issuer and the Holders of at least a majority in aggregate principal amount of the Debentures then outstanding (excluding any Debentures held by the Corporation or any Affiliate of the Corporation but including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Debentures).

10.2 Consent of Each Affected Holder

Without the consent of the Issuer and of each Holder of Debentures affected (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Debentures), no amendment or supplement to, or waiver of any provision of, this Indenture, the Debentures or the Debenture Guarantees shall become effective (with respect to any Debentures held by a non-consenting Holder) in order to:

(1)	reduce the principal amount of the Debentures;

(2)	change the fixed maturity of the Debentures, or change the date on which the Debentures may be subject to redemption or the redemption price;

(3)	reduce the rate of, or change the time for payment of, interest, including default interest, on the Debentures;

(4)	change the Exchange Price of the Debentures or the Exchange Price adjustment provisions contained in Section 6.5;

(5)	waive a Default or Event of Default in the payment of principal of, or interest and premium, if any, on, the Debentures (except a rescission of acceleration of the Debentures by the Holders of at least a majority in aggregate principal amount of the then outstanding Debentures and a waiver of the payment default that resulted from such acceleration);

(6)	make the Debentures payable in a currency other than that stated in the Debentures;

(7)	make any change in the provisions of this Indenture relating to (i) waivers of past Defaults or the rights of Holders of Debentures to receive payments of principal of, or interest and premium, if any, on, the Debentures or (ii) the institution of suits for the enforcement of payment with respect to, or conversion of, any Debentures;

(8)	waive a redemption payment with respect to the Debentures;

(9)	release a Guarantor from its obligations under its Debenture Guarantee, other than in accordance with the terms of this Indenture;

(10)	release all or substantially all of the Debenture Guarantees, other than in accordance with the terms of this Indenture;

(11)	modify or change any provision of this Indenture affecting the ranking of the Debentures or the Debenture Guarantees in a manner that materially adversely affects the rights of Holders of the Debentures;

(12)	make any change in the provisions of Section 8.20 that materially adversely affects the rights of Holders; or

(13)	make any change in the amendment, supplement or waiver provisions of Section 10.1 or Section 10.2, including any change reducing the principal amount of Debentures required to effect any change pursuant to Section 10.1 or Section 10.2.

10.3 Without Consent of Holders

Notwithstanding the preceding paragraphs, without the consent of any Holder of Debentures, the Issuer, the Guarantors and the Debenture Trustees may amend or supplement this Indenture, the Debentures or the Debenture Guarantees:

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency, or to maintain their validity as a result of any change in any applicable legislation, rules or regulations, provided that such amendment or supplement does not materially adversely affect the rights under this Indenture, the Debentures or the Debenture Guarantees of any Holder of Debentures;

(2)	to provide for uncertificated Debentures in addition to or in place of certificated Debentures;

(3)	to provide for the assumption of the Issuer’s or a Guarantor’s obligations to Holders of Debentures and Debenture Guarantees in the case of a merger, consolidation or amalgamation or sale of all or substantially all of the Issuer’s or a Guarantor’s assets, as applicable;

(4)	to release any Guarantor from any of its obligations under its Debenture Guarantee or this Indenture;

(5)	to make any change that would provide any additional rights or benefits to the Holders of Debentures or that does not adversely affect the legal rights under this Indenture of any such Holder;

(6)	to conform the text of this Indenture, the Debentures or the Debenture Guarantees to any provision of the Description of the Senior Subordinated Exchangeable Debentures to the extent that such provision in the Description of the Senior Subordinated Exchangeable Debentures was intended to be a verbatim recitation of a provision of this Indenture, the Debentures or the Debenture Guarantees, as determined in good faith by an officer of the Corporation and set forth in an Officer’s Certificate to that effect;

(7)	to allow any Guarantor to execute a supplemental indenture and/or a Debenture Guarantee with respect to the Debentures;

(8)	to comply with the rules of any applicable securities depository;

(9)	to evidence or provide for the acceptance of the appointment of a successor trustee, provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(10)	to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA.

10.4 Compliance with Trust Indenture Act

Every amendment to this Indenture or the Debentures shall comply with the TIA as then in effect.

10.5 Form of any Proposed Amendment, Supplement or Waiver

It shall not be necessary for the consent of the Holders under Section 10.1 or Section 10.2 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

10.6 Consent of Issuer; Debenture Trustees to Sign Amendments

Notwithstanding anything to the contrary in this Indenture, (i) neither this Indenture nor any Debenture or Debenture Guarantee may be amended, supplemented, or otherwise modified without the written consent of the Issuer and each Guarantor; and (ii) the Debenture Trustees shall sign any amendment or Supplemental Indenture authorized pursuant to this Article 10 unless the amendment or Supplemental Indenture adversely affects the rights, duties, liabilities, or immunities of the Debenture Trustees.

10.7 Notice of Amendment, Supplement or Waiver

After any amendment, supplement or waiver under Section 10.1 or Section 10.2 becomes effective, the Issuer shall mail, or cause to be mailed, to the Holders affected thereby a notice briefly describing such amendment, supplement or waiver. The failure to give such notice shall not, however, in any way impair or affect the validity and effect of such amendment, supplement or waiver.

ARTICLE 11

DEBENTURE GUARANTEES

11.1 Guarantee

(a)	Subject to the provisions of this Article 11, each of the Guarantors hereby, solidarily (jointly and severally), unconditionally and irrevocably guarantees to each Holder of a Debenture authenticated and delivered by the Debenture Trustees and to the Debenture Trustees and their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Debentures or the obligations of the Issuer hereunder or thereunder, that:

(i)	the principal of, interest and premium, if any, on the Debentures shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and that interest on the overdue principal of, premium, if any, on, and overdue interest, if any and if lawful, on the

Debentures, and that all other obligations of the Issuer to the Holders or the Debenture Trustees hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)	in case of any extension of time for payment of or renewal of any Debentures or any of such other obligations described in paragraph (i) above, that same shall be promptly paid in full when due or performed in accordance with the terms of such extension or renewal.

(the obligations described in clauses (i) and (ii) of this Section 11.1(a) being collectively referred to as the “Guaranteed Obligations”)

Failing payment when due by the Issuer of any amount under the Guaranteed Obligations or failing performance by the Issuer of any Guaranteed Obligation, for whatever reason, the Guarantors shall be solidarily (jointly and severally) obligated to pay and perform the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)	The Guarantors hereby agree that their obligations hereunder are unconditional and irrevocable and, without limiting the generality of the foregoing, shall not be released, discharged, limited or otherwise affected by (and each Guarantor hereby waives, to the fullest extent permitted by applicable law):

(i)	any modification, amendment or supplement to the Guaranteed Obligations, including any increase or decrease in the principal, the rates of interest or other amounts payable thereunder, or to the covenants set forth in this Indenture;

(ii)	the existence of any claim, set-off or other rights which any Guarantor may have at any time against the Issuer, the Debenture Trustees or the Holders or any other Person, whether in connection herewith or any unrelated transactions;

(iii)	any change in the financial condition of any Guarantor, the Issuer or any other Person (including insolvency and bankruptcy);

(iv)	any release, substitution or addition of any cosigner, endorser or other guarantor of the Guaranteed Obligations;

(v)	any event, whether or not attributable to the Debenture Trustees or the Holders, that may be considered to have caused or accelerated the bankruptcy or insolvency of the Issuer or any other Person, or to have resulted in the initiation of any such proceedings;

(vi)	any defence arising by reason of the invalidity, illegality or lack of enforceability of the Guaranteed Obligations or any part thereof or of any security or guarantee, or by reason of any incapacity, lack of authority, or other defence of the Issuer or any other Person, or by reason of any limitation, postponement, prohibition, subordination or other restriction on the Debenture Trustees’ or the Holders’ right to payment of the Guaranteed Obligations or any part thereof, or by reason of the termination, invalidity, unenforceability or of the cessation from any cause whatsoever of the liability of the Issuer or the Guarantors or any other Person with respect to all or any part of the Guaranteed Obligations except as a result of the payment by the Issuer or the Guarantors to the Debenture Trustees in full of the Guaranteed Obligations including all interest and expenses as provided for herein, or by reason of any act or omission of the Debenture Trustees or others, whether occasioned by their own fault or otherwise, which directly or indirectly results in the discharge or release of the Issuer or any other Person or all or any part of the Guaranteed Obligations or any security or guarantee therefor, whether by contract, operation of law or otherwise;

(vii)	any other act or omission to act or delay of any kind by any of the Issuer, the Debenture Trustees, the Holders or any other Person or any other circumstance whatsoever, whether similar or dissimilar to the foregoing, which might, but for the provisions of this Article 11, constitute a legal or equitable discharge, limitation or reduction of the Guarantors’ obligations hereunder (other than the payment or extinguishment in full of all of the Guaranteed Obligations).

To the extent permitted by applicable law, the foregoing provisions apply (and the foregoing waivers shall be effective) even if the effect of any action (or failure to take action) by the Debenture Trustees or the Holders is to destroy or diminish any Guarantor’s subrogation rights, any Guarantor’s right to proceed against the Issuer for reimbursement, any Guarantor’s right to recover contribution or indemnity from any other guarantor or any other right or remedy.

(c)	If any Holder or the Debenture Trustees are required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Debenture Trustees or such Holder, the Debenture Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)	Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations (other than contingent obligations) guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Debenture Trustees, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 9 hereof, notwithstanding any stay, injunction or other prohibition preventing such acceleration, and (ii) in the event of any declaration of acceleration of such obligations as provided in Article 9 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Debenture Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Debenture Guarantee.

11.2 Indemnity

Each Guarantor shall pay to the Debenture Trustees all such amounts as shall be required from such Guarantor from time to time to ensure that the Debenture Trustees and the Holders are fully indemnified against and saved fully harmless from and against all losses, damages, costs and expenses which the Debenture Trustees and the Holders may at any time suffer or incur by reason of or otherwise in connection with:

(a)	the creation, the unenforceability or the invalidity of the Guaranteed Obligations or any failure by the Issuer to duly and punctually pay or perform the Guaranteed Obligations in accordance with the express provisions of this Indenture and the Debentures, without regard for any compromise, reduction or disallowance of all or any item or part thereof by virtue of the application of any Bankruptcy Laws;

(b)	any loss of any right of the Debenture Trustees or the Holders against the Issuer or any Guarantor in respect of the Guaranteed Obligations for any reason whatsoever, including, without limitation, by operation of any Bankruptcy Laws; and

(c)	any act or omission of the Debenture Trustees and the Holders in connection with the enforcement of any of the rights of the Debenture Trustees and the Holders against the Issuer or any Guarantor in respect of the Guaranteed Obligations.

The indemnity of a Guarantor under this Section 11.2 shall constitute a separate and independent obligation of such Guarantor from the Debenture Guarantee and may be enforced by the Debenture Trustees in lieu of or in addition to such Debenture Guarantee.

11.3 Limitation on Guarantor Liability

Each Guarantor, and by its acceptance of Debentures, each Holder, hereby confirms that it is the intention of all such parties that the Debenture Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or provincial law to the extent applicable to any Debenture Guarantee. To effectuate the foregoing intention, the Debenture Trustees, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor shall be limited to the maximum amount that shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such

Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Debenture Guarantee not constituting a fraudulent transfer or conveyance. Each Guarantor that makes a payment for distribution under its Debenture Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on the adjusted net assets of each Guarantor.

11.4 Waiver

No delay on the part of the Holders or the Debenture Trustees in exercising any of their respective options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof. No waiver of any of their rights hereunder, and no modification or amendment of the Debenture Guarantees, shall be deemed to be made by the Holders or the Debenture Trustees unless the same shall be in writing, duly signed on behalf of the Holders or the Trustees, as the case may be, in accordance with Article 10 hereof, and each such waiver, if any, shall apply only with respect to the specific instance involved, and shall in no way impair the rights of the Holders and the Debenture Trustees or the liabilities of any Guarantor to the Holders and the Debenture Trustees in any other respect at any other time.

11.5 Execution and Delivery of Debenture Guarantee

To evidence its Debenture Guarantee set forth in Section 11.1 hereof, each Guarantor hereby agrees that a notation of such Debenture Guarantee substantially in the form attached as Schedule C hereto shall be endorsed by an officer of such Guarantor on each Debenture authenticated and delivered by the Canadian Debenture Trustee and that this Indenture shall be executed on behalf of such Guarantor by one of its officers.

Each Guarantor hereby agrees that its Debenture Guarantee set forth in Section 11.1 hereof shall remain in full force and effect notwithstanding any failure to endorse on each Debenture a notation of such Debenture Guarantee.

If an officer whose signature is on this Indenture or on the Debenture Guarantee no longer holds that office at the time the Canadian Debenture Trustee authenticates the Debenture on which a Debenture Guarantee is endorsed, the Debenture Guarantee shall be valid nevertheless.

The delivery of any Debenture by the Canadian Debenture Trustees, after the authentication thereof hereunder, shall constitute due delivery of the Debenture Guarantee set forth in this Indenture on behalf of the Guarantors.

11.6 Merger, Consolidation or Sale of All or Substantially All Assets of a Guarantor

(a)	No Guarantor shall, directly or indirectly: (1) merge, consolidate or amalgamate with or into another Person or (2) sell, assign, transfer or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(i)	either: (a) such Guarantor is the surviving Person; or (b) the Person formed by or surviving any such merger, consolidation or amalgamation (if other than such Guarantor) or to which such sale, assignment, transfer or other disposition has been made is organized or existing under the laws of Canada or any province or territory thereof;

(ii)	the Person formed by or surviving any such merger, consolidation or amalgamation (if other than such Guarantor) or the Person to which such sale, assignment, transfer or other disposition has been made assumes all the obligations of such Guarantor under the Debentures, the Debenture Guarantees, this Indenture and pursuant to agreements reasonably satisfactory to the Debenture Trustees;

(iii)	immediately after such transaction, no Default or Event of Default exists;

(iv)	the Consolidated Total Debt to Consolidated EBITDA Ratio for the Corporation’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such merger, consolidation or amalgamation, or such sale, assignment, transfer or other disposition has been made would not have been greater than 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of any related financing transaction), as if such transaction had occurred at the beginning of such four-quarter period; and

(v)	the Corporation shall have delivered, or caused to be delivered, to the Debenture Trustees (i) an Officer’s Certificate stating that all conditions set forth in clauses (i) to (iv) of this Section 11.6(a) have been satisfied and (ii) an opinion of counsel stating that such Guarantor is the surviving Person, or that the Person formed by or surviving any such merger, consolidation or amalgamation (if other than such Guarantor) or to which such sale, assignment, transfer or other disposition has been made is organized or existing under the laws of Canada or any province or territory thereof.

(b)	Section 11.6(a) shall not apply to:

(i)	any merger, consolidation or amalgamation of a Guarantor with an Affiliate for the purpose of (a) reorganizing such Guarantor as a different type of entity, or (b) reincorporating or reorganizing such Guarantor in another jurisdiction, in each case in a transaction that complies with clauses (i), (ii), (iii) and (iv) of Section 11.6(a); or

(ii)	any merger, consolidation or amalgamation of a Guarantor with or into the Corporation, the Issuer or another Guarantor, or any sale, assignment, transfer or other disposition of all or substantially all of the assets of a Guarantor to the Corporation, the Issuer or another Guarantor.

In case of any such merger, consolidation, amalgamation, sale, assignment, transfer or other disposition and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Debenture Trustees and satisfactory in form to the Debenture Trustees, of the obligations under the relevant Debenture Guarantee, the Debentures and this Indenture and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Debenture Guarantees to be endorsed upon all of the Debentures issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Debenture Trustees. All the Debenture Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Debenture Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Debenture Guarantees had been issued at the date of the execution hereof.

11.7 Releases

(a)	In the event of a sale or other disposition of all or substantially all of the assets of a Guarantor, by way of merger, amalgamation, arrangement, consolidation, liquidation or otherwise, or a sale or other disposition of the Capital Stock of such Guarantor such that it ceases to be a Subsidiary of the Corporation or a Restricted Subsidiary, and where, following the consummation of such transaction, such Guarantor is no longer required to provide a Debenture Guarantee hereunder, such Guarantor shall be automatically released from its obligations under its Debenture Guarantees.

(b)	If a Guarantor is designated as an Unrestricted Subsidiary in accordance with the provisions of this Indenture, such Guarantor shall be automatically released from its obligations under its Debenture Guarantee upon effectiveness of such designation.

(c)	Upon payment in full in cash of the principal of, interest and premium, if any, on the Debentures, each Guarantor shall be automatically released from its obligations under its Debenture Guarantee.

(d)	Upon the Issuer’s obligations hereunder being discharged in accordance with the terms hereof, each Guarantor shall be automatically released from its obligations under its Debenture Guarantee.

Any Guarantor not released from its obligations under its Debenture Guarantee as provided in this Section 11.7 shall remain liable for the full amount of principal of and interest and premium, if any, on the Debentures and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

11.8 Subordination of Intercompany Indebtedness

Each of the Issuer and the Guarantors (for the purposes of this Section 11.8, a “Creditor”) acknowledges and agrees that all present and future Intercompany Indebtedness (whether on account of principal, interest, indemnity or otherwise) and all security therefor is hereby postponed and made subordinate in right of payment to the prior payment in full of, (i) in the case of the Intercompany Indebtedness of the Issuer, the Guaranteed Obligations, and (ii) in the case of any Intercompany Indebtedness of a Guarantor, all present and future liabilities and obligations of such Guarantor pursuant to its Debenture Guarantee; provided that, so long as there is no Event of Default which is continuing and which has not been waived in writing by the Debenture Trustees, and Guaranteed Obligations have not been accelerated pursuant to this Indenture, each Creditor shall be entitled to receive and retain for its own account all payments in respect of the Intercompany Indebtedness made in the ordinary course of business or pursuant to the terms of the Intercompany Indebtedness, whether on account of principal, interest, indemnity or otherwise.

Following the occurrence of an Event of Default which is continuing and the acceleration of the Guaranteed Obligations pursuant to this Indenture, the Holders and the Debenture Trustees shall be entitled to receive payment in full in cash in respect of the Guaranteed Obligations (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in or determined in accordance with this Indenture, whether or not a claim for such interest would be allowed) before any Creditor shall be entitled to receive any payment or distribution in respect of Intercompany Indebtedness, and no payments will be made, given or permitted, directly or indirectly, by set-off, redemption, purchase or in any other manner, as payment of or security for the whole or any part of Intercompany Indebtedness. If a payment or distribution is made to a Creditor in contravention of this paragraph, such Creditor shall hold such payment in trust for the Holders and the Debenture Trustees and shall immediately pay over and deliver such payment to the Debenture Trustees.

11.9 Recourse against the Issuer

The Debenture Trustees or the Holders shall not be bound to exhaust their recourse against the Issuer, any Guarantor or others or under any other security before being entitled to payment from a Guarantor under this Indenture or a Debenture Guarantee. Each Guarantor hereby waives all benefit of discussion and division.

11.10 Additional Security

The Debenture Guarantees are in addition and without prejudice to any security of any kind now or hereinafter held by the Holders and the Debenture Trustees in respect of the Guaranteed Obligations and any other rights or remedies that the Holders and the Debenture Trustees might have.

11.11 Further Assurances

Each Guarantor shall forthwith and from time to time execute and do all deeds, documents and things which are necessary or advisable for giving the Holders and the Debenture Trustees a valid guarantee according to the intent of the Debenture Guarantees.

11.12 Settlement of Accounts

Any account settled or stated between the Debenture Trustees and the Issuer shall be accepted by the Guarantors as prima facie evidence that the amount thereby appearing due by the Issuer and/or the Guarantors to the Trustees or the Holders is so due, save and except manifest error.

11.13 Judgment Currency Provisions

(a)	Each Guarantor hereby agrees that payments hereunder on account of the Guaranteed Obligations shall be made in the currency in which each such Guaranteed Obligation is payable and if any payment is received in another currency, such payment shall constitute a discharge of the liability of the Guarantor only to the extent of the amount of the currency set forth herein which the Debenture Trustees may in accordance with normal procedures purchase with the amount of the other currency received by it on the next Business Day following such receipt and after deducting any costs of exchange.

(b)	If, for the purposes of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into the currency of the jurisdiction giving such judgment an amount due hereunder in any other currency, then the date on which the rate of exchange for conversion is selected by that court is referred to in this Section 11.13(b) as the “Conversion Date”. If there is a change in the rate of exchange between the currency set forth in the judgment and the currency due hereunder between the Conversion Date and the actual receipt by the Debenture Trustees of the amount due hereunder or under such judgment, any Guarantor shall, notwithstanding such judgment, pay all such additional amounts to the Debenture Trustees as may be necessary to ensure that the amount received by the Debenture Trustees in the currency set forth in the judgment, when converted at the rate of exchange prevailing on the date of receipt, will produce the amount due in the currency set forth herein. The Guarantors’ liability under this Section 11.13(b) constitutes a separate and independent liability which shall not merge with any judgment or any partial payment or enforcement of payment of sums due under the Debenture Guarantees.

11.14 Guaranteed Parties

Each Guarantor hereby acknowledges that (i) the Debenture Trustees act for and on behalf of each of the Holders as agents in connection with this Indenture and the Debentures and (ii) the Debenture Guarantees granted in favour of the Debenture Trustees and each of the Holders hereunder are and shall be held by the Debenture Trustees for the benefit of the Holders and the Debenture Trustees.

ARTICLE 12

SATISFACTION AND DISCHARGE

12.1 Satisfaction and Discharge

This Indenture and the Debentures shall be discharged and this Indenture shall cease to be of further effect as to all Debentures issued thereunder, when:

(1)	either:

(a)	all the Debentures that have been authenticated, except lost, stolen or destroyed Debentures that have been replaced or paid and Debentures for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Debenture Trustees for cancellation; or

(b)	all the Debentures that have not been delivered to the Debenture Trustees for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or shall become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Debenture Trustees as trust funds in trust solely for the benefit of the Holders of the Debentures, cash in Canadian dollars, non-callable Canadian government securities, or a combination of any of the foregoing, in amounts as shall be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Debentures not delivered to the Debenture Trustees for cancellation for principal of, or interest and premium, if any, on, such outstanding Debentures on the Stated Maturity thereof or the applicable redemption date;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such borrowing) and the deposit shall not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3)	the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4)	the Issuer has delivered irrevocable instructions to the Debenture Trustees under this Indenture to apply the deposited money toward the payment of the Debentures at the Stated Maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an opinion of counsel to the Debenture Trustees stating that all conditions precedent to satisfaction and discharge have been satisfied.

12.2 Application of Trust Money

Subject to the provisions of Section 16.9 hereof, all money deposited with the Debenture Trustees pursuant to Section 12.1 hereof shall be held in trust and applied by them, in accordance with the provisions of the Debentures and this Indenture, to the payment, either directly or through any Paying Agent as the Debenture Trustees may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest on the Debentures; but such money need not be segregated from other funds except to the extent required by law.

12.3 Non-Presentation of Debentures

If the Holder of any Debenture fails to surrender the same for payment on the date on which the principal thereof (and premium, if any, thereon) and interest thereon or represented thereby becomes payable, and does not within such time accept payment in respect thereof or give receipt therefor, if any, as the Debenture Trustees may require:

(a)	the Issuer shall be entitled to pay or deliver to the Debenture Trustees and direct them to set aside such payment or the Issuer will be entitled to make provision in form satisfactory to the Debenture Trustees in their absolute discretion for the payment thereof; or

(b)	in respect of monies deposited with the Debenture Trustees which may or should be applied to the payment of the Debentures, the Issuer shall be entitled to direct the Debenture Trustees to set aside such monies; or

(c)	if the redemption was pursuant to a notice given by the Debenture Trustees, the Debenture Trustees may themselves set aside the monies in trust to be paid to the Holder of such Debenture upon due presentation or surrender thereof in accordance with the provisions of this Indenture, and thereupon the principal of (and premium, if any, on) or the interest payable on or represented by each Debenture in respect whereof such monies have been set aside shall be deemed to have been paid and thereafter such Debentures will not be considered as outstanding under this Indenture and the Holder thereof shall thereafter have no right in respect thereof except that of receiving delivery and payment of the monies, so set aside by the Debenture Trustees (without interest) upon due presentation and surrender thereof of the relevant Debenture, subject always to the provisions of Section 12.4. Any money so set aside may, and if remaining unclaimed for 60 days and upon request by written instructions of the Issuer shall, be invested by the Debenture Trustees in accordance with Section 16.9.

12.4 Repayment of Unclaimed Monies

Subject to any applicable laws relating to abandoned property, any cash or non-callable government securities set aside pursuant to Section 12.3 and not claimed by and paid to Holders of Debentures as provided in such Section within three years after the date of such setting aside shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from trust, and the Holders shall thereafter, as unsecured creditors, look only to the Issuer for payment thereof (subject to any limitation provided by the laws of the Province of Québec), and all liability of the Canadian Debenture Trustee with respect to such cash and securities, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Canadian Debenture Trustee, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in The Globe and Mail, national edition, and La Presse, or any other English language daily newspaper of general circulation in Canada and any other French language daily newspaper of general circulation in Québec, notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Issuer; and provided, further that the Canadian Debenture Trustee will transfer to the Issuer all or any portion of the remaining funds prior to the expiry of three years after such setting aside upon receipt from the Issuer, or one of its Subsidiaries, of an unconditional letter of credit from a Canadian chartered bank in an amount equal to or in excess of the amount of the funds to be so transferred.

ARTICLE 13

MEETINGS OF HOLDERS OF DEBENTURES

13.1 Purpose, Effect and Convention of Meetings

Subject to Sections 10.1, 10.2 and 10.3, wherever in this Indenture a consent, waiver, notice, authorization or resolution of the Holders is required, a meeting may be convened in accordance with this Article 13 to consider and resolve whether such consent, waiver, notice, authorization or resolution should be approved by such Holders.

The Debenture Trustees may at any time and from time to time convene a meeting of Holders, and the Debenture Trustees shall convene a meeting of Holders upon receipt of a request of the Issuer or a Holders’ Request and upon being funded and indemnified to its reasonable satisfaction by the Issuer or by the Holders signing such request against the costs which may be incurred in connection with the calling and holding of such meeting. If the Debenture Trustees fail within 30 days after receipt of any such request and such indemnity to give notice convening a meeting, the Issuer or such Holders, as the case may be, may convene such meeting. Every such meeting shall be held in Montreal, Québec, or at such other place as may be approved or determined by the Debenture Trustees, the Issuer or the Holders as convened in accordance with this Section 13.1.

13.2 Notices of Meetings

Notice of a meeting of Holders shall be given to the Holders in the manner specified in Section 15.2 at least 25 days prior to the date of the meeting, and a copy of any notice sent by mail to Holders shall be sent by mail to the Debenture Trustees (unless the meeting has been called by them) and to the Issuer (unless the meeting has been called by it). A notice of a meeting of Holders shall state the time and place at which the meeting is to be held and shall state briefly the general nature of the business to be transacted thereat, and it shall not be necessary for any such notice to set out the terms of any resolution to be proposed or any of the provisions of this Article 13. The accidental omission to give notice of a meeting to any Holder shall not invalidate any resolution passed at any such meeting. A Holder may waive notice of a meeting either before or after the meeting.

13.3 Chairman

A Person, who need not be a Holder, nominated in writing by the Debenture Trustees shall be the chairman of the meeting and if no Person is so nominated, or if the Person so nominated is not present within 30 minutes from the time fixed for the holding of the meeting, a majority of Holders present in person or represented by proxy shall choose an individual present to be the chairman of the meeting who need not be a Holder.

13.4 Quorum

The quorum for a meeting of Holders shall consist of two or more Holders present in person or represented by proxy and representing at least 25% of the aggregate principal amount of the Debentures then outstanding. If a quorum is not present within 30 minutes from the time fixed for the holding of a meeting, the meeting, if convened by the Holders, shall be dissolved, but in any other case the meeting shall be adjourned to the same day in the next week (unless such day is not a Business Day, in which case it shall be adjourned to the next following Business Day thereafter) at the same time and place, and no notice shall be required to be given in respect of such adjourned meeting. At the adjourned meeting, the Holders present in person or represented by proxy shall constitute a quorum and may transact the business for which the meeting was originally convened notwithstanding that they may not represent at least 25% of the aggregate principal amount of the Debentures then outstanding.

13.5 Power to Adjourn

The chairman of a meeting at which a quorum of Holders is present may, with the consent of the Holders of a majority of the aggregate principal amount of the Debentures present or represented thereat, adjourn such meeting, and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe.

13.6 Show of Hands

Except as otherwise provided in this Indenture (including as provided in Sections 10.1, 10.2 and 10.3), every resolution submitted to a meeting shall be decided by a majority of the votes cast on a show of hands, and unless a poll is duly demanded as herein provided, a declaration by the chairman that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact. The chairman of any meeting shall be entitled, both on a show of hands and on a poll, to vote in respect of the Debentures, if any, held by him.

13.7 Poll

On any resolution submitted to a meeting in respect of which the chairman of the meeting or one or more Holders or proxyholders for Holders demands a poll, a poll shall be taken in such manner and either at once or after an adjournment as the chairman of the meeting shall direct.

13.8 Voting

On a show of hands, every Person who is present and entitled to vote, whether as a Holder or as proxyholder for one or more Holders or both, shall have one vote. On a poll, the amount of Debentures to be voted by each Holder present in person or represented by a proxy duly appointed by an instrument in writing shall equal the aggregate principal amount of Indebtedness represented by the Debentures held by such Holder on the record date fixed for the meeting. A proxyholder need not be a Holder. In the case of joint Holders of a Debenture, any one of them present in person or represented by proxy at the meeting may vote in the absence of the other or others, but if more than one of them are present in person or represented by proxy, they shall vote together in respect of the Debentures of which they are joint Holders.

In the case of a Global Certificate, the Depository may appoint or cause to be appointed a Person or Persons as proxies and shall designate the number of votes entitled to each such Person, and each such Person shall be entitled to be present at any meeting of Holders and shall be the Persons entitled to vote at such meeting in accordance with the number of votes set out in the Depository’s designation.

13.9 Regulations

A Debenture Trustee, or the Issuer with the approval of the Debenture Trustees, may from time to time make and from time to time vary such regulations as it shall from time to time think fit providing for or governing the following:

(a)	voting by proxy by Holders, the form of the instrument appointing a proxyholder (which shall be in writing) and the manner in which it may be executed, and the authority to be provided by any Person signing a proxy on behalf of a Holder;

(b)	the deposit of instruments appointing proxyholders at such place as the Debenture Trustees, the Issuer or the Holders convening the meeting, as the case may be, may, in the notice convening the meeting, direct and the time, if any, before the holding of the meeting or any adjournment thereof by which the same shall be deposited;

(c)	the deposit of instruments appointing proxyholders at an approved place or places other than the place at which the meeting is to be held and enabling particulars of such instruments appointing proxyholders to be provided before the meeting to the Issuer or to the Debenture Trustees at the place at which the meeting is to be held and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting; and

(d)	generally for the calling of a meeting of Holders and the conduct of business thereat.

Any regulations so made shall be binding and effective and the votes given in accordance therewith shall be valid and shall be counted. Except as such regulations may provide, the only Persons who shall be recognized at a meeting as the Holders of any Debentures, or as entitled to vote or be present at the meeting in respect thereof, shall be Holders and Persons whom Holders have by instrument in writing duly appointed as their proxyholders.

13.10 Issuer and Debenture Trustees may be Represented

The Issuer and the Debenture Trustees, by their respective officers, directors and employees, and the legal advisers of the Issuer and the Debenture Trustees may attend any meeting of the Holders, but shall have no voting rights.

13.11 Powers Cumulative

Any one or more of the powers or any combination of the powers in this Indenture stated to be exercisable by the Holders may be exercised from time to time, and the exercise of any one or more of such powers or any combination of powers from time to time shall not be deemed to exhaust the rights of the Holders to exercise the same or any other such power or powers or combination of powers thereafter from time to time. No powers exercisable by the Holders shall derogate in any way from the rights of the Issuer under or pursuant to this Indenture or any Debentures.

13.12 Minutes

Minutes of all resolutions and proceedings at every meeting of Holders shall be made and duly entered in books to be from time to time provided for that purpose by the Debenture Trustees at the expense of the Issuer, and any such minutes, if signed by the chairman of the meeting at which such resolutions were passed or proceedings had, or by the chairman of the next succeeding meeting of the Holders, shall be prima facie evidence of the matters therein stated and, unless the contrary is proved, every such meeting, in respect of the proceedings of which minutes shall have been made, shall be deemed to have been duly held and convened, and all resolutions passed thereat or proceedings had shall be deemed to have been duly passed and had.

13.13 Form of Consent, Waiver, Notice, Authorization or Resolution

Any consent, waiver, notice, authorization or resolution which may be given by the Holders and any other action which may be taken or any other power which may be exercised by the Holders as provided in this Indenture may be given, taken or exercised, as applicable, (i) at a meeting held in accordance with this Article 13 by the Holders representing the requisite percentage of Debentures pursuant to Article 10 or this Article 13, as applicable, or (ii) by an instrument signed by the Holders representing the requisite percentage of Debentures pursuant to Article 10 or this Article 13, as applicable, in one or more counterparts. The expression “resolution”, when used in this Indenture, shall include any resolution passed pursuant to paragraphs (i) and (ii) of this Section 13.13. Notice of any resolution passed in accordance with this Article 13 shall be given by the Debenture Trustees to the Holders within 30 days of the date on which such resolution was passed.

13.14 Binding Effect of Resolutions

Every resolution passed by the Holders representing the requisite percentage of Debentures pursuant to Article 10 or this Article 13, as applicable, by an instrument executed in accordance with Section 13.13 or at a meeting of Holders held in accordance with this Article 13 shall be binding upon all the Holders, whether signatories thereto or not or whether present at or absent from such meeting, as the case may be, and each and every Holder and the Debenture Trustees (subject to the provisions for its remuneration, indemnification and protection herein contained) shall be bound to give effect accordingly to every such instrument in writing and resolution.

13.15 Record Dates

If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other action, the Issuer may, at its option, by or pursuant to a certified resolution, fix in advance a record date, which need not be the date provided in Section 316(c) of the TIA to the extent it would otherwise be applicable, for the determination of such Holders entitled to provide such request, demand, authorization, direction, notice, consent, waiver or other action, but the Issuer shall have no obligation to do so. Any such record date shall be the record date specified in or pursuant to such certified resolution.

If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other action may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of Debentures then outstanding have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act, and for this purpose the Debentures then outstanding shall be computed as of such record date.

ARTICLE 14

COMPULSORY ACQUISITION

14.1 Definitions

In this Article:

(a)	“Affiliate” and “Associate” shall have their respective meanings set forth in the Securities Act (Québec);

(b)	“Dissenting Holders” means a Holder who does not accept an Offer referred to in Section 14.2 and includes any assignee of the Debenture of a Holder to whom such an Offer is made, whether or not such assignee is recognized under this Indenture;

(c)	“Offer” means an offer to acquire outstanding Debentures where, as of the date of the offer to acquire, the Debentures that are the object of the offer to acquire, together with the Offeror’s Debentures, constitute in the aggregate 20% or more of the outstanding principal amount of the Debentures;

(d)	“offer to acquire” includes an acceptance of an offer to sell;

(e)	“Offeror” means a Person, or two or more Persons acting jointly or in concert, who make an Offer to acquire Debentures;

(f)	“Offeror’s Debentures” means Debentures beneficially owned, or over which control or direction is exercised, on the date of an Offer by the Offeror, any Affiliate or Associate of the Offeror or any Person or company acting jointly or in concert with the Offeror; and

(g)	“Offeror’s Notice” means the notice described in Section 14.3.

14.2 Offer for Debentures

In the event that an Offer for all of the outstanding Debentures (other than Debentures held by or on behalf of the Offeror or an Affiliate or Associate of the Offeror) is made and:

(a)	within the time provided in the Offer for its acceptance, the Offer is accepted by Holders holding at least 90% of the outstanding principal amount of the Debentures other than the Offeror’s Debentures;

(b)	the Offeror has taken up and paid for the Debentures of the Holders who accepted the Offer; and

(c)	the Offeror complies with Sections 14.3 and 14.5;

the Offeror shall be entitled to acquire, and the Dissenting Holders shall be required to sell to the Offeror, the Debentures held by the Dissenting Holders for the same consideration per Debenture payable or paid, as the case may be, under the Offer.

14.3 Offeror’s Notice to Dissenting Holders

Where an Offeror is entitled to acquire Debentures held by Dissenting Holders pursuant to Section 14.2 and the Offeror wishes to exercise such right, the Offeror shall send by registered mail, within 30 days after the date of termination of the Offer, a notice (the “Offeror’s Notice”) to each Dissenting Holder stating that:

(a)	Holders holding at least 90% of the principal amount of all outstanding Debentures other than Offeror’s Debentures have accepted the Offer;

(b)	the Offeror has taken up and paid for the Debentures of the Holders who accepted the Offer;

(c)	Dissenting Holders must elect to:

(i)	transfer their respective Debentures to the Offeror, on the terms on which the Offeror acquired the Debentures of the Holders who accepted the Offer, within 21 days of receipt of the Offeror’s Notice; or

(ii)	demand payment of fair value for their Debentures by notifying the Offeror within 21 days of receipt of the Offeror’s Notice;

(d)	any Dissenting Holder who fails to notify the Offeror of its election as described under Section 14.3(c) will be deemed to have elected to transfer his or her Debentures to the Offeror on the same terms on which the Offeror acquired Debentures from Holders who accepted the Offer.

14.4 Delivery of Debenture Certificates

(a)	A Dissenting Holder to whom an Offeror’s Notice is sent pursuant to Section 14.3 shall, within 21 days of receipt of the Offeror’s Notice,

(i)	in the case of Debentures registered as to principal and interest, send his or her Debenture certificate(s), duly endorsed for transfer, to such Person as the Offeror may direct; and

(ii)	elect to:

(A)	transfer his or her Debentures to the Offeror for the consideration per Debenture payable or paid, as the case may be, under the Offer; or

(B)	demand payment from the Offeror of fair value for such Debentures.

(b)	Any Dissenting Holder who fails to notify the Offeror in accordance with Section 14.4(a) shall be deemed to have elected to transfer the Debentures to the Offeror on the same terms on which the Offeror acquired Debentures from Holders who accepted the Offer.

14.5 Payment of Consideration to Debenture Trustees

Within 21 days after the Offeror sends an Offeror’s Notice pursuant to Section 14.3, the Offeror shall pay or transfer to the Debenture Trustees or to such Person as the Offeror may direct or to such other Person as the Debenture Trustees may direct, the cash or other consideration that would be payable if all Dissenting Holders had elected under Section 14.4(a)(ii)(A). The acquisition by the Offeror of all Debentures held by all Dissenting Holders shall be effective as of the time of such payment or transfer.

14.6 Consideration to be held in Trust

Such Person as the Offeror may direct shall hold in trust for the Dissenting Holders the cash or other consideration it receives under Section 14.5. Such Person shall deposit such cash in a separate account in a Canadian chartered bank, or other body corporate, which may include an Affiliate of the Debenture Trustees whose deposits are insured by the Canada Deposit Insurance Corporation, and shall place other consideration in the custody of such Canadian chartered bank or such other body corporate.

14.7 Completion of Transfer of Debentures to Offeror

Within 30 days after the Offeror sends an Offeror’s Notice pursuant to Section 14.3, the Debenture Trustees or such Person as the Offeror may direct, if the Offeror has complied with Section 14.5, shall:

(a)	do all acts and things and execute and cause to be executed all instruments, as in the Debenture Trustees’ opinion relying on the advice of counsel, may be necessary or desirable to cause the transfer of the Debentures of the Dissenting Holders who have made or are deemed to have made an election under Section 14.4(a)(ii)(A) to the Offeror;

(b)	send to each Dissenting Holder who has made or is deemed to have made an election under Section 14.4(a)(ii)(A) and has complied with Section 14.4(a)(i), the consideration to which such Dissenting Holder is entitled under this Article 14; and

(c)	send to each Dissenting Holder who has made or is deemed to have made an election under Section 14.4(a)(ii)(A) but has not complied with Section 14.4(a)(i), a notice provided by the Offeror, stating that:

(i)	his or her Debentures have been transferred to the Offeror;

(ii)	the Debenture Trustees or some other Person designated by the Offeror in such notice is holding in trust the consideration to which the Dissenting Holder is entitled for such Debentures; and

(iii)	the Debenture Trustees or such other Person designated by the Offeror will send such consideration to such Dissenting Holder as soon as possible after receiving such Dissenting Holder’s Debenture certificate(s) or such other documents as the Debenture Trustees or such other Person may require in lieu thereof, and the Debenture Trustees or such other Person designated by the Offeror shall hereby be appointed the agent and attorney, and be granted power of attorney with respect to the Debentures, of the Dissenting Holders for the purposes of giving effect to the foregoing provisions, including, without limitation, the power and authority to execute such transfers as may be necessary or desirable in respect of the book-entry only registration system of the Depository.

14.8 Demand for Payment of Fair Value

(a)	If a Dissenting Holder has elected to demand payment of the fair value for his or her Debentures pursuant to Section 14.4(a)(ii)(B), the Offeror may, within 21 days after it has paid the cash or transferred the other consideration in accordance with Section 14.5, apply to a court to fix the fair value of the Debentures of that Dissenting Holder.

(b)	If an Offeror fails to apply to a court under Section 14.8(a), a Dissenting Holder may apply to a court for the same purpose within a further period of 21 days.

(c)	Where no application is made to a court under Section 14.8(b) within the period set out in that Section, a Dissenting Holder is deemed to have elected to transfer his or her Debentures to the Offeror on the same terms on which the Offeror acquired Debentures from Holders who accepted the Offer.

(d)	An application under Section 14.8(a) or 14.8(b), shall be made to a court having jurisdiction in the Province of Québec.

(e)	A Dissenting Holder is not required to give security for costs in an application made under Section 14.8(a) or 14.8(b).

(f)	On an application under Section 14.8(a) or 14.8(b):

(i)	all Dissenting Holders that have elected pursuant to Section 14.4(a)(ii)(B) and whose Debentures have not been acquired by the Offeror shall be joined as parties and are bound by the decision of the court; and

(ii)	the Offeror, in the case of Section 14.8(a), or the applicant Dissenting Holder, in the case of Section 14.8(b), shall notify each affected Dissenting Holder of the date, place and consequences of the application and of their right to appear and be heard in person or by legal counsel.

(g)	On an application to a court under Section 14.8(a) or 14.8(b), the court may determine whether any other Person is a Dissenting Holder who should be joined as a party, and the court shall then fix a fair value for the Debentures held by the Dissenting Holders.

(h)	A court may in its discretion appoint one or more appraisers to assist the court in fixing a fair value for the Debentures held by Dissenting Holders.

(i)	The final order of the court shall be made against the Offeror in favour of each Dissenting Holder in the amount for the Debentures as fixed by the court.

(j)	In connection with proceedings under this Section 14.8, a court may make any order it thinks fit and, without limiting the generality of the foregoing, it may:

(i)	fix the amount of money or other consideration that is required to be held in trust under Section 14.6;

(ii)	order that money or other consideration be held in trust by a Person other than the Debenture Trustees; and

(iii)	allow a reasonable rate of interest on the amount payable to each Dissenting Holder from the date they send or deliver notice to the Offeror under Section 14.4 until the date of payment.

14.9 Communication of Offer to the Issuer

An Offeror cannot make an Offer for Debentures unless, concurrent with the communication of the Offer to any Holder, a copy of the Offer is provided to the Issuer.

14.10 Agreement with the Debenture Trustees

If the Offeror chooses to appoint a Debenture Trustee to provide the services outlined in this Article 14, the Offeror and such Debenture Trustee shall enter into an agreement providing for the terms and conditions under which such services will be rendered, including without limitation, remuneration, indemnification and the return of cash or other consideration that is payable to the Dissenting Holders who have not complied with Section 14.4.

ARTICLE 15

NOTICES

15.1 Notice to the Issuer

Any notice to the Issuer under the provisions hereof shall be valid and effective if delivered to YPG Financing Inc. at: 16 Place du Commerce, Nuns’ Island, Verdun, Québec, H3E 2A5, or if sent by facsimile transmission (with receipt confirmed) at 514-934-4076, to the attention of the Senior Vice President, General Counsel and Secretary, and shall be deemed to have been validly given at the time of delivery or transmission if it is received prior to 4:00 p.m. (Montreal time) on a Business Day, failing which it shall be deemed to have been given on the next Business Day. The Issuer may from time to time notify the Debenture Trustees of a change in address or facsimile number which thereafter, until changed by like notice, shall be the address or facsimile number of the Issuer for all purposes of this Indenture.

15.2 Notice to Holders

Unless otherwise expressly provided in this Indenture, any notice to Holders under the provisions hereof shall be valid and effective if, in the case of Holders of registered Debentures or a Global Certificate, it is delivered, sent by electronic communication or mailed postage prepaid, addressed to such Holders, at their addresses or electronic communication numbers, if any, appearing in any of the registers hereinbefore mentioned and, subject as provided in this Section 15.2, shall be deemed to have been received at the time of delivery or sending by electronic communication or on the fifth Business Day after mailing. Any notice made by delivery or sent by electronic communication on a day other than a Business Day, or after 4:00 p.m. (Montreal time) on a Business Day, shall be deemed to be received on the next following Business Day. All notices to joint Holders of any Debentures may be given to whichever one of the Holders thereof is named first in the registers hereinbefore mentioned, and any notice so given shall be sufficient notice to all Holders of such Debenture. In the event of a postal disruption, notice to Holders shall be given or sent by other appropriate means. Any notice to the holders which are not registered holders shall be valid and effective and deemed to have been received by all such Holders if published once in a newspaper of general circulation published in Montreal, Québec, and such other cities, if any, at which registers in respect of such Debentures are required to be kept. Accidental error or omission in giving notice or accidental failure to mail notice to any Holder shall not invalidate any action or proceeding founded thereon.

15.3 Notice to the Debenture Trustees

Any notice to the Debenture Trustees under the provisions hereof shall be valid and effective if delivered to an officer of the Debenture Trustees at, if to the Canadian Debenture Trustee, BNY Trust Company of Canada, 1001 de Maisonneuve Blvd. West, Suite 650, Montreal, Québec, H3A 3C8, Attention: Manager Fiduciary Services, or, if to the U.S. Debenture Trustee, The Bank of New York Mellon, 101 Barclay Street, Floor 4E, New York, New York, United States, 10286, Attention: Manager, Global Americas, or if sent by facsimile transmission (with receipt confirmed), to the Canadian Debenture Trustee at 514-228-8662 or to the U.S. Debenture Trustee at 212-815-5366, shall be deemed to have been validly given at the time of delivery or transmission if it is received prior to 4:00 p.m. (Montreal time) on a Business Day, failing which it shall be deemed to have been given on the next Business Day. A Debenture Trustee may from time to time notify the Issuer of a change in address or facsimile number which thereafter, until changed by like notice, shall be the address or facsimile number of such Debenture Trustee for all purposes of this Indenture.

15.4 When Publication Not Required

If at any time a notice is required by this Indenture to be published in a particular city and no newspaper of general circulation is then being published and circulated on a daily basis in that city, the Issuer shall not be required to publish such notice in that city.

15.5 Waiver of Notice

Any notice provided for in this Indenture may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Debenture Trustees, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waivers.

15.6 Execution of Documents by Holders

Proof of execution of any document or instrument in writing, including a Holders’ Request, by any Holder may be made by a certificate of a notary public, or other officer with similar powers, that the Person signing such instrument acknowledged to him the execution thereof, or by an affidavit of a witness to such excution, or in any other manner the Debenture Trustees consider adequate.

ARTICLE 16

CONCERNING THE DEBENTURE TRUSTEE

16.1 Indenture Legislation

(a)	Subject to Section 1.10 of this Indenture, if and to the extent that any provision of this Indenture limits, qualifies or conflicts with a mandatory requirement of Indenture Legislation, such mandatory requirement shall prevail.

(b)	The Issuer agrees that it will at all times in relation to this Indenture and any action to be taken hereunder observe and comply with and be entitled to the benefits of Indenture Legislation and the TIA. The Debenture Trustees agree that they will at all times in relation to this Indenture and any action to be taken hereunder observe and comply with and be entitled to the benefits of Indenture Legislation.

16.2 Corporate Trustee Required Eligibility

For so long as required by applicable Canadian law, there shall be a Canadian trustee under this Indenture. Such Debenture Trustee shall at all times be a corporation organized under the laws of Canada or any province thereof and authorized under such laws and the laws of the Province of Québec to carry on trust business therein. If at any time the Canadian Debenture Trustee shall cease to be eligible in accordance with this Section 16.2, it shall resign immediately in the manner and with the effect hereinafter specified in this Article 16.

This Indenture shall at all times have a U.S. Debenture Trustee that satisfies the requirements of Section 310(a) of the TIA.

16.3 Certain Duties and Responsibilities of Debenture Trustees

In the exercise of the rights, powers and duties prescribed or conferred by the terms of this Indenture, each Debenture Trustee shall act honestly and in good faith and exercise that degree of care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances, and shall duly observe and comply with the provisions of any legislation and regulations which relate to the functions or role of such Debenture Trustee as a fiduciary hereunder.

None of the provisions of this Indenture shall require any Debenture Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers nor shall any Debenture Trustee be so compelled pursuant to any provisions contained in this Indenture unless such Debenture Trustee is indemnified and funded as required in this Indenture.

Any Debenture Trustee, upon the occurrence or at any time during the continuance of any act, action or proceeding, may require the Holders at whose instance it is acting to deposit with it Debentures held by them, for which Debentures such Debenture Trustee shall issue receipts.

Notwithstanding any other provisions of this Indenture to the contrary, every provision of this Indenture that by its terms relieves the Debenture Trustees of liability or entitles the Debenture Trustees to rely or act upon any evidence submitted to it is subject to applicable law, this Section 16.1 and Section 16.4.

No provision of this Indenture shall operate to confer any obligation, duty or power on any Debenture Trustee in any jurisdiction in which it does not have the legal capacity required to assume, hold or carry out such obligation, duty or power. For the purposes of this Section 16.1, legal capacity includes, without limitation, the capacity to act as a fiduciary in such jurisdiction.

No provision of this Indenture shall operate to confer any obligation on the Debenture Trustees (i) to see to, or to require evidence of, the registration or filing (or renewal thereof) of this Indenture or any instrument ancillary or supplemental hereto or (ii) to give notice to any Person of the execution hereof.

The Debenture Trustees shall comply with Section 313 of the TIA. The Debenture Trustees shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A Debenture Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated.

16.4 No Conflict of Interest

Each Debenture Trustee represents to the Issuer that at the date of the execution and delivery of this Indenture there exists no material conflict of interest in such Debenture Trustee’s role as a fiduciary hereunder. If at any time a material conflict of interest exists in respect of a Debenture Trustee’s role as a fiduciary under this Indenture that is not eliminated within 90 days after such Debenture Trustee becomes aware that such a material conflict of interest exists, such Debenture Trustee shall resign from the trusts under this Indenture by giving notice in writing of such resignation and the nature of such conflict to the Issuer at least 60 days prior to the date upon which such resignation is to take effect, and shall on such date be discharged from all further duties and liabilities hereunder. The validity and enforceability of this Indenture and any Debentures shall not be affected in any manner whatsoever by reason only of the existence of a material conflict of interest of a Debenture Trustee. The Debenture Trustees are subject to Section 310(b) of the TIA.

16.5 Conditions Precedent to Debenture Trustees’ Obligation to Act

The Debenture Trustees shall not be bound to give any notice or take any action or proceeding unless they are required to do so under the terms of this Indenture. No Debenture Trustee shall be required to take notice of an Event of Default under this Indenture, other than in respect of payment of any money required by any provision of this Indenture to be paid to it, unless and until such Debenture Trustee is notified in writing of such Event of Default by any Holder or the Issuer. In the absence of such notice, the Debenture Trustees may for all purposes of this Indenture assume that no Event of Default has occurred.

The obligation of any Debenture Trustee to commence or continue any act, action or proceeding under this Indenture shall be conditional upon its receipt of the following:

(a)	a Holders’ Request, requisition in writing from the Issuer, or such other notice or direction as is required pursuant to this Indenture, specifying the action or proceeding which such Debenture Trustee is requested, directed or authorized to take,

(b)	sufficient funds to commence or continue such act, action or proceeding, and

(c)	an indemnity satisfactory to such Debenture Trustee to protect and hold harmless such Debenture Trustee against the costs, charges, expenses and liabilities to be incurred thereby and any loss and damages it may suffer by reason thereof.

16.6 Replacement of Debenture Trustee

No resignation or removal of any Debenture Trustee and no appointment of a successor Debenture Trustee pursuant to this Section 16.6 shall become effective until the acceptance of appointment by the successor Debenture Trustee under Section 16.7.

Any Debenture Trustee may resign its trust and be discharged from all further duties and liabilities hereunder by giving to the Issuer 60 days’ notice in writing or such shorter notice as the Issuer may accept as sufficient. The Holders shall have power at any time to remove a Debenture Trustee and to appoint a new Debenture Trustee. The Issuer may remove a Debenture Trustee on 60 days’ notice in writing to such Debenture Trustee or on such shorter notice as such Debenture Trustee may accept as sufficient. In the event of any Debenture Trustee resigning or being removed as aforesaid or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, the Issuer shall forthwith appoint a new Debenture Trustee unless a new Debenture Trustee has already been appointed by the Holders; failing such appointment by the Issuer, the retiring Debenture Trustee, at the Issuer’s expense, or any of the Holders may apply to any court of competent jurisdiction on such notice as such court may direct, for the appointment of a new Debenture Trustee; but any new Debenture Trustee so appointed by the Issuer or by the court shall be subject to removal as aforesaid by the Holders. Any new Debenture Trustee appointed under any provision of this Section 13.6 shall be an entity authorized to carry on the business of a trust company in the Province of Québec and of every other jurisdiction where such authorization is necessary to enable it to act as Debenture Trustee hereunder. Any new Debenture Trustee appointed under any provision of this Section 13.6 to replace the U.S. Debenture Trustee shall be a corporation organized and doing business under the laws of the United States or of any state or Territory or of the District of Columbia, and of every other jurisdiction where such authorization is necessary to enable it to act as Debenture Trustee hereunder, or a corporation or other person permitted to act as trustee pursuant to Section 310(a) of the TIA. On any new appointment the new Debenture Trustee shall be vested with the same property powers, rights, duties and responsibilities as if it had been originally named herein as Debenture Trustee without any further assurance, conveyance, act or deed; but there shall be immediately executed at the expense of the Issuer, all such conveyances or other instruments as may, in the opinion of counsel, be necessary or advisable for the purpose of assuring the same to the new Debenture Trustee.

16.7 Acceptance of Appointment by Successor

Every successor Debenture Trustee appointed hereunder shall execute, acknowledge and deliver to the Issuer, the Holders and to the retiring Debenture Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Debenture Trustee shall become effective and such successor Debenture Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Debenture Trustee; but, on request of the Issuer or, the successor Debenture Trustee, such retiring Debenture Trustee shall, upon payment of all amounts due to it under this Indenture, execute and deliver an instrument transferring to such successor Debenture Trustee all the rights, powers and trusts of the retiring Debenture Trustee, and shall duly assign, transfer and deliver to such successor Debenture Trustee all property and money held by such retiring Debenture Trustee hereunder. Upon request of any such successor Debenture Trustee, the Issuer shall execute any and all instruments for more fully and certainly vesting in and conforming to such rights, powers and trusts.

No successor Debenture Trustee shall accept its appointment unless at the time of such acceptance such successor Debenture Trustee shall be qualified under this Article 16.

16.8 Debenture Trustees May Deal in Debentures

Subject to Sections 16.1 and 16.4, the Debenture Trustees may buy, sell, lend upon and deal in the Debentures and generally contract and enter into financial transactions with the Issuer or any of its Affiliates otherwise, without being liable to account for any profits made thereby.

16.9 Investment of Monies Held by Debenture Trustees

Upon receipt of a written direction from the Issuer, any funds that may at any time be held by a Debenture Trustee, subject to the terms hereof, shall be invested in an Authorized Investment by such Debenture Trustee in its name in accordance with such direction. Any direction from the Issuer to such Debenture Trustee shall be in writing and shall be provided to such Debenture Trustee no later than 9:00 a.m. (Montreal time) on the day on which the investment is to be made. Any such direction received by a Debenture Trustee after 9:00 a.m. (Montreal time) or received on a day that is not a Business Day, shall be deemed to have been given prior to 9:00 a.m. (Montreal time) the next Business Day.

In addition to any written direction to invest cash in an Authorized Investment, a Debenture Trustee may hold cash balances constituting part or all of the fund and may, but need not, invest same in its deposit department; but such Debenture Trustee shall not be liable to account for any profit to any parties to this Indenture or to any other Person or entity other than at a rate, if any, established from time to time by the Debenture Trustee.

No Debenture Trustee shall be held liable for any losses incurred in the investment of any funds in Authorized Investments.

All interest or other income received by a Debenture Trustee in respect of any investment or deposit made pursuant to the provisions of this Section 16.9, shall belong to the Issuer, and unless and until such Debenture Trustee shall have declared the principal, interest and premium, if any, on the Debentures to be due and payable, such Debenture Trustee shall pay over to the Issuer all such interest and other income forthwith upon receipt thereof by such Debenture Trustee.

16.10 Debenture Trustees Not Required to Give Security

No Debenture Trustee shall be required to give any bond or security in respect of the execution of the trusts and powers of this Indenture or otherwise in respect of this Indenture.

16.11 Debenture Trustees Not Required to Possess Debentures

All rights of action under this Indenture may be enforced by the Debenture Trustees without the possession of any of the Debentures or the production thereof at any trial or other proceedings relative thereto.

16.12 Financial Statements

Following receipt of financial statements by the Debenture Trustees pursuant to this Indenture, the Debenture Trustees shall, while such statements are current, maintain custody of same and make same available for inspection by Holders upon reasonable request made in writing by such Holders. No obligation shall rest with the Debenture Trustees to analyze such statements, or evaluate the performance of the Issuer as indicated by such financial statements, in any manner whatsoever.

16.13 Evidence of Compliance

The Issuer shall forthwith furnish to the Debenture Trustees evidence of compliance with the conditions specified in this Indenture relating to the issue, authentication and delivery of Debentures hereunder, the satisfaction and discharge of this Indenture or the taking of any other action to be taken by the Debenture Trustees at the request of or on the application of the Issuer. Such evidence shall consist of the following:

(a)	an Officer’s Certificate stating that such conditions have been complied with in accordance with the terms of this Indenture;

(b)	in the case of conditions, compliance with which are by this Indenture subject to review or examination by counsel, an opinion of such counsel that such conditions have been complied with in accordance with the terms of this Indenture, including any statements required by applicable laws;

(c)	whenever applicable law requires that evidence of compliance be in the form of a statutory declaration, the Debenture Trustees may accept such statutory declaration in lieu of an Officer’s Certificate; any such statutory declaration may be made by an Authorized Officer of the Issuer to whom such authority is delegated by the Board of Directors of the Issuer from time to time; and

(d)	such additional evidence of compliance with any provision hereof and in such form as may be prescribed by applicable law or as the Debenture Trustees may reasonably require by written notice to the Issuer.

Each certificate or opinion, including each Officer’s Certificate or opinion of counsel (for greater certainty, other than an Officer’s Certificate provided pursuant to Section 8.4) with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(a)	a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)	a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)	a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

In giving an opinion of counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

16.14 Form of Evidence

Evidence furnished to the Debenture Trustees which relates to a matter other than the issue, authentication and delivery of Debentures or the satisfaction and discharge of this Indenture may consist of or otherwise be in accordance with a report or opinion of any solicitor, auditor, accountant, engineer or appraiser or any other Person whose qualifications give authority to a statement made by such Person, but if such report or opinion is furnished by a director, officer or employee of the Issuer it shall be in the form of a statutory declaration or a certificate.

Evidence furnished to the Debenture Trustees pursuant to Section 16.13 or this Section 16.14 shall include:

(a)	a statement by the Person giving the evidence declaring that such Person has read and understands the provisions hereof relating to the conditions precedent with respect to compliance with which such evidence is being given;

(b)	a statement describing the nature and scope of the examination or investigation upon which the statements or opinions contained in the evidence are based; and

(c)	a statement declaring that, in the belief of the Person giving the evidence, such Person has made such examination or investigation as is necessary to enable such Person to make the statements or give the opinions contained or expressed therein.

16.15 Certain Rights of Debenture Trustees

Subject to the provisions of Section 16.1,

(a)	the Debenture Trustees may conclusively act and rely as to the truth of the statements and correctness of the opinions expressed in, shall not be bound to make any investigation into the facts or matters of, and shall be fully protected in acting or relying or refraining from acting upon, any resolution, certificate, statement, statutory declaration, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)	any request or direction of the Issuer shall be sufficiently evidenced by a request of the Issuer or order of the Issuer and any certified resolution of the Board of Directors of the Issuer;

(c)	whenever in the administration of this Indenture a Debenture Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, such Debenture Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, rely and act upon an Officer’s Certificate;

(d)	the Debenture Trustees at the expense of the Issuer may each employ or retain such counsel and such other experts and advisers as such Debenture Trustee believes is necessary to enable it to determine and discharge its duties hereunder, and the advice or opinion of the Debenture Trustee’s counsel, experts or advisers shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(e)	the Debenture Trustees shall not be under any obligation to exercise any of the rights or powers vested in them by this Indenture at the request or direction of any of the Holders pursuant to this Indenture unless such Holders shall have offered to the Debenture Trustees sufficient funding and indemnity against the costs, expenses and liabilities which might be incurred by them in compliance with such request or direction, and provisions of this Indenture relating to the conduct or affecting the liability of or affording protection to the Debenture Trustees shall be subject to the provisions of this Section 16.15(e);

(f)	the Issuer shall provide to the Debenture Trustees an incumbency certificate setting out the names and sample signatures of persons authorized to give instructions to the Debenture Trustees hereunder. The Debenture Trustees shall be entitled to rely on such certificate until a revised certificate is provided to it hereunder. The Debenture Trustees shall be entitled to refuse to act upon any instructions given by a party which are signed by any person other than a person described in the incumbency certificate provided to it pursuant to this Section;

(g)	the Debenture Trustees shall be entitled to rely, and act upon, any direction, order, instruction, notice or other communication provided to it hereunder which is sent to it by facsimile transmission or electronic delivery;

(h)	the Debenture Trustees shall not be liable for any consequential, punitive or special damages; and

(i)	the Debenture Trustees shall not incur any liability for not performing any act or not fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Debenture Trustees (including, but not limited to, any provision of any present or future applicable law or any act of a Governmental Authority or any act of God or war).

16.16 Merger, Consolidation or Succession to Business

Any entity into which any Debenture Trustee may be merged or with which it may be amalgamated or consolidated, or any entity resulting from any merger, amalgamation or consolidation to which such Debenture Trustee shall be a party, or any entity succeeding to all or substantially all the corporate trust business of such Debenture Trustee, shall be the successor of such Debenture Trustee hereunder, provided such entity shall be otherwise qualified under this Article 16, without the execution or filing of any instrument or any further act on the part of any of the parties hereto.

16.17 Action by Debenture Trustees to Protect Interests

Each Debenture Trustee shall have power to institute and maintain such actions and proceedings as it may consider necessary or expedient to preserve, protect or enforce its interests and the interests of the Holders.

16.18 Compensation and Indemnity

The Issuer shall pay to each Debenture Trustee from time to time compensation for its services hereunder as agreed separately by the Issuer and such Debenture Trustee, and shall reimburse each Debenture Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by such Debenture Trustee in the administration or execution of its duties under this Indenture (including the reasonable and documented compensation and disbursements of its counsel and all other advisers and assistants not regularly in its employ), both before any default hereunder and thereafter until all duties of such Debenture Trustee under this Indenture shall be finally and fully performed. No Debenture Trustee’s compensation shall be limited by any law on compensation of a Debenture Trustee of an express trust. Any amount due under this Section 16.18 and unpaid 30 days after request for such payment shall bear interest from the expiration of such 30 days at a rate per annum equal to the then current rate charged by the applicable Debenture Trustee from time to time, payable on demand.

The Issuer shall indemnify and agrees to hold each Debenture Trustee, its directors, officers and employees harmless from and against any and all taxes, charges, costs, expenses, damages, claims, demands and liabilities to which they, or any of them, may become subject, including legal and accounting costs, for or in respect of anything done or omitted to be done in connection with this Indenture, except such as may arise from the negligence, wilful misconduct or lack of good faith of such Debenture Trustee, its directors, officers and employees or the material breach of any term of this Indenture by such Debenture Trustee, its directors, officers and employees, such indemnification to survive the resignation or removal of such Debenture Trustee and the termination of this Indenture.

The Issuer need not reimburse any expense or indemnify against any loss or liability incurred by any Debenture Trustee through gross negligence, wilful misconduct, violation of law, or bad faith.

16.19 Authority to Carry on Business

The Canadian Debenture Trustee represents to the Issuer that, at the date of execution and delivery by it of this Indenture, it is authorized to carry on the business of a trust company in each of the provinces of Canada. If the Canadian Debenture Trustee ceases to be authorized to carry on such business in any province of Canada, the validity and enforceability of this Indenture and the Debentures issued under this Indenture shall not be affected in any manner whatsoever by reason only of such event, but within 90 days after ceasing to be authorized to carry on the business of a trust company in any province of Canada, such Canadian Debenture Trustee either shall become so authorized or shall resign in the manner and with the effect specified in Section 16.6.

The U.S. Debenture Trustee represents to the Issuer that, at the date of execution and delivery by it of this Indenture, it is authorized to carry on the business of a trust company in each of the states of the United States. If the U.S. Debenture Trustee ceases to be authorized to carry on such business in any state of the United States, the validity and enforceability of this Indenture and the Debentures issued under this Indenture shall not be affected in any manner whatsoever by reason only of such event, but within 90 days after ceasing to be authorized to carry on the business of a trust company in any state of the United States, such U.S. Debenture Trustee either shall become so authorized or shall resign in the manner and with the effect specified in Section 16.6.

16.20 Debenture Trustees Not Liable in Respect of Depository

The Debenture Trustees shall not have any liability whatsoever for:

(a)	any aspect of the records relating to or payments made on account of beneficial ownership interests in the Debentures held by and registered in the name of a Depository;

(b)	maintaining, supervising or reviewing any records relating to such beneficial ownership interests; or

(c)	any advice or representation made or given by or with respect to a Depository and made or given herein with respect to rules of such Depository or any action to be taken by a Depository or at the direction of a Participant of a Depository.

16.21 Debenture Trustees Appointed Attorney

The Issuer hereby irrevocably appoints the Debenture Trustees to be the attorneys of the Issuer during the continuance of an Event of Default in the name and on behalf of the Issuer to execute any documents and to do any acts and things which the Issuer ought to execute and do, and has not executed or done, under the covenants and provisions contained in this Indenture and generally to use the name of the Issuer in the exercise of all or any of the powers hereby conferred on the Debenture Trustees, with full powers of substitution and revocation.

16.22 Acceptance of Trusts

Each Debenture Trustee hereby accepts the trusts in this Indenture declared and provided for and agrees to perform the same upon the terms and conditions set forth in this Indenture and in trust for the Holders from time to time, subject to the terms and conditions of this Indenture.

Notwithstanding any other provision of this Indenture, the Debentures or any Supplemental Indenture, including, without limitation, any references in this Indenture, the Debentures or any Supplemental Indenture, to a trust or to the Debenture Trustees as trustees or acting as trustees, no trust within the meaning of Chapter II of Title Six of Book Four of the Civil Code of Québec is intended to be or is established or constituted by this Indenture, the Debentures or any Supplemental Indenture. In addition, the provisions contained in Title Seven of Book Four of the Civil Code of Québec shall not be applicable in this Indenture in respect of the administration of the property of others by the Debenture Trustees.

16.23 No Liability for Certain Deposited Monies

No Debenture Trustee shall bear liability for monies deposited other than with such Debenture Trustee. The Debenture Trustees shall disburse monies according to this Indenture only to the extent that monies have been deposited with them.

16.24 No Liability for Breach by Issuer

No Debenture Trustee shall bear liability or responsibility whatever or be in any way responsible for the consequences of any breach by the Issuer of any obligation herein contained or of any act of any director, officer, employee or agent of the Issuer.

16.25 No Liability for Statements of Fact

No Debenture Trustee shall be liable for or by reason of any statements of fact or recitals in this Indenture or any document accessory thereto (except the representation contained in Section 16.4) or required to verify the same.

16.26 No Liability when in Good Faith

No Debenture Trustee shall be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with any direction or request of the applicable Holders specified herein and, in determining the authority and number of Holders in such regard, shall be required only to make reasonable inquiries. No Debenture Trustee shall be liable for any error of judgment made in good faith by an officier of such Debenture Trustee unless it shall be proved that such Debenture Trustee was negligent in ascertaining the pertinent facts.

16.27 Privacy Laws

The parties acknowledge that federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this Indenture. Despite any other provision of this Indenture, no party to this Indenture shall take or direct any action that would contravene, or cause the other to contravene, applicable Privacy Laws. The Issuer shall, prior to transferring or causing to be transferred personal information to the Debenture Trustees, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. The Debenture Trustees shall use commercially reasonable efforts to ensure that their services hereunder comply with Privacy Laws. Specifically, the Debenture Trustees agree: (a) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (b) to use personal information solely for the purposes of providing their services under or ancillary to this Indenture and not to use it for any other purpose except with the consent of or direction from the Issuer or the individual involved; (c) not to sell or otherwise improperly disclose personal information to any third party; and (d) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

16.28 Initial Appointment of Debenture Trustees

The Issuer hereby appoints (i) BNY Trust Company of Canada as the initial Canadian Debenture Trustee and (ii) The Bank of New York Mellon as the initial U.S. Debenture Trustee, and BNY Trust Company of Canada and The Bank of New York Mellon hereby accept such respective appointments. As to any duty or obligation of a Debenture Trustee relating to the Debentures, the Canadian Debenture Trustee shall have the primary responsibility for such duty or obligation, unless the context otherwise requires, and such other provision, including any reference to the U.S. Debenture Trustee therein, shall be interpreted to give effect to this paramount provision. Unless the context otherwise requires, any action to be performed by the Debenture Trustees under this Indenture may be performed by any one of the Canadian Debenture Trustee or the U.S. Debenture Trustee or both of them, and any such act shall bind both such Debenture Trustees. So long as the Debenture Trustees are Affiliates, if a consent is required of the Debenture Trustees, it may be given by one Debenture Trustee and such consent shall be deemed to be given by both Debenture Trustees.

16.29 Reports by the Debenture Trustees

If required by TIA Section 313(a), within 60 days after each January 31 beginning with January 31, 2013, the U.S. Debenture Trustee shall mail to each Holder as required by TIA Section 313(c) a brief report dated as of such date that complies with TIA Section 313(a). The Canadian Debenture Trustee also shall comply with TIA Section 313(b).

A copy of each such report at the time of its mailing to Holders shall be filed by the U.S. Debenture Trustee with each stock exchange in the United States, if any, on which the Debentures are listed. The Issuer shall notify the U.S. Debenture Trustee if and when the Debentures are listed on any stock exchange in the United States.

ARTICLE 17

SUPPLEMENTAL INDENTURES AND CORRECTIONS

17.1 Supplemental Indentures

From time to time the Issuer and each Guarantor and the Debenture Trustees may, subject to the provisions of this Indenture, execute and deliver “Supplemental Indentures”, which thereafter shall form part hereof, or may take any other action for any one or more of the following purposes:

(a)	adding to the covenants of the Issuer or otherwise amending the terms hereof if in the opinion of the Debenture Trustees, relying on the opinion of counsel, such addition or amendment shall not be prejudicial to the interests of the Holders generally;

(b)	evidencing the succession (or successive successions) of another corporation to the Corporation, the Issuer or a Guarantor and the obligations assumed by such successor in accordance with the provisions of this Indenture and the Debenture Guarantees; and

(c)	making such provisions not inconsistent with this Indenture as may be necessary or desirable with respect to matters or questions arising hereunder including the making of any modification in the forms of the Debentures, that do not affect the substance thereof and which in the opinion of the Debenture Trustees, relying on the opinion of counsel, it may be expedient to make, if in the opinion of the Debenture Trustees such provisions or modification shall not be prejudicial to the interests of the Holders generally.

17.2 Corrections

The Debenture Trustees may also, without the consent or concurrence of the Holders, by Supplemental Indenture or otherwise, concur with the Issuer in making any changes or corrections in this Indenture that (a) in the opinion of the Debenture Trustees or their counsel is of a format, minor or technical nature, or that (b) they shall have been advised by their counsel are required for the purpose of curing or correcting any ambiguity or defective or inconsistent provision or clerical omission or mistake or manifest error contained herein or in any Supplemental Indenture, provided that, in either case in the opinion of counsel, the rights of the Holders are not adversely affected thereby.

17.3 Effect of Supplemental Indentures

Upon the execution of any Supplemental Indenture, this Indenture shall be modified in accordance therewith, such Supplemental Indenture shall form a part of this Indenture for all purposes, and every Holder shall be bound thereby. Any Supplemental Indenture may contain terms which add to, modify or negate any of the terms contained in this Indenture, and to the extent that there is any difference between the terms of this Indenture and the terms contained in a Supplemental Indenture, the terms contained in the Supplemental Indenture shall be applicable to the Debentures to which such Supplemental Indenture relates and the corresponding terms contained in this Indenture shall not be applicable unless otherwise indicated in such Supplemental Indenture.

17.4 Execution of Supplemental Indentures

In executing or accepting the additional trusts created by any Supplemental Indenture permitted by this Indenture or the modifications thereby of the trusts created by this Indenture, the Debenture Trustees shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel stating that the execution of such Supplemental Indenture is authorized or permitted by this Indenture. The Debenture Trustees may, but shall not be obligated to, enter into any such Supplemental Indenture which affects the Debenture Trustees’ own rights, duties or immunities under this Indenture or otherwise.

ARTICLE 18

MISCELLANEOUS

18.1 Communication by Holders with Other Holders

Holders may communicate pursuant to Section 312(b) of the TIA with other Holders with respect to their rights under this Indenture or the Debentures. The Issuer, the Debenture Trustees, the Registrar and any other Person shall have the protection of Section 312(c) of the TIA.

18.2 Counterparts and Formal Date

This Indenture may be executed in several counterparts, each of which, when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear date as of December 20, 2012.

18.3 No Personal Liability of Directors, Officers, Employees and Securityholders

No director, officer, employee, incorporator or securityholder of the Corporation, the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Corporation, the Issuer or the Guarantors under the Debentures, this Indenture, the Debenture Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Debentures.

18.4 Governing Law

This Indenture, the Debentures and the Debenture Guarantees shall be governed by, and construed in accordance with, the laws of the Province of Québec and the federal laws of Canada applicable in the Province of Québec.

18.5 Certificates and Opinions

Any certificate made or given under or for the purpose of satisfying any provision of this Indenture or evidencing the compliance with any provision of this Indenture by one or more Authorized Officers or directors of the Issuer or a Guarantor may be based, in so far as it relates to legal matters, upon an opinion of counsel, unless such person or persons signing the certificate knows, or with the exercise of reasonable care should have known, that the opinion with respect to the matters upon which his or their certificate is based as aforesaid is erroneous. Any opinion made or given by counsel may be based, in so far as it relates to factual matters and information which is in the possession of the Issuer or a Guarantor, upon the certificate of an officer or officers of the Issuer or a Guarantor, unless such counsel knows, or in the exercise of reasonable care should have known, that the certificate with respect to the matters upon which its opinion is based as aforesaid is erroneous. Any such certificate or opinion, as the case may be, made or given by an Authorized Officer, Authorized Officers, director or directors of the Issuer or a Guarantor or by counsel may be based, in so far as it relates to accounting matters, upon the certificate or opinion of an auditor or accountant unless such officer, director or counsel, as the case may be, knows, or in the exercise of reasonable care should have known, that the certificate or opinion with respect to the matters upon which his certificate or opinion is based as aforesaid is or are erroneous.

18.6 Severability

If, in any jurisdiction, any provision of this Indenture or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Indenture and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other party or circumstances.

18.7 Successors and Assigns

All covenants and agreements in this Indenture by the Issuer shall bind its successors and assigns, whether expressed or not.

18.8 Benefits of Indenture

Nothing in this Indenture or in the Debentures, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Paying Agent, the Holders and the Debenture Trustees, any benefit or any legal or equitable right, remedy or claim under this Indenture.

18.9 No Adverse Interpretation of Other Agreements

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

18.10 Choice of Language

The parties hereby acknowledge that they have expressly required this Indenture and all notices, statements of account and other documents required or permitted to be given or entered into pursuant hereto to be drawn up in the English language only. In the event of any contradiction, discrepancy or difference between the English language version and the French language version of the texts of the forms of Debentures, the English language version shall govern. Les parties reconnaissent avoir expressément demandé que la présente convention ainsi que tout avis, tout état de compte et tout autre document à être ou pouvant être donnés ou conclus en vertu des dispositions des présentes, soient rédigés en anglais seulement.

[Signature Pages Follow]

Dated as of                    , 2012.

YPG FINANCING INC.

By:
Name:	François D. Ramsay
Title:	Senior Vice President, General Counsel and Secretary

BNY TRUST COMPANY OF CANADA,
as Canadian Debenture Trustee

By:
Name:
Title:

THE BANK OF NEW YORK MELLON,
as U.S. Debenture Trustee

By:
Name:
Title:

YELLOW MEDIA LIMITED

By:
Name:	François D. Ramsay
Title:	Authorized Signatory

YELLOW PAGES GROUP CORP.

By:
Name:	François D. Ramsay
Title:	Senior Vice President, General Counsel and Secretary

YPG (USA) HOLDINGS, INC.

By:
Name:	François D. Ramsay
Title:	Senior Vice President, General Counsel and Secretary

YELLOW PAGES GROUP, LLC

By:
Name:	François D. Ramsay
Title:	Senior Vice President, General Counsel and Secretary

WALL2WALL MEDIA INC.

By:
Name:	François D. Ramsay
Title:	Senior Vice President, General Counsel and Secretary

SCHEDULE A

FORM OF DEBENTURE

[Face of Debenture]

CUSIP/ISIN

Senior Subordinated Exchangeable Debentures due 2022

No.	$

YPG FINANCING INC.

promises to pay to              or registered assigns,

the principal sum of $                                                                                  on November 30, 2022 or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture.

Interest Payment Dates: Last day of May and November of each year (or, if such day is not a Business Day, on the next Business Day)

Record Dates: May 15 and November 15

Dated: December 20, 2012

[Signature Page Follows]

IN WITNESS WHEREOF, the Issuer has caused this Debenture to be signed manually or by facsimile by its duly authorized officer as of the date first written above.

YPG FINANCING INC.

By:
Name:
Title:

This is one of the Debentures referred to in the within-mentioned Indenture:

BNY TRUST COMPANY OF CANADA, as Canadian Debenture Trustee

By:
Authorized Signatory

[Back of Debenture]

Senior Subordinated Exchangeable Debentures due 2022

[Each definitive certificate representing Debentures originally issued to an “affiliate” of the Issuer (as such term is defined in Rule 144 under the U.S. Securities Act), as well as all certificates issued in exchange for or in substitution of the foregoing Debentures, will bear a legend to the following effect:

“THIS DEBENTURE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF AGREES FOR THE BENEFIT OF YPG FINANCING INC. (THE “ISSUER”) THAT SUCH DEBENTURE MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER OR A SUBSIDIARY OF THE ISSUER, (B) IN A TRANSACTION REGISTERED UNDER THE U.S. SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT OR (D) IN ACCORDANCE WITH RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT, AND IN EACH CASE IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS IN THE UNITED STATES OR THE APPLICABLE SECURITIES LAWS OF ANY OTHER APPLICABLE JURISDICTIONS; PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C) AND (D) ABOVE, A DULY EXECUTED DECLARATION, IN A FORM REASONABLY SATISFACTORY TO THE DEBENTURE TRUSTEES AND THE ISSUER, AND, IF REQUESTED BY THE DEBENTURE TRUSTEES OR THE ISSUER, A LEGAL OPINION REASONABLY SATISFACTORY TO THE DEBENTURE TRUSTEES AND THE ISSUER, MUST FIRST BE PROVIDED.

DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA. A NEW CERTIFICATE BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY,” MAY BE OBTAINED FROM THE DEBENTURE TRUSTEES UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE DEBENTURE TRUSTEES AND THE ISSUER AND, IF REQUESTED BY THE DEBENTURE TRUSTEES OR THE ISSUER, A LEGAL OPINION SATISFACTORY TO THE DEBENTURE TRUSTEES AND THE ISSUER.”]

[Each Global Certificate (and all Debentures issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO YPG FINANCING INC. OR ITS AGENT FOR

REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS CERTIFICATE.

THIS DEBENTURE IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CDS OR A NOMINEE OF CDS. THIS DEBENTURE IS EXCHANGEABLE FOR DEBENTURES REGISTERED IN THE NAME OF A PERSON OTHER THAN CDS OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS DEBENTURE (OTHER THAN A TRANSFER OF DEBENTURE AS A WHOLE BY CDS TO A NOMINEE OF CDS OR BY A NOMINEE OF CDS TO CDS OR ANOTHER NOMINEE OF CDS AND/OR THEIR RESPECTIVE SUCCESSORS) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.”]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest

YPG Financing Inc., a corporation existing under the Canada Business Corporations Act (the “Issuer”), promises to pay interest on the principal amount of this Debenture from and including September 30, 2012 until maturity at the rate of 8% per annum if, for the applicable interest period, the Interest Obligation is paid in cash, or at the rate of 12% per annum if, for the applicable interest period, a PIK Election is made as described below, provided that if a PIK Election is made in respect of less than all of the then outstanding Debentures, interest shall accrue at the rate of 8% per annum on the principal amount of Debentures that are not subject to the PIK Election. The Issuer shall pay interest semi-annually in arrears on the last day of May and November of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”), commencing on May 31, 2013. Interest on the Debentures shall accrue from and including September 30, 2012 or, if interest has already been paid, from and including the most recent date on which interest has been paid, to but excluding the applicable Interest Payment Date; provided that if there is no existing Default in the payment of interest, and if this Debenture is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. The Issuer shall pay interest on overdue principal and premium, if any, from time to time on demand at the same rate then in effect to the extent lawful; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest payable shall be calculated, in the case of the first interest period or any other interest period that is shorter than a full semi-annual interest period due to redemption or repurchase, on the basis of a 360-day year comprised of twelve 30-day months. For the purpose of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable hereunder multiplied by the actual number of days in the year divided by 360.

2. PIK Election

The Issuer shall have the right to elect, from time to time, in respect of all or any part of the then outstanding Debentures, to satisfy any Interest Obligation on any Interest Payment Date by delivering PIK Debentures. At all times, interest in respect of which a PIK Election is made will be payable (i) with respect to securities represented by a Global Certificate registered in the name of, or held by, the Depository on the relevant record date, by increasing the principal amount of the outstanding Global Certificate by an amount equal to the amount of interest subject to a PIK Election, or (ii) with respect to securities in certificated form, by issuing PIK Debentures in certificated form in an aggregate principal amount equal to the amount of interest subject to the PIK Election (rounded down to the nearest whole dollar) and the Debenture Trustees will, at the written request of the Issuer, certify and deliver such PIK Debentures in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of the Holders. Following an increase in the principal amount of the Global Certificate as a result of a PIK Payment, the Global Certificate will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Debentures issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. Any certificated PIK Debenture will be issued with the description “PIK” on the face of such security.

3. Method of Payment

The Issuer shall pay interest on the Debentures to the Persons who are registered holders at the close of business on the May 15 or November 15 next preceding the Interest Payment Date, even if such Debentures are canceled after such record date and on or before such Interest Payment Date. The Debentures shall be payable as to principal, premium, if any, and interest at the office or agency of the Issuer maintained for such purpose in Montreal, Québec, or, at the option of the Issuer, payment of interest may be made by cheque mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, interest and premium, if any, on all Debentures represented by a Global Certificate and all other Debentures the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of Canada as at the time of payment is legal tender for payment of public and private debts.

4. Exchange Privilege

The Debentures are exchangeable at the Holder’s option, at any time prior to the Time of Expiry, in whole or in part, into fully-paid and non-assessable Common Shares at the Exchange Price in effect on any Date of Exchange.

The Exchange Price in effect on the Date of Issue for each Common Share to be issued upon the exchange of Debentures was equal to $19.04, being an exchange ratio of approximately 52.5210 Common Shares for each $1,000 principal amount of Debentures. Following the Issue Date, the Exchange Price applicable on any Date of Exchange shall be subject to adjustment pursuant to Section 6.5 of the Indenture.

5. Subordination

The Debenture Indebtedness is subordinate in right of payment, to the extent and in the manner provided in Article 7 of the Indenture, to the prior payment in full of the Senior Indebtedness.

6. Paying Agent and Registrar

Initially, the Canadian Debenture Trustee shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without prior notice to the Holders of the Debentures. The Issuer or any of its Affiliates may not act in any such capacity.

7. Indenture

The Issuer issued the Debentures under an Indenture dated as of December 20, 2012 (as amended, amended and restated, adjusted, supplemented or otherwise modified from time to time, the “Indenture”) among the Issuer, the Guarantors and the Debenture Trustees. The Debentures are subject to all such terms stated in the Indenture and those made a part of the Indenture by reference to the TIA, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Debenture conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Debentures are unsecured obligations of the Issuer. The Indenture does not limit the aggregate principal amount of Debentures that may be issued thereunder. All Debentures issued pursuant to the Indenture, including for greater certainty the PIK Debentures, are treated as a single class of securities under the Indenture.

8. Optional Redemption

The Issuer may, at any time and from time to time on or after the date on which all of the Senior Secured Notes have been repaid in full, but prior to May 31, 2021, redeem all or part of the Debentures at its option, without premium or penalty upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

At any time and from time to time on or after May 31, 2021, the Issuer may redeem all or part of the Debentures at its option, without premium or penalty upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

9. Repurchase at the Option of Holder

Upon the occurrence of a Change of Control, each Holder shall have the right to require the Issuer to repurchase all or any part (in minimum denominations of the lesser of a Holder’s entire position and $1,000 and any integral multiple of $1.00 in excess thereof) of that Holder’s Debentures pursuant to an offer (a “Change of Control Offer”) at a purchase price in cash equal to 101% of the aggregate principal amount of Debentures repurchased, plus accrued and unpaid interest on the Debentures repurchased to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Issuer shall mail a notice to the Debenture Trustees and each Holder describing the transaction or transactions that constitute the Change of Control and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

In accordance with Section 8.8 of the Indenture, the Issuer shall be required to offer to purchase the Debentures upon certain Asset Sales.

10. Denominations, Transfer, Exchange

The Debentures are in registered form without coupons in denominations of $1.00 or an integral multiple of $1.00 in excess thereof. The transfer of Debentures may be registered and Debentures may be exchanged as provided in the Indenture. The Registrar and the Debenture Trustees may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Debenture or portion of a Debenture selected for redemption, except for the unredeemed portion of any Debenture being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Debentures for a period of 15 days before a selection of Debentures to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

11. Persons Deemed Owners

The registered holder may be treated as the owner of this Debenture for all purposes.

12. Debenture Guarantees

This Debenture shall be entitled to the benefits of certain Debenture Guarantees made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Debenture Trustees and the Holders.

13. Amendment, Supplement and Waiver

The provisions governing amendment, supplement and waiver of any provision of the Indenture, the Debentures or the Debenture Guarantees are set forth in Article 10 of the Indenture.

14. Defaults and Remedies

The Events of Default relating to the Debentures are defined in Section 9.1 of the Indenture.

15. Debenture Trustee Dealings with Issuer

Each Debenture Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not a Debenture Trustee.

16. No Recourse against Others

A director, officer, employee, incorporator, stockholder or agent of the Issuer or any of the Guarantors, as such, shall not have any liability for any obligations of the Issuer or the Guarantors under the Debenture Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Debentures.

17. Authentication

This Debenture shall not be valid until authenticated by the manual signature of a Debenture Trustee or an authenticating agent.

18. CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Debentures, and the Debenture Trustees may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Debentures or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

19. Governing Law

The Indenture, the Debentures and the Debenture Guarantees shall be governed by, and construed in accordance with, the laws of the Province of Québec and the federal laws of Canada applicable in the Province of Québec.

20. Copies of The Indenture

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

16 Place du Commerce

Nuns’ Island

Verdun, Québec

H3E 2A5

Attention: Senior Vice President, General Counsel and Secretary

ASSIGNMENT FORM

To assign this Debenture, fill in the form below:

(I) or (we) assign and transfer this Debenture to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                            to transfer this Debenture on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Debenture)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Debenture Trustees).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Debenture purchased by the Issuer pursuant to Section 8.8 or Section 8.9 of the Indenture, check the appropriate box below:

☐ Section 8.8             ☐ Section 8.9

If you want to elect to have only part of the Debenture purchased by the Issuer pursuant to Section 8.8 or Section 8.9 of the Indenture, state the amount you elect to have purchased:

                $

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Debenture)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Debenture Trustees).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL CERTIFICATE*

The following exchanges of a part of the Debentures represented by this Global Certificate for an interest in Debentures represented by another Global Certificate or for a Debenture represented by a definitive certificate, or exchanges of a part of Debentures represented by another Global Certificate or Debenture represented by a definitive certificate for an interest in Debentures represented by this Global Certificate, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Certificate	Amount of increase in Principal Amount of this Global Certificate	Principal Amount of this Global Certificate following such decrease (or increase)	Signature of authorized officer of Debenture Trustee or Custodian

*	This schedule should be included only if the Debenture is issued in global form.

SCHEDULE B.1

TRANSFER CERTIFICATION FORM

To:	[ ], as registrar and transfer agent

for securities of

YPG Financing Inc.

Montreal, Québec

Re: Senior Subordinated Exchangeable Debentures (the “Debentures”)

Reference is hereby made to the Indenture, dated as of [ ] (the “Indenture”), among YPG Financing Inc., the Guarantors named therein and the Debenture Trustees. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                      (the “Transferor”) owns Debenture[s] evidenced by certificate number                                      or interest in such Debenture[s] in the principal amount of $                             and proposes to transfer $                             in principal amount of such Debenture[s] or interests (the “Transfer”), to                                  (the “Transferee”). In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 903 OF REGULATION S: Transferor is an “affiliate” of the Issuer (as such term is defined under Rule 144 of the U.S. Securities Act) holding the Debenture subject to transfer in definitive form and the Transfer is being effected pursuant to and in accordance with Rule 903 under the U.S. Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States or a U.S. Person (as defined in Regulation S) and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the 40-day distribution compliance period (as defined in Regulation S of the U.S. Securities Act), the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Debenture will be subject to the restrictions on transfer enumerated in the Indenture and the Securities Act, and shall be evidenced by a physical certificate bearing the legend required in Section 2.6 of the Indenture.

2. ☐ CHECK IF TRANSFER IS PURSUANT TO AN EXEMPTION FROM REGISTRTION UNDER THE U.S. SECURITIES ACT OTHER THAN RULE 903 OF REGULATION S. The Transfer is being effected in compliance with the transfer restrictions provided for in Section 2.6(e) of the Indenture and as set forth in the Debenture and in compliance with the U.S. Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 144. The Transfer is being effected pursuant to and in accordance with Rule 144 under the U.S. Securities Act and in compliance with the transfer restrictions contained in the Indenture and the Debentures and any applicable blue sky securities laws of any state of the United States and (ii) after the Transfer, the restrictions on transfer contained in the Indenture and the Debentures and the legend set forth in Section 2.6 of the Indenture are not required in order to maintain compliance with the U.S. Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Debenture will no longer be subject to the restrictions on transfer enumerated in the legend set forth in Section 2.6 of the Indenture.

or

(b) ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 904 OF REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 904 under the U.S. Securities Act and in compliance with the transfer restrictions contained in the Indenture and the Debentures and any applicable blue sky securities laws of any state of the United States and (ii) after the Transfer, the restrictions on transfer contained in the Indenture and the Debentures and the legend set forth in Section 2.6 of the Indenture are not required in order to maintain compliance with the U.S. Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Debenture will no longer be subject to the restrictions on transfer enumerated in the legend set forth in Section 2.6 of the Indenture.

or

(c) ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION TO A PERSON THAT IS NOT AN AFFILIATE OF THE ISSUER. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and the Debentures and any applicable blue sky securities laws of any State of the United States and (ii) after the Transfer, the restrictions on transfer contained in the Indenture and Debentures and the legend set forth in Section 2.6 of the Indenture are not required in order to maintain compliance with the U.S. Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Debenture will no longer be subject to the restrictions on transfer enumerated in the legend set forth in Section 2.6 of the Indenture.

or

(d) ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION TO A PERSON THAT IS AN AFFILIATE OF THE ISSUER. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and the Debentures and any applicable blue sky securities laws of any State of the United States and (ii) after the transfer, the restrictions on transfer contained in the Indenture and the Debentures and the legend set forth in Section 2.6 of the Indenture are required in order to maintain compliance with the U.S. Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Debenture will be subject to the restrictions on transfer enumerated in the legend set forth in Section 2.6 of the Indenture, and the Transferor hereby certifies that the Transferee has been informed of such restrictions.

or

(e) ☐ CHECK IF TRANSFER IS BEING EFFECTED TO THE ISSUER OR A SUBSIDIARY THEREOF.

or

(f) ☐ CHECK IF TRANSFER IS BEING EFFECTED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH THE PROSPECTUS DELIVERY REQUIREMENTS THEREOF.

SCHEDULE B.2

EXCHANGE CERTIFICATION FORM

To:	[ ], as registrar and transfer agent

for securities of

YPG Financing Inc.

Montreal, Québec

Re: Senior Subordinated Exchangeable Debentures (the “Debentures”)

Reference is hereby made to the Indenture, dated as of [ ] (the “Indenture”), among YPG Financing Inc., the Guarantors named therein and the Debenture Trustees. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                  (the “Owner”) owns Debenture[s] evidenced by Certificate number                                      or beneficial interests in such Debenture[s] which are held by the Owner in definitive form, in the principal amount of $                                     and proposes to exchange such Debenture[s] for interests held through the book-based system, represented by a Global Certificate (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

(i) the beneficial interest is being acquired for the Owner’s own account without transfer;

(ii) such Exchange has been effected in compliance with the transfer restrictions applicable to such Debenture and in compliance with the U.S. Securities Act and any applicable blue sky securities laws of any state of the United States;

(iii) the restrictions on transfer contained in the Indenture and the legend set forth in Section 2.6(e) of the Indenture are not required in order to maintain compliance with the U.S. Securities Act; and

(iv) it understands that upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the legend set forth in Section 2.6(e) of the Indenture and the U.S. Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated                                         .

[INSERT NAME OF TRANSFEROR]

By:
Name:
Title:

Dated:

B-1

SCHEDULE C

FORM OF DEBENTURE GUARANTEE

For value received, each of the undersigned (including any successor Person under the Indenture) hereby, solidarily (jointly and severally), unconditionally and irrevocably guarantees, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of December 20, 2012 (the “Indenture”) among YPG Financing Inc. (the “Issuer”), the Guarantors party thereto, BNY Trust Company of Canada, as trustee (the “Canadian Debenture Trustee”), and The Bank of New York Mellon, as trustee (the “U.S. Debenture Trustee”, and together with the Canadian Debenture Trustee, the “Debenture Trustees”) (a) the due and punctual payment of the principal of, premium, if any, and interest on, the Debentures, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Debentures, if any, if lawful, and the due and punctual performance of all other obligations of the Issuer to the Holders or the Debenture Trustees all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Debentures or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. This Debenture Guarantee shall become effective in accordance with Article 11 of the Indenture and its terms shall be evidenced therein. Each Holder, by accepting the same, (a) agrees to and shall be bound by such provisions and (b) appoints the Debenture Trustees as attorneys in fact of such Holder for such purpose.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

IN WITNESS HEREOF, each Guarantor has caused this Notation of Guarantee to be signed manually or by facsimile by its duly authorized officer.

[INSERT NAME OF GUARANTOR(S)]

By:
Name:
Title:

C-1

SCHEDULE D

FORM OF EXCHANGE NOTICE

TO:	YPG FINANCING INC.

Note:	All capitalized terms used herein have the meaning ascribed thereto in the Indenture mentioned below, unless otherwise indicated.

The undersigned registered holder of Senior Subordinated Exchangeable Debentures Due 2022 in the principal amount of $• irrevocably elects to exchange such Debentures (or $• principal amount thereof*) in accordance with the terms of the Indenture referred to in such Debentures and tenders herewith the Debentures, and, if applicable, directs that the Common Shares of the Corporation issuable upon an exchange be issued and delivered to the person indicated below. (If Common Shares are to be issued in the name of a person other than the Holder, all requisite transfer taxes must be tendered by the undersigned.)

Dated:
(Signature of Registered Holder)

(*)	If less than the full principal amount of the Debentures, indicate in the space provided the principal amount (which must be $1,000 or integral multiples thereof).

NOTE:	If Common Shares are to be issued in the name of a person other than the Holder, the signature must be Signature Guaranteed by a Schedule I Canadian chartered bank, a major Canadian trust company or by a member of a recognized Medallion Guarantee Program. The Guarantor must affix a stamp bearing the actual words: “SIGNATURE GUARANTEED”.

(Print name in which Units are to be issued, delivered and registered)

Name:

Address:

(City, Province and Postal Code)

Name of guarantor:

Authorized signature:

D-1

SCHEDULE E

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of             , 20    , among                                      (the “Guaranteeing Subsidiary”), a subsidiary of YPG Financing Inc. (or its permitted successor), a corporation existing under the Canada Business Corporations Act (the “Issuer”), the other Guarantors (as defined in the Indenture referred to herein), BNY Trust Company of Canada, as trustee under the Indenture referred to below (the “Canadian Debenture Trustee”), and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “U.S. Debenture Trustee”, and together with the Canadian Debenture Trustee, the “Debenture Trustees”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Debenture Trustees an indenture (the “Indenture”) dated as of December 20, 2012 providing for the issuance of Senior Subordinated Exchangeable Debentures due 2022 (the “Debentures”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Debenture Trustees a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Debentures and the Indenture on the terms and conditions set forth herein (the “Debenture Guarantee”); and

WHEREAS, pursuant to Section 10.1 of the Indenture, the Debenture Trustees are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Debenture Trustees mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.	Capitalized Terms

Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.	Agreement to Guarantee

The Guaranteeing Subsidiary hereby agrees to provide an unconditional and irrevocable Guarantee on the terms and subject to the conditions set forth in the Debenture Guarantee and in the Indenture including but not limited to Article 11 thereof.

3.	No Recourse against Others

No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Issuer or any Guaranteeing Subsidiary under the Debentures, any Debenture Guarantees, the

Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Debentures. The waiver may not be effective to waive liabilities under the Canadian securities laws.

4.	Governing Law

This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the Province of Québec and the federal laws of Canada applicable in the Province of Québec.

5.	Counterparts

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.	Effect of Headings

The Section headings herein are for convenience only and shall not affect the construction hereof.

7.	The Debenture Trustees

The Debenture Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

8.	Choice of Language

The parties hereby acknowledge that they have expressly required this Supplemental Indenture and all notices, statements of account and other documents required or permitted to be given or entered into pursuant hereto to be drawn up in the English language only. In the event of any contradiction, discrepancy or difference between the English language version and the French language version of the texts of the forms of Debentures, the English language version shall govern. Les parties reconnaissent avoir expressément demandé que la présente convention ainsi que tout avis, tout état de compte et tout autre document à être ou pouvant être donnés ou conclus en vertu des dispositions des présentes, soient rédigés en anglais seulement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                    , 20

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

[ISSUER]

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

[TRUSTEE], as Canadian Debenture Trustee

By:
Name:
Title:

[TRUSTEE], as U.S. Debenture Trustee

By:
Name:
Title:

SCHEDULE F

RECONCILIATION AND TIE BETWEEN

THE TRUST INDENTURE ACT OF 1939 AND THE INDENTURE

Trust Indenture Act Section	Indenture Section
§ § 310 (a)	16.2, 16.6, 16.28
(b)	16.4
§ § 311(a)	16.3
(b)	16.3
§ § 312 (a)	3.1, 3.2, 3.5
(b)	18.1
(c)	18.1
§ § 313	16.3
§ § 314 (a)	8.4
(b)	Not Applicable
(c) (1)	16.13
(c) (2)	16.13
(c) (3)	Not Applicable
(d)	Not Applicable
(e)	16.13
§ § 315 (a)	16.3, 16.5
(b)	9.12
(c)	16.3, 16.17
(d)	16.3, 16.5
(e)	9.15
§ § 316 (a) (1) (A)	9.11
(a) (1) (B)	10.1, 10.2
(a) (2)	10.1, 10.2
(b)	9.7, 10.1, 10.2
(c)	13.15
§ § 317 (a) (1)	9.3
(a) (2)	9.4
(b)	2.3
§ § 318 (a)	1.10

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